UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Entergy Corporation

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Our Mission

We exist to operate a world-class energy business that creates sustainable value for our four stakeholders – owners, customers, employees and the communities in which we operate. This is our mission.

Entergy was named to the Dow Jones Sustainability North America Index in 2016, our 15th consecutive year to appear on the World or North America Index or both. We also achieved perfect scores of 100 in the focus areas of biodiversity, climate strategy and water-related risks.

Entergy was named one of the nation’s Top 100 Corporate Citizens by Corporate Responsibility Magazine, ranking 4th in philanthropy and community support out of the largest 1,000 U.S. based companies.

March 21, 2017

Fellow Shareholders:

I hope you will join Entergy’s Board of Directors, executive management team and employees at our 2017 Annual Meeting of Shareholders in Little Rock. Each year, we conduct our annual meeting in a location in our service territory to give us the opportunity to connect with shareholders we might not otherwise meet, showcase our operations, and celebrate our connections to the customers and communities we serve. I look forward to coming to Little Rock. The attached Notice of Annual Meeting of Shareholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting.

In addition to conducting the official business of the meeting, I plan to share some highlights from 2016, which was a pivotal year for our Company.

●

We delivered on our commitment to grow our core utility business, achieving exceptional earnings growth in our core utility business and making productive investments that are positioning us well to deliver steady, predictable growth in earnings from our utility business.

●	We also completed our plan to exit the merchant power business, including decisions to sell or shut down each of our remaining owned merchant nuclear power plants.

I look forward to discussing 2016 results and the opportunities we see in front of us today, as we continue to execute on our business strategy with decisions and investments that will serve our customers and our shareholders well into the future.

We also are continuing our commitment to provide you with information about the Company in a manner that is easy to access and understand. Our Proxy Statement is a good example, providing a summary at the beginning that highlights our business and executive compensation programs using charts and other graphic depictions where we feel they may be helpful. This year we also have continued our efforts to eliminate redundancy and make the presentation of information more reader friendly.

The Compensation Discussion and Analysis that begins on page 33 describes our executive compensation programs and shows how our executives’ compensation remains linked to performance. You will also find discussions of the qualifications of our director candidates and why we believe they are the right people to represent you starting on page 10.

Your vote is important to us and our business. Prior to the meeting, I encourage you to sign and return your proxy card, or use telephone or Internet voting, so that your shares will be represented and voted at the meeting. Instructions on how to vote are found beginning on page 89.

I hope to see you at the meeting. Thank you for being a shareholder and for your support of Entergy.

Sincerely,

Leo P. Denault

Chairman of the Board and Chief Executive Officer

Entergy Corporation 639 Loyola Avenue New Orleans, LA 70113

Notice of Annual Meeting of Shareholders

Time	10:00 a.m. Central Time on Friday, May 5, 2017
Place	Little Rock Statehouse Convention Center, 101 E. Markham Street, Little Rock, Arkansas 72201
Items of Business	•	Election to our Board of Directors of the 11 nominees named in the attached Proxy Statement for a one-year term.
	•	An advisory vote to approve the compensation paid to our Named Executive Officers.
	•	An advisory vote on the frequency of advisory votes on Executive Officer Compensation.
	•	Ratification of the appointment of Deloitte & Touche LLP as Independent Registered Public Accountants for 2017.
	•	Consideration of one shareholder proposal, if properly presented at the Annual Meeting.
	•	Transaction of such other business as may properly come before the meeting.
Record Date

The record date for the determination of shareholders entitled to vote at our 2017 Annual Meeting of Shareholders or any adjournments or postponements thereof, was the close of business on March 7, 2017.

By Order of the Board of Directors

March 21, 2017	Marcus V. Brown
Executive Vice President and General Counsel

Important notice regarding the availability of proxy materials for the 2017 Annual Meeting: Entergy is making its Proxy Statement and its Annual Report available to its shareholders electronically via the Internet. The Proxy Statement and our 2016 Annual Report to Shareholders are available at http://www.entergy.com/investor_relations/2016_publications.aspx. On or about March 21, 2017, we will mail to our shareholders a Notice containing instructions on how to access this Proxy Statement and our Annual Report and vote by Internet or telephone. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you can obtain a copy of such materials by following the instructions contained in the Notice.

2017 Proxy Statement	• i

ii •	2017 Proxy Statement

PROXY SUMMARY

The following is a summary of certain key information in our Proxy Statement. This is only a summary and it may not contain all of the information that is important to you. For more complete information, please review the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2016. In this Proxy Statement, we refer to Entergy Corporation as “Entergy,” the “Company,” “we” or “us.”

2017 Annual Meeting Information

Date	Friday, May 5, 2017
Time	10:00 a.m. Central Time
Place	Little Rock Statehouse Convention Center, 101 E. Markham Street, Little Rock, Arkansas 72201
Record Date	March 7, 2017

For additional information about the 2017 Annual Meeting of Shareholders, including any adjournment or postponement of the meeting and voting, see Frequently Asked Questions Regarding Meeting Attendance and Voting beginning on page 89.

Voting Matters and Board Recommendations

Proposals		Board Recommendation	Page
Proposal 1.	Election of Directors	FOR each Director Nominee	10
Other Management Proposals
Proposal 2.	Advisory Vote to Approve Named Executive Officer Compensation	FOR	78
Proposal 3.	Advisory Vote on Frequency of Advisory Votes on Executive Officer Compensation	ONE YEAR	79
Proposal 4.	Ratification of Registered Independent Public Accountants	FOR	80
Shareholder Proposal
Proposal 5.	Shareholder Proposal Regarding Report on Distributed Renewable Generation Resources	AGAINST	83

You may vote in the following ways:

Using the Internet at www.proxyvote.com	Calling 1-800-690-6903 if in the United States and Canada	Mailing your signed and dated proxy card or voting instruction form	Attending the Annual Meeting

For telephone and Internet voting, you will need the 16-digit control number included on your notice, on your proxy card or in the voting instruction form that accompanied your proxy materials. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Wednesday, May 3, 2017 for shares held in Entergy’s qualified employee savings plans (the “Savings Plans”) and through 11:59 p.m. Eastern Time on Thursday, May 4, 2017 for all other shares.

2017 Proxy Statement	• 1

PROXY SUMMARY

Our Board of Directors

The Entergy Board of Directors (the “Board”) includes a diverse group of leaders in their respective fields. We believe their varied backgrounds, skills and experiences contribute to an effective and well balanced Board that is able to provide valuable insight to, and effective oversight of, our senior executive team. Below are key facts about the composition of our Board:

Board Snapshot: Independent, Experienced and Diverse
•	11 director nominees; 10 are independent
•	Highly qualified nominees with a diversity of skills, backgrounds and experiences
•	5 new directors in the last 5 years
•	All director nominees are experienced leaders in their respective fields

The figure below illustrates some of the key skills and qualifications that our directors bring to the Board.

Our Board nominees have the following characteristics:

2 •	2017 Proxy Statement

PROXY SUMMARY

Director Nominees

You are being asked to vote on the election of these 11 director nominees, each of whom is currently serving on the Board. Additional information about each director’s background and experience can be found beginning on page 11. Each nominee’s age is provided as of December 31, 2016.

Name	Age	Director Since	Primary Occupation	Committee Memberships
Maureen S. Bateman	73	2000	Attorney, Former Executive Vice President and General Counsel, State Street Corporation	Audit, Nuclear, Personnel (Chair)
Patrick J. Condon	67	2015	Retired Audit Partner, Deloitte & Touche LLP	Audit (Chair), Nuclear
Leo P. Denault (Chairman)	57	2013	Chairman of the Board and Chief Executive Officer, Entergy Corporation	Executive (Chair)
Kirkland H. Donald	63	2013	Former President and Chief Executive Officer, Systems Planning and Analysis, Inc.	Finance, Nuclear
Philip L. Frederickson	60	2015	Former Executive Vice President, ConocoPhillips	Audit, Finance
Alexis M. Herman	69	2003	Chair and Chief Executive Officer, New Ventures, LLC	Corporate Governance (Chair), Personnel
Donald C. Hintz	73	2004	Former President, Entergy Corporation and Entergy Services, Inc.	Executive, Finance, Nuclear (Chair)
Stuart L. Levenick (Lead Director)	63	2005	Former Group President and Executive Office Member, Caterpillar Inc.	Corporate Governance, Executive, Finance (Chair)
Blanche L. Lincoln	56	2011	Founder and Principal, Lincoln Policy Group	Audit, Corporate Governance
Karen A. Puckett	56	2015	President and Chief Executive Officer, Harte Hanks, Inc.	Audit, Personnel
W. J. “Billy” Tauzin	73	2005	Owner, Tauzin Strategic Networks	Corporate Governance, Executive, Finance, Personnel

2017 Proxy Statement	• 3

PROXY SUMMARY

Corporate Governance Highlights

The Board is committed to sound and effective corporate governance practices and continuously monitors best practices and actively seeks input from our shareholders on these issues. Below are highlights of our key governance policies and practices.

Changes Since 2016 Annual Meeting	✓	After engagement with our shareholders, we adopted a proxy access right for our shareholders.
	✓	We formalized an emergency succession plan to enable the Board to respond rapidly and effectively to an unplanned and unexpected vacancy in the office of the Chief Executive Officer.

Corporate Governance Best Practices	✓	Annual election of directors
	✓	Majority voting for directors
	✓	Resignation policy for directors who do not receive majority vote
	✓	Regular executive sessions of independent directors
	✓	Independent lead director with broad authority when role of Chairman and Chief Executive Officer are combined
	✓	Mandatory director retirement policy
	✓	Year-round shareholder outreach program
	✓	Robust director and executive stock ownership guidelines
	✓	No poison pill; Board policy requires shareholder approval for adoption
	✓	Disclosure of corporate political contributions and oversight of lobbying and political activity

Lead Director Responsibilities	✓	Presides at executive sessions of the independent directors and all meetings of the Board at which the Chairman and Chief Executive Officer is not present
	✓	Assists with director recruitment
	✓	Calls meetings of the independent directors
	✓	Reviews and advises on Board meeting agendas
✓

Provides feedback from the Board to the Chairman and Chief Executive Officer following each executive session of independent directors and, together with the Chair of the Personnel Committee, provides the Chairman and Chief Executive Officer with an annual performance review

Sustainability and Corporate Social Responsibility

Sustainability. Achieving our mission of creating sustainable value for all of our stakeholders is possible only through a balanced review of opportunities and risks to our business strategy. On an ongoing basis, we analyze material economic, environmental and social issues that impact our ability to create value for our stakeholders. Entergy assesses the range of potentially relevant topics for our business and the relevance to our key stakeholders: owners, customers, employees and communities. We engage in a variety of informal and formal communications with our key stakeholders and other important groups, and then use this stakeholder input from dialogue, surveys and other means to help prioritize the most material issues and ensure that our sustainability focus is on these most important areas.

4 •	2017 Proxy Statement

PROXY SUMMARY

Integrated Reporting. Our integrated reporting reflects how we measure and manage our overall performance with a combination of financial, environmental, community and employee measures. More importantly, it reflects our central belief that the interests of all of our stakeholders are inextricably linked.

Corporate Social Responsibility. Entergy’s approach to social responsibility is grounded in the philosophy that Entergy can only be as successful as the communities we serve. For our communities, we are committed to creating value through economic development, philanthropy, volunteerism and advocacy, and by operating our business safely and in a socially and environmentally responsible way. In 2016, we demonstrated our social responsibility commitment through a wide variety of initiatives, including:

•	Grants totaling $2.2 million to 17 programs across our four-state region as part of a $5 million, 5-year workforce development program;
•	Approximately $16 million in charitable contributions to organizations in our communities; and
•	More than 114,000 volunteer hours by our employees and retirees in support of community service projects and activities.

Shareholder Outreach

Each year we conduct a vigorous shareholder outreach program to share our approach to corporate governance and obtain your insights and feedback on matters of mutual interest. During 2016, we contacted shareholders owning approximately 49% of our outstanding shares, resulting in substantive engagements with the holders of approximately 17% of our outstanding shares. In these engagements, we discussed topics that included industry and business developments, corporate strategy, executive compensation, proxy access and other corporate governance issues, environmental and social issues, and proxy statement disclosures. The perspectives provided by our shareholders informed our decision making and helped to guide our actions in adopting a proxy access Bylaw that provides long-term shareholders with the right to nominate directors who will be included in our proxy statement. We also have continued to enhance our disclosures in our proxy statement and 2016 Integrated Report based on feedback received through these engagements.

Our Business

We are an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including nearly 10,000 megawatts of nuclear power. Entergy delivers electricity to 2.9 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of approximately $10.8 billion and more than 13,000 employees.

2016: A Pivotal Year

In 2016, we delivered on our commitment to grow our core utility business and completed our plan to exit the merchant power business.

In 2016, Entergy’s commitment to grow the core utility business while managing risk led to strong operational results. While charges relating to our actions to exit the merchant power business led to an as-reported loss of $(3.26) per share, our operational earnings in 2016 were $7.11 per share, which included a more than 40% increase in earnings from our core utility, parent and other business, after adjusting for the impact of taxes and weather.* Our strong operational results for the year are the outcome of disciplined execution on our strategy to grow the utility while managing risk, including an orderly wind-down of our Entergy Wholesale Commodities (“EWC”) business.

*	See Appendix A for the reconciliation of non-GAAP financial measures to GAAP results.

2017 Proxy Statement	• 5

PROXY SUMMARY

To grow the utility, we made major investments in clean, efficient and reliable generation and needed transmission infrastructure. We completed our acquisition of the 1,980 MW Union Power Station in Arkansas. We also are moving forward with plans for four new build generation plants within our footprint which together represent nearly 4,000 MW of highly efficient, low-emission capacity. In 2016, we also placed more than $1 billion in transmission capital projects into service to connect new generation units, support economic development and enhance system reliability, efficiency and resiliency.

We began the regulatory process to deploy advanced metering infrastructure technology (“AMI”). We filed in four jurisdictions to implement AMI, and we expect to file in Texas in 2017. We also began several new pilot programs to gain valuable experience in how to optimize and operate the grid of the future, including installing chargers for electric vehicles (“EVs”) in each jurisdiction and at our corporate headquarters to gain experience with EV resource integration, developing plans for expanded operations and integration of our utility solar and battery storage facility in New Orleans, and installing smart thermostats in New Orleans to help low-income customers save on their electricity consumption.

We reduced the risk in our business by completing our plan to exit the merchant power business and reposition Entergy as a pure utility holding company. In 2016 and early 2017, we reached agreements or otherwise committed to sell or shut down all of the remaining nuclear plants in our merchant portfolio. With sustained low wholesale energy prices and increased operating costs, the merchant power business has weighed on our as-reported earnings and stock price in relation to our utility peers for several years. Exiting the merchant power business, while difficult, is a sound strategic decision that we believe is necessary in order for us to continue to deliver on our mission to create sustainable value for all of our stakeholders.

Executive Compensation Highlights

Following is a summary of key features of our executive compensation programs and policies and pay outcomes for 2016. For additional information, see the Compensation, Discussion and Analysis beginning on page 33.

Sound Program Design

Our executive compensation programs are:

✓	Designed to attract, retain and motivate key executive officers who drive our success and industry leadership

✓	Intended to provide market compensation payout opportunities

✓	Aligned with the interests of our long-term shareholders

✓	Reviewed regularly in light of emerging best practices in the market

6 •	2017 Proxy Statement

PROXY SUMMARY

Executive Compensation Best Practices

What We Do		What We Don’t Do
✓	Require a “double trigger” for severance payments or equity acceleration in the event of a change in control	×	No 280G tax “gross up” payments in the event of a change in control
✓	Maintain a “clawback” policy that goes beyond Sarbanes-Oxley requirements	×	No tax “gross up” payments on any executive perquisites, other than relocation benefits available to all eligible employees
✓	Cap the maximum payout at 200% of target under our Long-Term Performance Unit Program and under our Annual Incentive Plan for members of the Office of the Chief Executive	×	No option repricing or cash buy-outs for underwater options under our equity plans
✓	Require minimum vesting periods for equity based awards	×	No agreements providing for severance payments to executive officers that exceed 2.99 times annual base salary and annual incentive awards without shareholder approval
✓	Target our long-term compensation mix to give more weight to performance units than to service-based restricted stock and stock options combined	×	No unusual or excessive perquisites
✓	Settle 100% of long-term performance units in shares of Entergy stock	×	New officers are excluded from participation in the System Executive Retirement Plan
✓	Require our Chief Executive Officer to own 6 times base salary in stock and our other executive officers to own 1 to 3 times base salary in stock	×	No grants of supplemental service credit to newly-hired officers under any of the Company’s non-qualified retirement plans
✓	Require executives to hold substantially all equity compensation received from the Company until stock ownership guidelines are met
✓	Prohibit directors and officers from pledging or entering into hedging or other derivative transactions with respect to their Entergy shares
✓	Mitigate undue risk taking in compensation programs
✓	Subject executive officer equity grants to non-compete and non-solicitation covenants

2017 Proxy Statement	• 7

PROXY SUMMARY

Our Pay for Performance Philosophy

Entergy’s executive compensation programs are based on a philosophy of pay for performance that is embodied in the design of our annual and long-term incentive plans. We target total direct compensation (“TDC”) for our executive officers at market median and place a substantial portion of that compensation “at risk” subject to achieving both short-term and long-term performance goals. Approximately 85% of the annual target TDC of our Chief Executive Officer and, on average, approximately 71% of the annual target TDC of our other Named Executive Officers (in each case excluding non-qualified supplemental retirement income) is equity or performance-based compensation.

2016 Executive Compensation Elements

The following table summarizes the elements of TDC granted or paid to our executive officers under our 2016 executive compensation program:

	Salary	Annual Incentive	LTIP Performance Units	Stock Options and Restricted Stock
Who Receives	All Named Executive Officers
When Granted	Reviewed Annually	Annually Every January
Form of Delivery	Cash		Equity
Type of Performance	Short-Term		Long-Term
Performance Period	Ongoing	1 Year	3 Years	3 Year Vesting
How Payout Determined	Committee Judgment, market data	Formulaic (operational EPS and OCF) and Committee Judgment	Formulaic (Relative TSR)	Individual performance, market data

2016 Incentive Compensation Outcomes

Annual Incentive Plan

Awards under our Annual Incentive Plan are tied to our financial performance through the funding mechanism for the plan, the Entergy Achievement Multiplier (“EAM”), which for 2016 was based in equal part on management’s degree of success in achieving our operational earnings per

8 •	2017 Proxy Statement

PROXY SUMMARY

share (“EPS”) and operational operating cash flow (“OCF”). In determining the targets to set for 2016, the Committee reviewed anticipated drivers for operational EPS and OCF for 2016 as set forth in the Company’s financial plan and reflected in the Company’s published earnings guidance. Under the plan, operational EPS was expected to decline from 2015 results due primarily to the significant impact on 2015 operational results of tax benefits and, to a lesser extent, favorable weather, which were not anticipated to recur in 2016. Under the plan, operational OCF was also expected to decline slightly in 2016 from 2015 results, due primarily to the timing of recovery of certain fuel and purchased power costs in the utility business.

After adjusting to eliminate the impact of weather and tax benefits, the 2016 plan targets required management to achieve strong growth in utility operational earnings and modest growth in EWC operational earnings, despite an expectation for further declines in wholesale energy and capacity prices. While the resulting targets represented declines from 2015 operational results, the Committee concluded, based on a careful review of the overall plan, that the targets derived from the plan challenged management appropriately to deliver strong growth in the Company’s core business while continuing to manage the significant risks at EWC and represented an appropriate balancing of the Company’s business risks and opportunities for 2016.

❖

2016 Annual Incentive Plan Payout. After reviewing the 2016 financial results, the Personnel Committee, based on a recommendation of the Finance Committee, determined that management exceeded its operational EPS goal of $5.35 per share by $1.76, but fell short of its operational OCF goal of $3.180 billion by approximately $176 million. This resulted in a calculated EAM of 133%, which determined the maximum funding level for the plan and the maximum award, as a percentage of target, that could be received by any of the executive officers, subject to downward adjustment based on individual performance. After considering individual performance, the Personnel Committee approved a payout of 133% of target for the Chief Executive Officer and payouts ranging from 100% to 130% of target for the other Named Executive Officers.

Long-Term Performance Unit Program

Performance under our Long-Term Performance Unit Program is measured over a three-year period by assessing Entergy’s total shareholder return (“TSR”) in relation to the total shareholder return of the companies included in the Philadelphia Utility Index. Payouts are based solely on the Company’s relative performance and are not subject to adjustment by the Personnel Committee.

❖

Long-Term Performance Unit Program Payout. For the three year performance period ending in 2016, the Company’s total shareholder return was in the third quartile, resulting in a payout of 36% of target for our executive officers. Payouts were made in shares of Entergy stock which are required to be held by executives until they satisfy our executive stock ownership guidelines.

2017 Proxy Statement	• 9

BOARD OF DIRECTORS

Proposal 1 – Election of Directors

Our Board is presenting 11 nominees for election as directors at our Annual Meeting. Each nominee currently serves as a director of the Company and was elected by our shareholders at our 2016 annual meeting. Each director elected will serve until the next annual meeting and until his or her successor is duly elected and qualified. Each director nominee has consented to being named in this Proxy Statement and to serve as a director if elected. If any nominee is unable to stand for election for any reason, the shares represented at our Annual Meeting by proxy may be voted for another candidate proposed by our Board or our Board may choose to reduce its size. Proxies cannot be voted for a greater number of directors than the 11 nominees identified in this Proxy Statement. If you sign and properly submit your proxy card, but do not give instructions with respect to voting for directors, your shares will be voted for the 11 persons recommended by the Board of Directors.

Director Nominee Qualifications

The Board includes a diverse group of leaders in their respective fields, with the result that each of the following key qualifications is well represented on our Board:

Key Qualification	Why It’s Important
Leadership and Senior Management Experience

Directors who hold or have held significant leadership positions provide the Company with unique insights. These people generally possess extraordinary leadership qualities as well as the ability to identify and develop those qualities in others. Their experiences developing talent and solving problems in large, complex organizations prepare them well for the responsibilities of Board service.

Finance and Accounting

Accurate financial reporting and robust auditing are critical to our success. We seek to have at least one director who qualifies as an audit committee financial expert, and we expect all of our directors to be literate in finance and financial reporting processes.

Government, Legal, Public Policy

Our businesses are heavily regulated and are directly affected by governmental actions. As such, we seek directors with experience in government, law and public policy to provide insight and understanding of effective strategies in these areas.

Risk Management

Managing risk in a rapidly changing environment is critical to our success. Directors should have a sound understanding of the most significant risks facing the Company and the experience and leadership to provide effective oversight of risk management processes.

Industry/Nuclear

Due to the complexity of our business, we believe it is important to have directors with experience in the utility industry or in nuclear power operations to enable the Board to provide effective oversight of our operations.

10 •	2017 Proxy Statement

BOARD OF DIRECTORS

Key Qualification	Why It’s Important
Community Experience

Our business is embedded in the communities we serve, which we consider key stakeholders. Having directors with experience working with and participating in their communities and the communities we serve helps to assure that our decisions properly reflect the concerns and interests of our customers and communities.

In addition, all of the nominees have personal traits such as candor, integrity, commitment, and collegiality that are essential to an effective board of directors. The non-employee director nominees collectively also satisfy the Corporate Governance Committee’s goal of geographic diversity, with the 11 nominees residing in six states and the District of Columbia, including nominees with strong ties to the states of Arkansas, Louisiana and Texas where we have significant operations. Additional information concerning each director nominee’s skills and qualifications is provided under the director’s name below.

Our 2017 Director Nominees

The following pages contain information concerning each of the nominees for director, including each nominee’s age as of December 31, 2016, period served as a director, position (if any) with the Company, business experience and qualifications, directorships of other publicly-owned corporations (if any) and other professional affiliations.

Maureen Scannell Bateman New York, New York Age 73 Director Since 2000	Entergy Board Committees • Audit • Nuclear • Personnel (Chair)

Professional Experience

•	Former Managing Director, Rose Hill Consultants — 2010-2013
•	Former Executive Vice President and General Counsel of State Street Corporation (banking and financial services for institutional investors)
•	Former Of Counsel, Butzel Long (legal services) — 2007-2010
•	Former General Counsel, Manhattanville College — 2007-2010
•	Former Partner, Holland & Knight LLP (legal services) — 2004-2007
•	Former Managing Director and General Counsel of United States Trust Company of New York (banking, trust and investment advisory services)
•	Director of Evercore Trust Company
•	Director of the American Irish Historical Society
•	Trustee of the Gregorian University Foundation
•	Fellow of the American Bar Association
•	Trustee-Fellow of Fordham University
•	Trustee of Fordham Law Alumni Trustees

Skills and Attributes

Ms. Bateman brings to the Board her deep legal knowledge acquired through her experience as an accomplished corporate attorney, as well as expertise in financial and business matters gained through her extensive experience in the banking and financial services industries. Ms. Bateman’s civic involvement as an officer, director or trustee of various charitable organizations also provides valuable insight into issues of importance to the communities we serve.

2017 Proxy Statement	• 11

BOARD OF DIRECTORS

Patrick J. Condon Frankfort, Illinois Age 67 Director Since 2015	Entergy Board Committees • Audit (Chair) • Nuclear

Professional Experience

•	Retired Audit Partner of Deloitte & Touche LLP (international public accounting firm) — 2002-2011
•	Former Audit Partner of Arthur Andersen LLP (international public accounting firm)
•	Director of Cloud Peak Energy, Inc.
•	Former Director of Roundy’s, Inc.

Skills and Attributes

As a retired audit partner of a “Big Four” accounting firm, Mr. Condon brings his many years of experience in auditing and accounting to the Board. The Board also benefits from his regional and national leadership experience gained at Deloitte & Touche LLP and his current and prior service to community and charitable organizations and on other public company boards.

Leo P. Denault New Orleans, Louisiana Age 57 Director Since 2013	Entergy Board Committees • Executive (Chair)

Professional Experience

•	Chairman of the Board of Directors of Entergy Corporation since February 2013
•	Chief Executive Officer of Entergy Corporation and Entergy Services, Inc. since February 2013
•	Executive Vice President and Chief Financial Officer of Entergy Corporation — 2004-2013
•	Director of Edison Electric Institute
•	Director of Institute of Nuclear Power Operations

Skills and Attributes

As our Chairman and Chief Executive Officer and former Executive Vice President and Chief Financial Officer, Mr. Denault brings to the Board his leadership skills, his extensive senior executive experience in the utility industry and his deep knowledge of the Company.

12 •	2017 Proxy Statement

BOARD OF DIRECTORS

Admiral Kirkland H. Donald, USN (Ret.) Alexandria, Virginia Age 63 Director Since 2013	Entergy Board Committees • Finance • Nuclear

Professional Experience

•	Former President and Chief Executive Officer of Systems Planning and Analysis, Inc. (developer of national defense and homeland security programs) — 2014-2015
•	Former Executive Vice President, Chief Operating Officer and Director of Systems Planning and Analysis, Inc. — 2013-2014
•	Admiral (retired) U.S. Navy
•	Former Director, Naval Nuclear Propulsion — 2004-2013
•	Director of Huntington Ingalls Industries, Inc.
•	Director of Battelle Memorial Institute
•	Director of CyberCore Technologies
•	Director, Naval Submarine League
•	Executive Advisor to NexPhase Capital Partners (private equity firm, formerly Moelis Capital Partners) since January 2013

Skills and Attributes

Mr. Donald brings to the Board deep nuclear expertise and valuable leadership and risk-management experience gained through his distinguished military career in the United States Navy’s nuclear program and through his business and senior management experience since retiring from the Navy.

Philip L. Frederickson Horseshoe Bay, Texas Age 60 Director Since 2015	Entergy Board Committees • Audit • Finance

Professional Experience

•	Former Executive Vice President, Planning, Strategy and Corporate Affairs of ConocoPhillips (international oil and gas company) — 2006-2008
•	Former Executive Vice President, Commercial of ConocoPhillips — 2002-2006
•	Director of Williams Partners LP
•	Former Director of Sunoco Logistics Partners L.P. and Rosetta Resources Inc.

Skills and Attributes

Mr. Frederickson brings to the Board his extensive senior management, operating and leadership experience gained through his business career at ConocoPhillips and its predecessor, Conoco Inc., where he held a variety of senior management positions in operations, strategy and business development. In addition to his diverse senior-level management experience, Mr. Frederickson brings his experience leading strategic change both at ConocoPhillips and on the other public company boards on which he has served. His strong ties to the State of Texas also enable him to provide insight into the issues and concerns of our service territories.

2017 Proxy Statement	• 13

BOARD OF DIRECTORS

Alexis M. Herman McLean, Virginia Age 69 Director Since 2003	Entergy Board Committees • Corporate Governance (Chair) • Personnel

Professional Experience

•	Chair and Chief Executive Officer of New Ventures, LLC (corporate consultants) since 2001
•	Former Secretary of Labor of the United States of America
•	Former White House Assistant to the President of the United States of America
•	Lead Director of Cummins, Inc.
•	Director of The Coca-Cola Company and MGM Resorts International
•	Co-Chair of the Presidential Leadership Scholar Program and Trustee for the National Urban League
•	Chair, Toyota Motor Corporation North American Diversity Advisory Board and Member, Global Advisory Board
•	President, Dorothy I. Height Education Foundation

Skills and Attributes

Secretary Herman brings to the Board a combination of high-level U.S. government service, experience as a strategic advisor to numerous U.S. and international companies and broad public policy expertise, as well as her public company board experience, including her service as Lead Independent Director to another public company. Her extensive service to charitable organizations also provides the Board with valuable insight into the needs and concerns of the communities we serve.

Donald C. Hintz Punta Gorda, Florida Age 73 Director Since 2004	Entergy Board Committees • Executive • Finance • Nuclear (Chair)

Professional Experience

•	Former President of Entergy Corporation and Entergy Services, Inc. (retirement commenced in 2004)
•	Former President and Chief Executive Officer of Entergy Operations, Inc. and Former President and Chief Operating Officer of System Energy Resources, Inc.
•	Member of the U.S. Department of Energy’s Nuclear Energy Advisory Committee
•	Former President and Vice President of the American Nuclear Society
•	Former Director of Ontario Power Generation Inc.
•	Former Director of Electric Power Research Institute Board
•	Former Member of International Technical Advisory Board of Nuclear Electric Insurance Limited
•	Former Chair of the Nuclear Electric Insurance Limited International Technical Advisory Committee

Skills and Attributes

Mr. Hintz brings to the Board his leadership skills and extensive knowledge of the Company and our nuclear business acquired as our former President. The Board also benefits from the valuable regulatory and risk management expertise he has gained through his experience in the nuclear industry, including as a member of various advisory boards and other industry bodies.

14 •	2017 Proxy Statement

BOARD OF DIRECTORS

Stuart L. Levenick Peoria, Illinois Age 63 Director Since 2005	Entergy Board Committees • Corporate Governance • Executive • Finance (Chair)

Professional Experience

•	Lead Director of Entergy Corporation since May 2016
•	Former Group President and Executive Office Member of Caterpillar Inc. (a manufacturer of construction and mining equipment) — 2004-2015
•	Former Executive Director of U.S. Chamber of Commerce, Washington, D.C.
•	Former Executive Director and Past Chairman of Association of Equipment Manufacturers, Washington, D.C.
•	Lead Independent Director of W. W. Grainger, Inc.
•	Director of Finning International, Inc.

Skills and Attributes

Mr. Levenick brings to the Board his extensive senior executive experience at a major manufacturing company, as well as his experience as a public company director, including as Lead Independent Director of another public company. This experience enables him to contribute valuable operational and financial expertise and offer an informed perspective on leadership development, management and business issues.

Blanche Lambert Lincoln Arlington, Virginia Age 56 Director Since 2011	Entergy Board Committees • Audit • Corporate Governance

Professional Experience

•	Founder and Principal of Lincoln Policy Group (a consulting firm) since July 2013
•	Special Policy Advisor for Alston & Bird LLP (legal, legislative and public policy services) — 2011-2013
•	Former United States Senator for the State of Arkansas — 1999-2011
•	Former United States Representative for the State of Arkansas — 1993-1997
•	Former Chair, U.S. Senate Committee on Agriculture, Nutrition and Forestry
•	Former Member, U.S. Senate Committee on Finance, Committee on Energy and Natural Resources, and Special Committee on Aging
•	Former Member of the U.S. House Committee on Energy and Commerce, Committee on Agriculture and Committee on Natural Resources (formerly House Committee on Merchant Marine and Fisheries)
•	Director of Rayonier, Inc.

Skills and Attributes

As a former member of the U.S. Senate and House of Representatives, Ms. Lincoln brings to the Board her extensive background and experience in governmental, public policy and legislative affairs, providing her with a unique and valuable perspective on many of the critical issues and opportunities facing the Company. Her strong ties to the State of Arkansas also provide the Board with insight into the issues and concerns of our service territories.

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BOARD OF DIRECTORS

Karen A. Puckett Houston, Texas Age 56 Director Since 2015	Entergy Board Committees • Audit • Personnel

Professional Experience

•	President and Chief Executive Officer, Harte Hanks, Inc. (marketing services company) since 2015
•	Former President-Global Markets of CenturyLink, Inc. (a telecommunications company) — 2014-2015
•	Former Executive Vice President and Chief Operating Officer of CenturyLink, Inc. — 2009-2014
•	Former President and Chief Operating Officer of CenturyTel, Inc. — 2002-2009
•	Director of Harte Hanks, Inc.

Skills and Attributes

Ms. Puckett brings to the Board her extensive management, operations and business experience acquired through her senior leadership positions in a rapidly changing and highly regulated industry and her deep experience with technology-driven innovation. Ms. Puckett’s ties to the State of Louisiana also enable her to offer insight into the issues and concerns of our service territories.

W. J. “Billy” Tauzin Washington, DC Age 73 Director Since 2005	Entergy Board Committees • Corporate Governance • Executive • Finance • Personnel

Professional Experience

•	Owner of Tauzin Strategic Networks (a consulting firm) since July 2010
•	Consultant (Affiliate) of Tauzin Consultants, LLC (a consulting firm) since January 2011
•	Former President and Chief Executive Officer of Pharmaceutical Research and Manufacturers of America (PhRMA) (trade association) — 2005-2010
•	Former United States Representative for the State of Louisiana — 1980-2005
•	Former Chairman, U.S. House Committee on Energy and Commerce
•	Former Chairman, U.S. Subcommittee on Telecommunications, Trade and Consumer Affairs
•	Former Chairman, U.S. House Subcommittee on Coast Guard and Maritime Transportation
•	Former Member, Louisiana House of Representatives — 1972-1980
•	Former Board Chairman, South Louisiana Savings & Loan Association
•	Attorney-at-Law, State of Louisiana
•	Lead Independent Director of LHC Group, Inc.

Skills and Attributes

As a former member of the U.S. House of Representatives, Mr. Tauzin brings to the Board his many years of governmental, public policy and legislative affairs experience, enabling him to provide critical insights into many of the most important issues facing the Company. Mr. Tauzin also brings governance and risk management skills gained through his experience as the president of a leading trade industry association and his experience as trustee or director of public and private companies and organizations, including his service as Lead Independent Director to another public company. His strong ties to the State of Louisiana also enable him to provide insight into the issues and concerns of our service territories.

The Board of Directors unanimously recommends that the shareholders vote FOR the election of each nominee.

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CORPORATE GOVERNANCE AT ENTERGY

Entergy’s Board of Directors

The Board of Directors provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings by the Chairman and Chief Executive Officer and other senior executive officers.

Our Board Structure

Director Independence

Board Members. A director is considered independent if the Board affirmatively determines that he or she has no material relationship with the Company and otherwise satisfies the independence requirements of the New York Stock Exchange (“NYSE”). A director is “independent” under the NYSE listing standards and our Corporate Governance Guidelines if the Board affirmatively determines that the director has no material relationship with us directly or as a partner, shareholder or officer of an organization that has a material relationship with us. In addition, the Board of Directors considers all of the independence factors specified in the rules of the NYSE in making its determination. The Board of Directors has reviewed information concerning each of its non-employee directors and has considered all relevant transactions, relationships and arrangements to determine compliance with the independence standards established by the NYSE. The Board has affirmatively determined that each of our non-employee directors is independent within the meaning of the rules of the NYSE and our Corporate Governance Guidelines.

Heightened Standards for Audit and Personnel Committee Members. In addition to the general independence requirements of the NYSE, all members of the Audit and Personnel Committees must meet the heightened independence standards imposed by the Securities and Exchange Commission (“SEC”) and the NYSE applicable to members of such committees. Each member of the Audit and Personnel Committees meets these heightened independence standards and each member of the Personnel Committee also qualifies as an independent director for purposes of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, no director may serve as a member of the Audit Committee if that director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of that director to serve effectively on the Audit Committee.

Director Attendance

Board/Committee Meetings. During 2016, the Board held 14 meetings. Members of the Board attended on average approximating 97% of the total number of meetings of the Board and the committees on which he or she served, with no member attending less than 75%.

Annual Shareholder Meeting. We encourage, but do not require, our Board members to attend our annual meeting of shareholders. All of our Board members then in office attended our 2016 Annual Meeting of Shareholders.

Executive Sessions of the Board of Directors. The non-employee directors meet in executive session (separate from management) at least 4 times a year. In addition, if there are any non-employee directors who are not independent, the independent directors meet in executive session at least once a year. Currently, all of our non-employee directors are independent. The Lead Director, or in his absence, an independent non-employee director presides at all executive sessions. The non-employee directors met in executive session 7 times in 2016.

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CORPORATE GOVERNANCE AT ENTERGY

Board Committees

The Board has 6 standing committees: Audit, Corporate Governance, Personnel, Finance, Nuclear and Executive. The committees:

•

Operate pursuant to a written charter; the charters of the Audit, Corporate Governance and Personnel Committees are available on the Company’s Investor Relations website at http://www.entergy.com/investor_relations/corporate_governance.aspx;

•	Evaluate their performance annually; and
•	Review their charters annually.

The Members of the Board committees and their Chairs are nominated by the Corporate Governance Committee and appointed by the Board.

Board Committee Composition

The table below shows the current chairs and membership of the Board and each standing committee and the number of Board and Board committee meetings held in 2016. All of the directors are independent, except Mr. Denault.

Director	Board	Audit	Corporate Governance	Executive	Finance	Nuclear	Personnel
Maureen S. Bateman	●	●				●	C
Patrick J. Condon*	●	C				●
Leo P. Denault	C			C
Kirkland H. Donald	●				●	●
Philip L. Frederickson*	●	●			●
Alexis M. Herman	●		C				●
Donald C. Hintz	●			●	●	C
Stuart L. Levenick	●		●	●	C
Blanche L. Lincoln	●	●	●
Karen A. Puckett	●	●					●
W.J. “Billy” Tauzin	●		●	●	●		●
Number of 2016 Meetings	14	13	8	0	7	5	11

        ●    Member             C    Chair            *    Financial Expert

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CORPORATE GOVERNANCE AT ENTERGY

Board Committee Responsibilities

Audit Committee	•	Oversees our accounting and financial reporting processes and the audits of our financial statements; and
•

Assists the Board in fulfilling its oversight responsibilities with respect to our compliance with legal and regulatory requirements, including our disclosure controls and procedures, the independent registered public accounting firms’ qualifications and independence, the performance of our internal audit function and independent registered public accounting firm.

Corporate Governance Committee	•	Develops policies and practices relating to corporate governance and reviews compliance with the Company’s Corporate Governance Guidelines;
	•	Recommends the director nominees for approval by the Board and shareholders; and
	•	Establishes and implements self-evaluation procedures for the Board and its committees.

Finance Committee	•	Reviews and makes recommendations to the Board regarding our financial policies, strategies, and decisions;
	•	Reviews our investing activities; and
	•	Reviews and makes recommendations to the Board with respect to significant investments.

Nuclear Committee	•	Provides non-management oversight and review of all of the Company’s nuclear generating plants;
	•	Focuses on safety, operating performance, operating costs, staffing and training; and
	•	Consults with management concerning internal and external nuclear-related issues.

Personnel Committee	•

Develops and implements compensation policies and programs for hiring, evaluating, promoting and setting compensation for our executive officers, including any employment agreement with an executive officer;

	•	Evaluates the performance of our Chairman and Chief Executive Officer; and
	•	Reports at least annually to the Board on succession planning, including succession planning for the Chief Executive Officer.

Executive Committee	•	Authorized to act for the Board on all matters, except those matters specifically reserved by Delaware law to the entire Board.

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CORPORATE GOVERNANCE AT ENTERGY

Identifying Director Candidates

Our Corporate Governance Committee is charged with reviewing the composition of the Board and refreshing the Board as appropriate through the recommendations it makes to the Board. This is an ongoing process through which the Board has added 5 new directors since 2012. These directors have brought to the Board, among other things, deep finance and accounting experience, nuclear expertise and senior leadership experience in companies or industries undergoing transformational change.

The Corporate Governance Committee has not established any minimum qualifications that must be met by director candidates or identified any set of specific qualities or skills that it believes our directors must possess. The Corporate Governance Committee’s policy regarding consideration of potential director nominees acknowledges that choosing a Board member involves a number of objective and subjective assessments, many of which are difficult to quantify or categorize. However, the following are certain principles the Corporate Governance Committee follows:

•          Seeks to nominate candidates with superior credentials, sound business judgment and the highest ethical character.

•          Takes into account the candidate’s relevant experience with businesses or other organizations of comparable size to the Company and seeks to identify candidates whose experience will add to the collective experience of the Board.

•          Believes the Board should reflect a diversity of backgrounds and experiences in various areas, including age, gender, race, geography and specialized experience, and candidates are assessed to determine the extent to which they would contribute to that diversity.

The Corporate Governance Committee also seeks to confirm that candidates are not disqualified from serving on the Board under applicable legal or regulatory requirements and evaluates each candidate’s independence, as that term is defined under applicable legal and regulatory requirements. The Corporate Governance Committee annually evaluates the effectiveness of its policy and procedures for the evaluation of director candidates.

Director Recruitment Process

Candidate Recommendations

From shareholders, management, directors and search firms

Corporate Governance Committee

–  Evaluates Board needs and screens and interviews candidates

–  Reviews qualifications and expertise, tenure, regulatory requirements and diversity

–  Recommends nominees

Board of Directors

Discusses, analyzes independence and selects nominees

Shareholders

Vote on nominees at annual meeting

The Corporate Governance Committee will consider candidates identified by current directors, management, third party search firms engaged by the committee, and shareholders. Shareholders who wish to recommend a candidate to the Corporate Governance Committee or submit nominees for election at an annual or special meeting should follow the procedures described on page 88.

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CORPORATE GOVERNANCE AT ENTERGY

Director Retirement Policy and Term Limits

To facilitate proactive Board succession planning and self-renewal, our Corporate Governance Guidelines provide that a person may not be nominated for election or re-election to the Board if he or she has reached the age of 74 on or before January 1 of the year in which such person would be elected or re-elected, unless specifically recommended to serve beyond the age of 74 by the Corporate Governance Committee and approved by the Board of Directors. The Company does not have term limits for its directors. Instead, our Board addresses the suitability for continued service as a director upon the expiration of each director’s term.

Mandatory Resignation Upon Change in Circumstances

Our Corporate Governance Guidelines provide that non-employee directors should offer their resignations when either their employment or the major responsibilities they held when they joined the Board change. The Corporate Governance Committee then reviews the change in circumstances and makes a recommendation to the Board as to whether it is appropriate for the director to continue to serve on the Board and be nominated for re-election.

Director Orientation and Continuing Education

Upon joining the Board, new directors undergo a comprehensive orientation program that introduces them to the Company, including our business operations, strategy, key members of management and corporate governance. This program is considered a valuable part of the director onboarding process and is annually reviewed for effectiveness by the Corporate Governance Committee. Directors also are encouraged to enroll in director education programs, and the Corporate Governance Committee annually reviews and reports on director participation in such programs. The Board is briefed regularly on industry and corporate governance developments affecting the Company, and, at its annual retreat, the Board has the opportunity to discuss some of the most critical strategic issues facing the Company with outside experts in the applicable fields. To enhance the Board’s understanding of some of the unique issues affecting our nuclear fleet, directors are regularly invited to visit our nuclear plant sites, where they tour the facilities and interact directly with the personnel responsible for our day-to-day nuclear operations. These activities collectively help to ensure that the Board remains knowledgeable about the most important issues affecting our Company and its business.

Board Operations

Our Board Leadership Structure

Our Company is led by Leo P. Denault, who has served as Chief Executive Officer and Chairman of the Board since February 2013. Our Board is currently composed of Mr. Denault and 10 independent directors. Our Corporate Governance Guidelines require that when the roles of Chairman of the Board and the Chief Executive Officer are combined, the Board of Directors appoints from among its independent members a Lead Director.

How We Select The Lead Director. The Corporate Governance Committee considers feedback from our Board members and the Chairman and then makes a recommendation to the Board’s independent directors. Based on this recommendation, the Lead Director is appointed by a majority of the independent members of the Board of Directors. The Lead Director, subject to his or her annual election to the Board of Directors, serves for a term of three years. In 2016, Stuart L. Levenick was elected as the Company’s Lead Director.

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CORPORATE GOVERNANCE AT ENTERGY

Lead Director Responsibilities: Under our Corporate Governance Guidelines and other governance policies, the Lead Director has the following responsibilities:

Leadership –Independent Director Meetings	•	Calls meetings of the independent directors
	•	Presides at executive sessions of the independent directors and all meetings of the Board at which the Chairman and Chief Executive Officer is not present
	•	Serves as a member of the Executive Committee of the Board
Chairman – Independent Director Liaison	•	Serves as a liaison with the Chairman and Chief Executive Officer when requested by the independent directors
Stakeholder Communication	•	Serves as the point of contact for shareholders and others to communicate with the Board
Board Agendas	•	Reviews and advises on Board meeting agendas and consults with the Chairman and Chief Executive Officer on the preparation of agendas
Chair and CEO Feedback Evaluation	•

Provides feedback from the Board to the Chairman and Chief Executive Officer following each executive session of independent directors and, together with the Chair of the Personnel Committee, provides the Chairman and Chief Executive Officer with an annual performance review

Director Recruitment	•	Assists with recruitment of director candidates and, along with the Chairman, may extend the invitation to a new potential director to join the Board

Why Our Board Structure Is Appropriate. Our Corporate Governance Committee annually evaluates the Board’s leadership structure. We believe having a combined Chairman and Chief Executive Officer, independent chairs for each of our Board committees and an independent Lead Director provides the right form of leadership for our Company. This leadership structure is commonly utilized by other public companies, and we believe it has been an effective structure for us because it facilitates swift and effective decision making and helps to ensure that the Company speaks with one voice, while at the same time encouraging open and constructive dialogue among Board members. We also believe the independent leadership provided by our independent Lead Director and the independent chairs of each of our Board committees, combined with the fact that all of the directors other than our Chairman and Chief Executive Officer are independent, assures that the Board will act in an independent manner and free of any undue or inappropriate influence by management.

Our Board’s Governance Role

How Our Board Oversees Risk Management

We believe the Board of Directors provides effective oversight of the risks we face and our risk assessment and risk management processes. The Board reviews the Company’s processes for identifying and managing risks and communicating with the Board about those risks to help ensure that the processes are effective. Like other companies, Entergy is subject to many diverse risks. These include financial and accounting risks, market and credit risks, capital deployment risks, operational risks, compensation risks, liquidity risks, litigation risks, strategic risks, regulatory risks, reputation risks, natural-disaster risks and technology risks, among others. Some critical risks having enterprise-wide significance, such as corporate strategy and capital budget, require the full Board’s active oversight, but our Board committees also play a key role because they can devote more time to reviewing specific risks within their respective areas of responsibility.

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CORPORATE GOVERNANCE AT ENTERGY

In accordance with NYSE standards, our Audit Committee has the primary responsibility for overseeing risk management. To assist the Audit Committee in discharging its oversight responsibility, management provides the committee with regular reports on specific risk areas, including environmental compliance, corporate compliance, significant legal matters, the Company’s insurance programs, market and credit risks and cybersecurity risks.

We have identified cybersecurity as a key enterprise risk. As a result, the Audit Committee receives comprehensive periodic reports on cybersecurity risks and issues from management. Among other things, these reports have focused on recent cyber risk and cybersecurity developments, industry engagement activities, legislative and regulatory developments, cyber risk governance and oversight, cyber incident response plans and strategies, cybersecurity drills and exercises, assessments by third party experts, key cyber risk metrics and activities, and major projects and initiatives. In addition to these management briefings, the Board has received briefings from outside experts on cybersecurity risks and cyber risk oversight.

Our standing Board committees also regularly consider risks arising within their respective functional areas of responsibility, with broad operational risks reviewed by the full Board. Thus, under their respective committee charters, the Finance Committee evaluates risks associated with strategic decisions and major transactions; the Audit Committee reviews risks relating to the financial reporting process and the Company’s internal controls; the Corporate Governance Committee considers risks relating to the Company’s corporate governance and legislative and regulatory policy; the Personnel Committee considers risks relating to compensation, safety, employee matters and succession planning; and the Nuclear Committee considers risks relating to safety and other matters unique to our nuclear fleet. Each of these committees receives regular reports from management which assist it in its oversight of risk in its respective area of responsibility.

Succession Planning for the Chief Executive Officer

The Personnel Committee, the Chief Executive Officer, and the Senior Vice President, Human Resources maintain an ongoing focus on executive development and succession planning to prepare the Company for future success. In addition to preparing for Chief Executive Officer succession, the succession planning process includes all other senior management positions. A comprehensive review of executive talent, including, from time to time, assessments by an independent consulting firm, determines readiness to take on additional leadership roles and identifies developmental and coaching opportunities needed to prepare our executives for greater responsibilities. The Chief Executive Officer makes a formal succession planning presentation to the Board annually.

Our succession planning also includes appropriate contingencies for the unexpected retirement or incapacity of the Chief Executive Officer. In 2016, our Board adopted a detailed plan to address emergency Chief Executive Officer and senior management succession in extraordinary circumstances. Our emergency CEO succession plan is intended to enable our Board and our Company to respond quickly and effectively to an unplanned and unexpected vacancy in the position of Chief Executive Officer, regardless of cause and regardless of the surrounding circumstances, so as to assure continuity of leadership and minimize any disruption to our business and operations.

How Our Board and Committees Evaluate Their Performance

Each year, the Board and each of its committees conduct an evaluation of their respective performance and effectiveness. This process is overseen by the Corporate Governance Committee and is reviewed annually to determine whether it is well designed to maximize its effectiveness and to ensure that all appropriate feedback is being sought and obtained by the Corporate Governance Committee. Under the process followed in 2016, a comprehensive questionnaire was circulated to all independent members of the Board that asked the directors to assign ratings and comment on a wide

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CORPORATE GOVERNANCE AT ENTERGY

range of issues relating to Board effectiveness including: Board and Committee structure and composition; Board and Committee succession planning; meeting structure, process and agendas; the Board evaluation process; management support and Board and management interface issues; and overall Board effectiveness, including the effectiveness of the Personnel Committee in its oversight of executive compensation and review of senior executive performance. The collective ratings and comments were then compiled (on an anonymous basis), summarized and presented to the Corporate Governance Committee and the full Board for discussion.

Our Commitment to Shareholder Engagement

We welcome the opportunity to engage with you, our shareholders, to share our perspective on and obtain your insights and feedback on matters of mutual interest. Our commitment to understanding the interests and perspectives of our shareholders is a key component of our corporate governance strategy and compensation philosophy. We engage with shareholders throughout the year to:

✓	Discuss our financial and operational performance,
✓	Share our perspective on Company and industry developments,
✓	Discuss and solicit feedback on our corporate governance practices, and
✓	Solicit feedback on our communications and disclosures to investors.

How We Engage

We approach shareholder engagement as an integrated, year-round process involving senior management, our investor relations team and our corporate governance team. Throughout the year, we meet with analysts and institutional investors to inform and share our perspective and to solicit their feedback on our performance. This includes participation in investor conferences and other formal events and group and one-on-one meetings throughout the year. We also engage with governance representatives of our major shareholders, through conference calls that occur during and outside of the proxy season. Members of our corporate governance, investor relations and executive compensation groups discuss, among other matters, company performance, executive compensation and emerging corporate governance practices.

During our 2016-17 off-season outreach effort, we contacted the holders of approximately 49% of our outstanding shares, resulting in substantive engagements with the holders of approximately 17% of our outstanding shares. In these engagements, we discussed the following issues and topics of mutual interest, among others:

•	Industry and business developments;
•	Corporate strategy;
•	Executive compensation;
•	Corporate governance issues, including proxy access;
•	Environmental and social issues; and
•	Proxy statement disclosures.

The investors we spoke with remain supportive of the leadership our Board and management are providing and the business strategies our management is pursuing. They generally agreed with our view that our executive compensation programs are well designed to align pay with performance and had done so effectively over the past several years, despite significant challenges that have led to total shareholder return that, with the exception of 2014, has lagged the median total shareholder return of the Philadelphia Utility Index for a significant period of time. In addition to this feedback, we received suggestions for enhancing our proxy statement disclosures, and we have sought to respond to those suggestions. The comments, questions and suggestions offered by our investors were shared with, and discussed by the full Board, and their perspectives will inform the Board’s decision making in 2017 and beyond.

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CORPORATE GOVERNANCE AT ENTERGY

How We Have Responded To Investor Feedback

After considering feedback received from investors since our last annual meeting, we:

•

Adopted Proxy Access for Director Nominations. We amended our Bylaws to add a new Bylaw providing long term shareholders with the right to nominate candidates for election to the Entergy Board and have those nominees included in the Company’s proxy statement and ballot. You can find a summary of the new proxy access Bylaw under “Other Corporate Policies and Practices – Shareholder Rights – Proxy Access.”

•

Enhanced our Disclosure. We added more charts and graphs to better explain our performance, compensation and corporate governance practices, expanded our disclosure about our Audit Committee and made other changes to simplify the presentation of information and make important information more accessible.

Our 2016 Advisory Say-On-Pay Vote

The Company conducts an annual advisory vote on executive compensation. While the votes are not binding, the Personnel Committee believes that an annual Say-on-Pay advisory vote offers shareholders the opportunity to express their views regarding the Company’s executive compensation programs and the Personnel Committee’s decisions on executive compensation. At our 2016 Annual Meeting of Shareholders, approximately 92% of the votes cast with respect to our Say-on-Pay proposal were voted in favor of the Company’s Named Executive Officer compensation. Given this high level of support for the Company’s executive compensation programs and the feedback received through our annual shareholder outreach process, the Personnel Committee believes that the Company’s shareholders are supportive of our executive compensation pay practices. As a result, the Personnel Committee did not make any changes to Entergy’s executive compensation programs in response to this advisory vote.

How You Can Communicate With Our Board

We believe communication between the Board of Directors and the Company’s shareholders and other interested parties is an important part of the corporate governance process. The independent members of the Board have adopted procedures on how to submit communications to our Lead Director or any individual director. Information on how to submit any such communication can be found in our Shareholder and Third Party Communications with the Board Policy on Entergy’s website at http://www.entergy.com/investor_relations/corporate_governance.aspx.

Key Corporate Governance Documents

Our Corporate Governance Guidelines, Certificate of Incorporation, Bylaws and Board committee charters form the framework of our corporate governance. In addition, we have adopted a Code of Business Conduct and Ethics for the members of our Board of Directors, a Code of Business Conduct and Ethics for our employees and a Code of Entegrity, which sets forth the ethical responsibilities of our employees, officers and representatives.

Our Corporate Governance Guidelines, the charters of our Audit, Corporate Governance and Personnel Committees, and our Code of Entegrity and other ethics policies, including any amendments or waivers, are available at http://www.entergy.com/investor_relations/corporate_governance.aspx and in print to any shareholder who requests a copy from the Secretary of the Company.

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Other Governance Policies and Practices

Shareholder Rights

Proxy Access

As a result of the Board’s ongoing review of our corporate governance practices and policies, discussions with our institutional shareholders and consideration of a shareholder proposal that was subsequently withdrawn, the Board amended Entergy’s Bylaws in January 2017 to provide for a right of proxy access. The Board believes that implementation of proxy access provides long term shareholders with a valuable and important right to nominate directors to the Board. Below is a summary of key details of our proxy access Bylaw:

•	Ownership Threshold: Ownership of 3% of Entergy’s common stock
•	Required Ownership Period: 3-year holding period
•	Shareholder Groups:
•	Up to 20 shareholders may combine to meet the 3% ownership requirement
•	Funds under common management are treated as a single shareholder
•	Maximum Number of Nominees: greater of 2 or 20% of Board seats
•	Definition of Ownership:
•	Holder must have full economic and voting rights
•	Excludes borrowed shares, and shares subject to options, derivatives or similar agreements
•	Loaned stock is considered owned as long as it is recallable within 5 business days
•	Proxy Disclosure: May include 500 word statement of support in proxy for the candidate

Policy on Shareholder Rights Plan (Poison Pill)

Entergy does not have a shareholder rights plan, otherwise known as a “Poison Pill.” The Board will obtain shareholder approval prior to adopting a future shareholder rights plan unless the Board, in the exercise of its fiduciary duties, determines that under the circumstance then existing, it would be in the best interest of the Company and our shareholders to adopt a rights plan without prior shareholder approval. If a rights plan is adopted by the Board without prior shareholder approval, the plan must be approved by shareholders at the next annual meeting.

Vote Required to Elect Directors Annually

Our Bylaws require each director to be elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “For” a director must exceed the number of votes cast “Against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of votes cast by holders of shares entitled to vote at any meeting for the election of directors at which a quorum is present. All of our directors are elected annually at our annual meeting of shareholders.

Sustainability and Corporate Social Responsibility

Corporate Sustainability

Achieving our mission of creating sustainable value for all of our stakeholders is possible only through a balanced review of opportunities and risks to our business strategy. On an ongoing basis, we analyze material economic, environmental and social issues that impact our ability to create value for our stakeholders. Entergy assesses the range of potentially relevant topics for our business and the relevance to our key stakeholders: owners, customers, employees and communities.

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We also use stakeholders’ input to help identify the most material issues and guide our strategic imperatives. We engage in a variety of informal and formal communications with our key stakeholders and other important groups, including regulators, suppliers, nongovernmental and nonprofit organizations, and professionals in industry, government, labor and education. Feedback is obtained through engagement at many levels. We then use this stakeholder input from dialogue, surveys and other means to help prioritize the most material issues and ensure that our sustainability focus is on these most important areas.

Our 2016 Integrated Report provides a single integrated source of information for all stakeholders. Integrated reporting better reflects how we measure and manage our overall performance with a combination of financial, environmental, community and employee measures. Most importantly, it reflects our central belief that the interests of all of our stakeholders are inextricably linked. The 2016 Integrated Report may be accessed at our website at integratedreport.entergy.com.

Political Contributions and Lobbying Oversight and Disclosure

We are committed to participating constructively in the political and legislative process, as we believe such participation is essential to our Company’s long-term success. Our participation in the political and legislative process includes contributions to political organizations and lobbying activity in a manner that is compliant with all applicable laws and reporting requirements. Entergy’s Board has adopted the Public Policy and Advocacy Policy which can be found on our website at http://www.entergy.com/investor_relations/corporate_governance.aspx. This policy outlines our principles governing political and lobbying activities, including our policy prohibiting corporate contributions directly to federal, state or local candidates.

Permitted political contributions at the federal level must be approved by our Senior Vice President – Federal Governmental Affairs, and at the state level, contributions must be approved by the President of the appropriate subsidiary. The Company’s legislative and regulatory lobbying activities are overseen by the Company’s Senior Vice President – Federal Governmental Affairs who also approves the participation or the engagement of individuals and/or entities which perform any federal lobbying activities on our behalf. For each subsidiary of the Company, these activities must be approved by the applicable subsidiary’s Vice President for External or Governmental Affairs. Management provides regular updates on lobbyists and lobbying activities to the Corporate Governance Committee.

Our website also provides our shareholders with useful information about political contributions and lobbying activity, including an annual posting of a report on political contributions made by Entergy and its subsidiaries to political parties, political committees and political entities organized under Sections 527 and 501(c)(4) of the Code and the portion of annual dues or payments made by Entergy to all trade associations in excess of $50,000 that are not deductible under Section 162(e)(1) of the Code. The report also discloses information concerning Entergy’s sponsorship of the Entergy Corporation Political Action Committee (“ENPAC”) and the Entergy Corporation Political Action Committee – New York (“ENPAC-NY”), their purposes and governance mechanisms and that information about ENPAC’s and ENPAC-NY’s activities can be found on the Federal Elections Commission and the New York State Board of Elections websites. Prior to its publication, the Corporate Governance Committee reviews and approves this report. Please see our website at http://www.entergy.com/investor_relations/corporate_governance.aspx for a copy of the annual report and more information about the ways in which we participate in the political process.

2017 Proxy Statement	• 27

CORPORATE GOVERNANCE AT ENTERGY

Corporate Community Initiatives

For our Communities, we are committed to creating value through economic development, philanthropy, volunteerism and advocacy, and by operating our business safely and in a socially and environmentally responsible way. In 2016, we demonstrated this commitment through:

•

Economic Development. Entergy launched a $5 million, 5-year workforce development initiative. As part of this initiative, Entergy made grants totaling $2.2 million to 17 programs across our four-state region to help create a competitive advantage for our region and to help our communities land industrial and corporate expansion and/or relocation projects. We made:

•	Industry-Specific Workforce Training grants that will help improve the quality of the workforce talent pool; and
•	School-to-Career Readiness grants that focus on increasing high school graduation rates and ensuring that students are career and/or college ready when they graduate.
•

Philanthropy and Volunteerism. We made approximately $16 million in charitable contributions to organizations in our communities. In addition, our employees and retirees logged more than 114,000 volunteer hours. To encourage our employees to volunteer, we have implemented a volunteer employee benefit that provides employees up to 16 hours of paid leave to volunteer in the community.

•

Advocacy. Entergy partners with customers on a variety of energy efficiency programs, which help lower bills by reducing energy usage. This effort included working with multiple constituencies to advocate for the expansion of the Low Income Home Energy Assistance Program, a federal initiative that helps families with energy costs.

•	Environmental.
•

Entergy has demonstrated its environmental leadership and performance in the industry through effective actions. Entergy was the first electric utility in the U.S. to adopt a voluntary cap on its carbon dioxide emissions, and we continue to exceed that goal of limiting emissions to 20% below our 2000 levels.

•

Entergy’s fleet is environmentally efficient. According to a 2016 Benchmarking Air Emissions report, Entergy produces fewer CO2 emissions than 78 of the top 100 U.S. power producers, even though we produce the eighth-largest amount of electricity. Entergy’s total fleet emission rate for 2015 was 540 pounds per MWh, which is well below the Environmental Protection Agency’s standard for a new, highly-efficient combined cycle natural gas unit.

•	Entergy is exploring a wide range of opportunities with respect to renewables and new technology. In 2016:
•	Entergy Mississippi launched three solar pilot installations in three different locations, each capable of generating 500 KW from fixed-tilt solar arrays.
•	Entergy New Orleans launched a 1 MW solar generation project with state-of-the-art battery storage technology to help compensate for cloud cover.
•

Entergy Arkansas entered into a power purchase agreement to facilitate construction of an 81 MW photovoltaic solar energy generating facility that is expected to be connected to the grid in mid-2019. When complete, the 500-acre project will be capable of generating enough clean energy to power approximately 13,000 homes.

•	Entergy Arkansas, Entergy Louisiana and Entergy New Orleans also have requests for proposals underway to acquire in aggregate an additional 320 MW of renewable resources.
•	We also sponsor initiatives to raise the environmental awareness of customers and the public. Entergy continues to partner with the Center for

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CORPORATE GOVERNANCE AT ENTERGY

Climate and Energy Solutions on the “Make an Impact” program. The website provides a personalized CO2 footprint analysis and action plans for more energy-efficient lifestyles.
•

Each year since 2000, Entergy has dedicated $1 million to grants for environmentally beneficial projects. In 2016, Entergy supported the Point-aux-Chenes Restoration (Restore the Earth Foundation) near New Orleans to plant bald cypress on 200 acres to provide carbon sequestration, increased storm protection, habitat improvement, and environmental education opportunities. Entergy also supported the Mathews Brake and Money Bayou Watershed Restoration, which included the design and installation of water control structures to conserve over 4,000 acres of critical wetland habitat in the Mississippi Delta. A report on the 15 year history of the Environmental Initiative Fund is available at http://entergy.com/content/environment/docs/eif_history.pdf

Our efforts have been recognized:

➢

In 2016, Entergy was named to the Dow Jones Sustainability (“DJS”) North America Index; our 15th consecutive year to appear on the World or North America Index (“DJSI”) or both, ranking in the 97th percentile for Corporate Social Responsibility (“CSR”) performance among DJSI companies and achieving a philanthropy/CSR score of 100 out of 100 for the 5th consecutive year. We also achieved perfect scores of 100 in the focus areas of biodiversity, climate strategy and water-related risks.

➢	Entergy was named one of the nation’s Top 100 Corporate Citizens by Corporate Responsibility Magazine, ranking 4th in philanthropy and community support out of the largest 1,000 U.S. based companies.
➢	Points of Lights Foundation named Entergy as one of the top 50 most community-minded corporations in the U.S.
➢

Entergy was named one of the nation’s Top 10 utilities in economic development by Site Selection Magazine for the integral role that resulted in nearly $10.3 billion of capital investment and the creation of over 4,800 new jobs in our service territory. It was the 9th straight year we were named to this list.

➢

Climate Change Magazine gave Entergy the Climate Change Adaptation and Resilience Award in recognition of Entergy’s support of pilot projects and methodologies to make wetlands enhancement and restoration a viable source of carbon offsets.

Our Transactions with Related Persons Policy

Our Board of Directors has adopted written policies and procedures for the review, approval or ratification of any transaction involving an amount in excess of $120,000 in which any director or executive officer of the Company, any nominee for director, or any immediate family member of the foregoing has or will have a material interest as contemplated by Item 404(a) of Regulation S-K (“Related Person Transactions”). Under these policies and procedures, the Corporate Governance Committee or a subcommittee of the Board of Directors consisting entirely of independent directors reviews the transaction and either approves or rejects the transaction after taking into account the following factors:

•	Whether the proposed transaction is on terms that are at least as favorable to the Company as those achievable with an unaffiliated third party;
•	Size of the transaction and amount of consideration;
•	Nature of the interest;
•	Whether the transaction involves a conflict of interest;
•	Whether the transaction involves services available from unaffiliated third parties; and
•	Any other factors that the Corporate Governance Committee or subcommittee deems relevant.

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2016 NON-EMPLOYEE DIRECTOR COMPENSATION

The policy does not apply to (a) compensation and related person transactions involving a director or an executive officer solely resulting from that person’s service as a director or employment with the Company so long as the compensation is approved by the Board of Directors (or an appropriate committee), (b) transactions involving the rendering of services as a public utility at rates or charges fixed in conformity with law or governmental authority or (c) any other categories of transactions currently or in the future excluded from the reporting requirements of Item 404(a) of Regulation S-K.

Related Party Transactions

Since January 1, 2016, neither the Company nor any of its affiliates has participated in any Related Person Transaction.

2016 NON-EMPLOYEE DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. The Corporate Governance Committee periodically reviews non-employee director compensation with the advice of its independent compensation consultant and makes recommendations to the Board for any changes it considers appropriate. In making such recommendations, the Committee considers the type and amount of compensation paid to non-employee directors by comparable companies and the amount of time that directors expend in fulfilling their duties to the Company, as well as the backgrounds and skill level required by the Company of members of the Board.

Cash Compensation Paid To Non-Employee Directors

Quarterly Cash Retainer. Each of our non-employee directors receives a quarterly cash retainer equal to $23,750.

Lead Director, Committee Chair and Nuclear Committee Cash Retainers. Our Lead Director receives an additional annual cash retainer of $25,000. The chairs of the Audit Committee and Nuclear Committee each receive an additional annual cash retainer of $20,000 and the chairs of the Personnel Committee, Corporate Governance Committee and Finance Committee each receive an additional annual cash retainer of $15,000. All members of the Nuclear Committee receive an additional annual cash retainer of $18,000. Each of these additional retainers is provided in consideration of the additional time required to fulfill the responsibilities of the respective position.

Equity-Based Compensation

All non-employee directors receive two types of equity-based compensation grants: common stock and phantom stock units (which are the economic equivalent of one share of our common stock).

Quarterly Common Stock Grants. Each of our non-employee directors receives a quarterly grant of shares of common stock with a fair market value at the time of grant equal to $15,000. Directors may elect to defer receipt of these shares and receive phantom units of Entergy common stock in lieu of the quarterly common stock grant. The phantom stock units are paid in cash in an amount equal to the market value of our common stock at the time of distribution. Deferred shares accrue dividend equivalents until distribution.

Service Recognition Program for Non-Employee Directors. Annually, non-employee directors receive a grant of phantom stock units having a value of $80,000 on the date of grant. All phantom stock units granted under this program are vested at the time of grant and payable upon the

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2016 NON-EMPLOYEE DIRECTOR COMPENSATION

conclusion of the director’s service on the Board. Upon the conclusion of his or her service on the Board, the director will receive one share of our common stock for each phantom stock unit held by the director on the date of the director’s retirement or separation from the Board. Phantom stock units accumulate dividend equivalents based on the dividends paid on the Company’s common stock, which also are payable in shares of common stock following the conclusion of the director’s service. Payouts under this program, which we refer to as the “Director Service Recognition Program,” are made in five annual installments beginning on the first day of the month following the director’s separation from the Board or in one lump sum upon the non-employee director’s death.

Other Benefits

Non-employee directors receive $1,500 per day for participation in director education programs, director orientation or business sessions, inspection trips or conferences not held on the same day as a Board meeting. We also provide, but do not require, annual physical exams for our non-employee directors. The Company reimburses non-employee directors for their expenses in attending Board and committee meetings, director education programs, travel for physical exams and other Board-related activities. Our directors do not receive tax gross ups on any benefits they receive.

Director Stock Ownership Guidelines

The Board believes the alignment of directors’ interests with those of shareholders is strengthened when Board members are also shareholders. This view is reflected in the compensation arrangements for non-employee directors, which provide for the payment of a substantial majority of the compensation of non-employee directors in shares of Entergy common stock or phantom stock units. The Board also has adopted guidelines that require all non-employee directors, within five years of being first elected, to own shares or units of Entergy common stock having a market value of at least $475,000, or five times the annual cash retainer. A review of non-employee director stock ownership was conducted at the December 2016 Corporate Governance Committee meeting, and the committee determined that all of our non-employee directors satisfied these guidelines, as all non-employee directors who had been members of the Board for at least five years held the requisite number of shares or units.

2016 Director Compensation Table

The table below provides information regarding non-employee director compensation for the fiscal year ended December 31, 2016:

Name(1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)
Maureen S. Bateman	$140,000	$140,138	$-	$43,574	$323,712
Patrick J. Condon	$127,250	$140,138	$-	$2,476	$269,864
Kirkland H. Donald	$146,000	$140,138	$-	$15,241	$301,379
Gary W. Edwards	$66,430	$101,037	$-	$27,818	$195,285
Philip L. Frederickson	$95,000	$116,906	$-	$1,287	$213,193
Alexis M. Herman	$110,750	$140,138	$-	$34,806	$285,694
Donald C. Hintz	$159,250	$140,138	$-	$32,355	$331,743
Stuart L. Levenick	$111,500	$140,138	$-	$29,404	$281,042
Blanche L. Lincoln	$95,000	$140,138	$-	$13,602	$248,740
Karen A. Puckett	$98,000	$140,138	$-	$7,170	$245,308
W.J. “Billy” Tauzin	$95,000	$140,138	$-	$32,854	$267,992
Steven V. Wilkinson	$83,930	$101,037	$-	$29,882	$214,849

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2016 NON-EMPLOYEE DIRECTOR COMPENSATION

(1)

Leo P. Denault, the Company’s current Chairman and Chief Executive Officer is not included in this table as he was an employee of the Company and thus received no additional compensation for his service as a director during 2016. The compensation received by Mr. Denault as an employee of the Company is shown in the Summary Compensation Tables on page 57. Mr. Edwards and Mr. Wilkinson retired from the Board effective May 6, 2016. The compensation reported in this table for Mr. Edwards and Mr. Wilkinson represent prorated compensation for their service in 2016.

(2)

The amounts reported in column (b) consist of all fees earned or paid in cash for services as a director, including retainer fees, and Lead Director, Committee Chair and Nuclear Committee annual retainers, all of which are described under “Cash Compensation Paid to Non-Employee Directors” above.

(3)

The amounts in this column represent the aggregate grant date fair value determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”) for the shares of common stock granted on a quarterly basis to each non-employee director during 2016 and the 1,054 phantom units granted to each director in 2016 under the Director Service Recognition Program other than Mr. Frederickson who received a pro-rata award of 748 phantom stock units under this program. For a discussion of the relevant assumptions used in valuing these amounts, see Note 12 to the Financial Statements in our Form 10-K for the year ended December 31, 2016. As of December 31, 2016, the outstanding phantom units held by each individual serving as a director during 2016 were: Ms. Bateman, 13,101; Mr. Condon, 1,248; Mr. Donald, 2,591; Mr. Edwards, 7,090; Mr. Frederickson, 748; Ms. Herman, 10,701; Mr. Hintz, 9,901; Mr. Levenick, 8,932; Ms. Lincoln, 4,501; Ms. Puckett, 1,248; Mr. Tauzin, 8,794; and Mr. Wilkinson, 8,207.

(4)

The amounts in column (g) include dividend equivalents accrued under the Director Service Recognition Program, Company paid physical exams and related expenses and director education related expenses. None of the perquisites referenced above exceeded $25,000 for any of the non-employee directors. For 2016, accrued dividends under the Director Service Recognition Program were: Ms. Bateman, $43,014; Mr. Condon, $2,476; Mr. Donald, $7,069; Mr. Edwards, $25,587; Mr. Frederickson, $1,287; Ms. Herman, $34,806; Mr. Hintz, $32,070; Mr. Levenick, $28,756; Ms. Lincoln, $13,602; Ms. Puckett, $2,476; Mr. Tauzin, $28,284; and Mr. Wilkinson, $29,882.

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EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

In this section, we discuss the compensation earned in 2016 by the following executive officers (referred to herein as our “Named Executive Officers”). Each officer’s age and title is provided as of December 31, 2016.

Name	Age	Title
Leo P. Denault	57	Chairman of the Board and Chief Executive Officer
Andrew S. Marsh	45	Executive Vice President and Chief Financial Officer
A. Christopher Bakken, III*	55	Executive Vice President, Nuclear Operations/Chief Nuclear Officer
Marcus V. Brown	55	Executive Vice President and General Counsel
Roderick K. West	48	Executive Vice President
*	Mr. Bakken joined Entergy as Executive Vice President and Chief Nuclear Officer in April 2016.

CD&A Table of Contents

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EXECUTIVE OFFICER COMPENSATION

CD&A Highlights

2016: A Pivotal Year

In 2016, we delivered on our commitment to grow our core utility business and completed our plan to exit the merchant power business.

2016 Earnings

In 2016, Entergy’s commitment to grow the core utility business while managing risk led to strong growth in operational earnings. Although charges relating to our actions to exit the merchant power business led to an as-reported loss of $(3.26) per share, our operational earnings for 2016 were $7.11 per share, compared to an as-reported loss of $(0.99) per share and operational earnings of $6.00 per share for 2015.* Our operational earnings substantially exceeded the $5.35 midpoint of the guidance range we set at the beginning of the year and reflected a more than 40% increase in earnings from our core utility, parent and other business, after adjusting for the impact of taxes and weather. Also in 2016, our Board approved an increase in the dividend for the second consecutive year, and our financial position remains strong. These results are the outcome of disciplined execution on our strategy to grow the utility while managing risk and have positioned us well to deliver on the promise of the Integrated Energy Network of tomorrow.

Growing the Utility: Portfolio Transformation and the Integrated Energy Network

We continue to transform our generation portfolio with investments in cleaner, more efficient generation to improve the reliability of our system, increase environmental efficiency and reduce costs for customers. In 2016, we completed the acquisition of the Union Power Station in Arkansas, and we are moving forward with plans for new build options at the St. Charles Power Station and the Lake Charles Power Station in Louisiana, the Montgomery County Power Station in Texas, and the New Orleans Power Station which represent, in the aggregate, nearly 4,000 MW of new generation.

In 2016, we also placed more than $1 billion in transmission capital projects into service to connect new generation units, support economic development and enhance system reliability, efficiency and resiliency. This included upgraded 230 kV transmission lines from our Nine Mile generating facilities for Entergy Louisiana and Entergy New Orleans; three major projects completed by Entergy Texas to comply with NERC reliability standards and to reduce congestion in its service territory; and investments in substations and other projects across our service territory to serve new industrial customers and provide opportunities for growth and development. In December 2016, the Midcontinent Independent System Operator (MISO) board approved all 48 of our proposed transmission projects, totaling approximately $480 million of new transmission investment.

Entergy is investing today to build the Integrated Energy Network of tomorrow—a dynamic, interactive power system that will include both centralized generation and distributed energy sources, connected by an intelligent, resilient, multi-directional network. This new network will enable enhanced products and services beyond basic power delivery that are environmentally friendly and give customers more control and greater reliability. A key step in the development of this new network is the deployment of an advanced metering infrastructure. We filed in four jurisdictions to implement advanced metering in 2016, and expect to file in Texas in 2017. Advanced meters will enable operating efficiencies and faster outage response while providing customers with better information and control of their energy use. Ahead of meter deployment, we are constructing and implementing back office systems, new distribution and outage systems and new communications infrastructure.

*	See Appendix A for the reconciliation of non-GAAP financial measures to GAAP results.

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EXECUTIVE OFFICER COMPENSATION

We also have begun several pilot programs to gain valuable experience in how to optimize and operate the grid of the future. These programs include installing chargers for electric vehicles in each jurisdiction and at our corporate headquarters to gain experience with EV resource integration, developing plans for expanded operations and integration of our utility solar and battery storage facility in New Orleans, and installing smart thermostats in New Orleans to help low-income customers save on their electricity consumption. As we work today to design and construct the right resource mix and distribution infrastructure for our customers, we continue to explore and evaluate new technologies for potentially broader deployment in the future.

Exiting the Merchant Power Business

With sustained low wholesale energy prices and increased operating costs, the merchant power business has weighed on our as-reported earnings and stock price in relation to our utility peers for several years. Because of the increasing costs and risks associated with this business, our stock has traded at a discount to the utility industry for several years and our as-reported earnings have suffered despite consistently strong operational results from our utility business. In 2016, charges resulting from our actions to exit the business led to an as reported loss of $(3.26) per share, and our total shareholder return of 12.5% placed us in the bottom quartile of our utility industry peer group. For these reasons, reducing the risk from the EWC business has been a strategic focus for us for several years.

In 2016, we completed our plan to exit the merchant power business by announcing the sale or closure of each of our remaining merchant nuclear assets and the sale of our wind assets. Our exit from this business began with our 2013 decision to shut down the Vermont Yankee nuclear plant at the end of 2014, followed by our decisions in 2015 to shut down our Pilgrim Nuclear Power Station and to sell the gas-fired Rhode Island State Energy Center. In 2016 and early 2017, we completed our plan to exit the merchant power business:

•	We reached an agreement to sell our James A. FitzPatrick Nuclear Power Plant in New York, which we expect to close in the first half of 2017;
•

We reached an agreement to terminate the power purchase agreement that has been in place for the Palisades Nuclear Power Plant early, in 2018, and announced our decision to close the plant at that time; and

•	We announced that our two nuclear generating units at the Indian Point Energy Center will shut down in 2020 and 2021.

Also in 2016, we reached an agreement to transfer the decommissioning obligations for the closed Vermont Yankee Nuclear Power Station to a third party that specializes in decommissioning nuclear plants.

With these steps, we are fundamentally repositioning Entergy as a “pure play” utility that will no longer carry the risk of the EWC business. We believe continued execution on this strategy—combined with our continued commitment to achieving stable, predictable growth in earnings at the utility—has the clear potential to return us to delivering top quartile total shareholder return for our shareholders again in the future.

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EXECUTIVE OFFICER COMPENSATION

Our Executive Compensation Programs and Practices

We regularly review our executive compensation programs to align them with commonly viewed best practices in the market.

Executive Compensation Best Practices:

What We Do		What We Don’t Do
✓	Require a “double trigger” for severance payments or equity acceleration in the event of a change in control	×	No 280G tax “gross up” payments in the event of a change in control
✓	Maintain a “clawback” policy that goes beyond Sarbanes-Oxley requirements	×	No tax “gross up” payments on any executive perquisites, other than relocation benefits available to all eligible employees
✓	Cap the maximum payout at 200% of target under our Long-Term Performance Unit Program and under our Annual Incentive Plan for members of the Office of the Chief Executive	×	No option repricing or cash buy-outs for underwater options under our equity plans
✓	Require minimum vesting periods for equity based awards	×	No agreements providing for severance payments to executive officers that exceed 2.99 times annual base salary and annual incentive awards without shareholder approval
✓	Target our long-term compensation mix to give more weight to performance units than to service-based restricted stock and stock options combined	×	No unusual or excessive perquisites
✓	Settle 100% of long-term performance units in shares of Entergy stock	×	New officers are excluded from participation in the System Executive Retirement Plan
✓	Require our Chief Executive Officer to own 6 times base salary in stock and our other executive officers to own 1 to 3 times base salary in stock	×	No grants of supplemental service credit to newly-hired officers under any of the Company’s non-qualified retirement plans
✓	Require executives to hold substantially all equity compensation received from the Company until stock ownership guidelines are met
✓	Prohibit directors and officers from pledging or entering into hedging or other derivative transactions with respect to their Entergy shares
✓	Mitigate undue risk taking in compensation programs
✓	Subject executive officer equity grants to non-compete and non-solicitation covenants

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EXECUTIVE OFFICER COMPENSATION

Our Pay for Performance Philosophy

Entergy’s executive compensation programs are based on a philosophy of pay for performance that is embodied in the design of our annual and long-term incentive plans. We believe the executive pay programs described in this section and in the accompanying tables have played a significant role in our ability to drive strong financial and operational results and to attract and retain a highly experienced and successful management team. Our Annual Incentive Plan incentivizes and rewards the achievement of operational financial metrics that are deemed by the Personnel Committee to be consistent with the overall goals and strategic direction that the Board has approved for the Company. Our long-term incentive programs further align the interests of our executives and our shareholders by directly tying the value of the equity awards granted to executives under these programs to our stock price performance and total shareholder return. By incentivizing officers to achieve important financial and operational objectives and create long-term shareholder value, these programs play a key role in creating sustainable value for the benefit of all of our stakeholders, including our shareholders, customers, employees and communities.

“At Risk” Compensation

Our total direct compensation (“TDC”) consists of base salary, annual cash incentive and long-term compensation. We target TDC for our executive officers at market median and place a significant portion of that compensation “at risk” subject to achieving both short-term and long-term performance goals. Approximately 85% of the annual target TDC of our Chief Executive Officer and, on average, approximately 71% of the annual target TDC of our other Named Executive Officers (in each case excluding non-qualified supplemental retirement income) is equity or performance-based compensation. Only the base salary portion of executive compensation is fixed.

Incentive Programs and 2016 Incentive Pay Outcomes

The 2016 incentive pay outcomes for our Named Executive Officers demonstrated the application of our pay for performance philosophy.

Annual Incentive Plan

Awards under our Executive Annual Incentive Plan, or Annual Incentive Plan, are tied to our financial and operational performance through the Entergy Achievement Multiplier (“EAM”), which is the performance metric used to determine the maximum funding available for awards under the plan. The 2016 EAM was determined based in equal part on our success in achieving our operational

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EXECUTIVE OFFICER COMPENSATION

earnings per share (“EPS”) and operational operating cash flow (“OCF”) goals set at the beginning of the year. These goals were approved by the Personnel Committee based on the Company’s financial plan and the Board’s overall goals for the Company and were consistent with the Company’s published earnings guidance.

❖

2016 Annual Incentive Plan Payout. For 2016, the Personnel Committee, based on a recommendation of the Finance Committee, determined that management exceeded its operational EPS goal of $5.35 per share by $1.76, but fell short of its operational OCF goal of $3.180 billion by approximately $176 million. Based on the targets and ranges previously established by the Committee, these results resulted in a calculated EAM of 133%. This determined the maximum funding level for the plan and the maximum award, as a percentage of target, that could be received by any of the executive officers, subject to downward adjustment based on individual performance. After considering individual performance, the Personnel Committee approved a payout of 133% of target for the Chief Executive Officer and payouts ranging from 100% to 130% of target for the other Named Executive Officers.

Long-Term Incentives

Our long term incentives consist of three components to incentivize long-term value creation – performance units, stock options and restricted stock. Performance under our Long-Term Performance Unit Program is measured over a three year period by assessing Entergy’s total shareholder return in relation to the total shareholder return of the companies included in the Philadelphia Utility Index. Payouts, if any, are based on our total shareholder return performance in relation to our peers and are not subject to adjustment by the Personnel Committee. We also use stock options, which reward increases in the market value of our common stock, and restricted stock, which is an effective retention mechanism.

❖

Long-Term Performance Unit Program Payout. For the three-year performance period ending in 2016, the Company’s total shareholder return was in the third quartile, resulting in a payout of 36% of target for our executive officers. Payouts were made in shares of Entergy stock which are required to be held by executives until they satisfy our executive stock ownership guidelines.

The Link Between Pay and Performance

The chart below compares, for each of the past three years, the Chief Executive Officer’s target TDC – comprising (i) base salary, (ii) Annual Incentive Plan target, and (iii) long-term incentive compensation consisting of performance unit, stock option and restricted stock grants, all valued at their grant date fair values – with the value of such compensation actually delivered or deliverable under our programs as of December 30, 2016, calculated as described below. The chart also illustrates how our total shareholder return (consisting of stock price appreciation/depreciation and dividends paid during the period) has compared to the total shareholder return of the companies in the Philadelphia Utility Index over the three-year period presented. We believe this chart illustrates the important role that “at risk” performance-based compensation plays in linking the value of compensation actually received by our Chief Executive Officer to the various performance measures used by our programs and to the Company’s total shareholder return.

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EXECUTIVE OFFICER COMPENSATION

The compensation delivered or deliverable for each year was calculated as of December 31, 2016 based on:

•	amounts actually paid under the Annual Incentive Plan;
•

payouts actually received under the Long-Term Performance Unit Program or, for performance periods still in progress, the estimated value of the shares that would be payable if the performance periods ended on December 30, 2016, valued based on the closing price of Entergy common stock of $73.47 on December 30, 2016;

•	the intrinsic (“in-the-money”) value of the stock options granted in the applicable year based on the closing price of Entergy common stock of $73.47 on December 30, 2016; and
•	for restricted stock grants, the value of such shares at December 30, 2016.

We reflect as “unvested LTI” the sum of the values, determined as set forth above, of (i) long-term performance units for in-progress performance periods, (ii) shares of restricted stock that are unvested as of January 31, 2017, and (iii) stock options that are unvested as of January 31, 2017. The actual payouts for the performance unit grants made in 2015 and 2016 (for the 2015-2017 and the 2016-2018 performance periods) will be determined based on our total shareholder return in relation to our peers for the applicable performance period. The value of other equity-based compensation will change depending on our future stock price performance.

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EXECUTIVE OFFICER COMPENSATION

What We Pay and Why

How We Set Target Pay

To develop a competitive compensation program, the Personnel Committee annually reviews compensation data from two sources:

Use of Competitive Data

The Committee uses published and private compensation survey data to develop marketplace compensation levels for our executive officers. The data, which are compiled by Pay Governance LLC, the Committee’s independent compensation consultant, compare the current compensation opportunities provided to each of our executive officers against the compensation opportunities provided to executives holding similar positions at companies with corporate revenues similar to ours. For non-industry specific positions, the Committee reviews general industry data for total cash compensation (base salary and annual incentive) since the market for talent is broader than the utility sector. For management positions that are industry-specific, such as Group President, Utility Operations, the Committee reviews data from utility companies for total cash compensation. However, for long-term incentives, all positions are reviewed relative to utility market data. The survey data reviewed by the Committee cover hundreds of companies across a broad range of industries and approximately 60 investor-owned utility companies. In evaluating compensation levels against the survey data, the Committee considers only the aggregated survey data. The identities of the companies participating in the compensation survey data are not disclosed to, or considered by, the Committee in its decision-making process and, thus, are not considered material by the Committee.

The Committee uses this survey data to develop compensation opportunities that are designed to deliver total target compensation at approximately the 50th percentile of the surveyed companies in the aggregate. The survey data are the primary data used for purposes of assessing target compensation. As a result, Mr. Denault, our Chief Executive Officer, is compensated at a higher level than our other Named Executive Officers, reflecting market practices that compensate chief executive officers at greater potential compensation levels with more pay “at risk” than other Named Executive Officers, due to the greater responsibilities and accountability required of a Chief Executive Officer. In most cases, the Committee considers its objectives to have been met if our Chief Executive Officer and the eight (8) other executive officers (including all of the Named Executive Officers) who constitute what we refer to as our Office of the Chief Executive each has a target compensation opportunity that falls within the range of 85% – 115% of the 50th percentile of the survey data. Promoted officers or officers who are new to their roles may be transitioned into the targeted market range over time. Actual compensation received by an individual officer may be above or below the targeted range based on an individual officer’s skills, performance, experience and responsibilities, Company performance and internal pay equity. For 2016, the total target compensation of each of our Named Executive Officers fell within the targeted range, except for one officer whose total targeted compensation was set slightly above the targeted range based on the Committee’s assessment of his skills, performance, experience and responsibilities and internal pay equity.

Proxy Analysis

Although the survey data described above are the primary data used in determining compensation, the Committee reviews data derived from the proxy statements of companies included in the Philadelphia Utility Index as an additional point of comparison. The proxy data are used to compare the compensation levels of our Named Executive Officers with the compensation levels of the corresponding top five highest paid executive officers of the companies included in the Philadelphia Utility Index, as reported in their proxy statements. The Personnel Committee uses this analysis to

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evaluate the overall reasonableness of the Company’s compensation programs. The following companies were included in the Philadelphia Utility Index at the time the proxy data from the 2016 filings were compiled:

• AES Corporation	• El Paso Electric
• Ameren Corporation	• EverSource Energy
• American Electric Power Co. Inc.	• Exelon Corporation
• American Water Works	• FirstEnergy Corporation
• CenterPoint Energy Inc.	• NextEra Energy
• Consolidated Edison Inc.	• PG&E Corporation
• Dominion Resources Inc.	• Public Service Enterprise Group Inc.
• DTE Energy Company	• Southern Company
• Duke Energy Corporation	• Xcel Energy
• Edison International

Executive Compensation Elements

The following table summarizes the elements of TDC granted or paid to our executive officers under our 2016 executive compensation program. The program uses a mix of fixed and variable compensation elements and provides alignment with both short- and long-term business goals through annual and long-term incentives. The Committee establishes the performance measures and ranges of performance for the variable compensation elements. An individual’s award is based primarily on corporate performance, market-based compensation levels and individual performance.

Element	Key Characteristics	Why We Pay This Element	How We Determine the Amount	2016 Decisions
Base Salary	Fixed compensation component payable in cash. Reviewed annually and adjusted when appropriate.	Provides a base level of competitive cash compensation for executive talent.	Experience, job scope, market data, individual performance and internal pay equity.

•    All of the Named Executive Officers, other than Mr. Bakken, received increases in their base salaries ranging from 2.5% to 4.0%. In addition to his merit increase, Mr. Brown’s salary was increased by approximately 18% to reflect the additional responsibilities he assumed in 2016. Mr. Bakken’s base salary was determined using market data. See page 43.

Annual Incentive Awards	Variable compensation component payable in cash based on performance against goals established annually.	Motivate and reward executives for performance on key financial and operational measures during the year.	Target opportunity is determined based on job scope, market data and internal pay equity. For 2016, awards were determined based on success in meeting operational EPS and operational

•    Mr. Denault’s target annual incentive award for 2016 was 135% of base salary, and target awards were 70% of base salary for the other Named Executive Officers.

•    Strong operational and financial performance and a review of individual

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Element	Key Characteristics	Why We Pay This Element	How We Determine the Amount	2016 Decisions
			OCF targets, subject to downward adjustment at the Personnel Committee’s discretion.	performance resulted in an award at 133% of target for our Chief Executive Officer and payouts ranging from 100% to 130% of target for the other Named Executive Officers. See pages 44-46.
Long-Term Performance Unit Program	Each performance unit equals one share of our common stock. Performance is measured at the end of a three-year performance period. Each unit also earns the equivalent of the dividends paid during the performance period. Performance units granted under the Long-Term Performance Unit Program are settled in shares of Entergy common stock.	Focuses our executive officers on building long-term shareholder value and increases our executive officers’ ownership of our common stock.	Payout based on Entergy’s total shareholder return relative to the total shareholder return of the companies in the Philadelphia Utility Index.

•   Performance unit grants for the 2016 to 2018 performance period represented approximately 39% of target TDC for our Chief Executive Officer and approximately 31% for the other Named Executive Officers.

•   Unfavorable relative total shareholder return in 2015 and 2016, partially offset by strong relative total shareholder return for 2014, resulted in performance in the third quartile for the 2014 to 2016 performance period, yielding a payout of 36% of target for the Named Executive Officers.

Stock Options	Non-qualified stock options are granted at fair market value, have a ten-year term and vest over 3 years – 33 1⁄3% on each anniversary of the grant date.	Reward executives for absolute value creation and coupled with restricted stock provide competitive compensation, retain executive talent and increase our executive officers’ ownership in our common stock.	Job scope, market data, individual performance and Company performance.	• Stock options granted in 2016 represented approximately 13% of target TDC for our Chief Executive Officer and approximately 10% for the other Named Executive Officers.
Restricted Stock Awards	Restricted stock awards vest over 3 years – 33 1⁄3% on each anniversary of the grant date, have	Coupled with stock options, align interests of executives with long-term	Job scope, market data, individual performance and Company performance.	• Restricted stock granted in 2016 represented approximately 13% of target TDC for our Chief Executive Officer and

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Element	Key Characteristics	Why We Pay This Element	How We Determine the Amount	2016 Decisions
	voting rights and accrue dividends during the vesting period.	shareholder value, provide competitive compensation, retain executive talent and increase our executive officers’ ownership in our common stock.		approximately 10% for the other Named Executive Officers.

Fixed Compensation

Base Salary

The Personnel Committee determines the base salaries for all of our Named Executive Officers based on competitive compensation data, performance considerations and advice provided by the Committee’s independent compensation consultant. The Committee also considers internal pay equity; however, the Committee has not established any predetermined formula against which the base salary of one Named Executive Officer is measured against another officer or employee.

In 2016, all of the Named Executive Officers, other than Mr. Bakken, received merit increases in their base salaries ranging from approximately 2.5% to 4.0%. The increases in base salary were made in light of current economic conditions and the projected growth in executive salaries in 2016 based on the market data previously discussed in this CD&A under “What We Pay and Why – How We Set Target Pay,” as well as an internal pay equity comparison.

The following table sets forth the 2015 and 2016 base salaries for our Named Executive Officers. Except as indicated below, changes in base salaries for 2016 were effective in April.

Named Executive Officer	2015 Base Salary	2016 Base Salary
Leo P. Denault	$1,170,000	$1,200,000
Andrew S. Marsh	$537,892	$559,408
A. Christopher Bakken, III(1)	—	$605,000
Marcus V. Brown(2)	$491,500	$605,000
Roderick K. West	$643,044	$659,120

(1)

When Mr. Bakken joined Entergy in April 2016, his base salary was set at $605,000 based on competitive market data that placed him at the 50th percentile of the market data discussed above, as well as internal pay equity considerations.

(2)

In April 2016, Mr. Brown received a merit increase of 4% to his base salary. In May 2016, his base salary was further adjusted to $605,000 following an external market competitive pay analysis to reflect his additional responsibilities when he assumed leadership of the Company’s corporate communications and regulatory and governmental affairs groups, in addition to his leadership of the Company’s legal department.

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Variable Compensation

Short-Term Incentive Compensation

Annual Incentive Plan

We include performance-based incentives in the Named Executive Officers’ compensation packages because we believe performance-based incentives encourage our Named Executive Officers to pursue objectives consistent with the overall goals and strategic direction that the Board has approved for our Company.

EAM is the performance metric used to determine the maximum percentage of target annual plan opportunities that will be paid each year to each Named Executive Officer under the Annual Incentive Plan. Once the EAM has been determined, individual awards may be adjusted downward, but not upward, from the EAM at the Personnel Committee’s discretion, based on individual performance and other factors deemed relevant by the Personnel Committee. Mr. Denault’s target annual plan opportunity for 2016 was 135% of base salary and the target annual plan opportunity for the other Named Executive Officers was 70% of base salary. The target opportunities established for these officers were comparable to the target opportunities historically set for these positions and levels of responsibility, except for Mr. Denault’s. Mr. Denault’s target opportunity was set to align it with target opportunities of other chief executive officers based on the compensation survey data compiled by Pay Governance. The Named Executive Officers may earn a maximum payout ranging from 0% to 200% of their target opportunity, calculated as described in the table below.

Each year the Personnel Committee reviews the performance measures used to determine the EAM. In December 2015, the Personnel Committee decided to retain operational EPS and operational OCF, each measure weighted equally, as the performance measures for determining the EAM. The Committee considered a variety of other potential measures, but determined that operational EPS and OCF continued to be the best metrics to use because, among other things, they are objective measures that our investors consider to be important in evaluating our financial performance and because our goals in that regard are broadly communicated both internally and externally. This provides both discipline and transparency that the Committee believes are important objectives of any well designed incentive compensation plan.

The Personnel Committee also engages in a rigorous process each year to establish the targets for the Annual Incentive Plan with a goal of establishing target achievement levels that are consistent with the Company’s strategy and business objectives for the upcoming year, as reflected in its financial plan, and sufficient to drive results that represent a high level of achievement for the Company, taking into consideration the applicable business environment and specific challenges facing the Company. These targets are approved based on a comprehensive review by the full Board of the Company’s financial plan, including changes in commodity market conditions and other key drivers of anticipated changes in performance from the preceding year. The Committee also reviews the effects on plan results of various risks and opportunities that are recognized at the time the plan is set, to assure that targets that are determined based on the plan reflect an appropriate balance of risks and opportunities. The Committee further confirms that the targets it approves are aligned with the earnings guidance that will be communicated to the financial markets, which ensures that the internal targets we set for purposes of our incentive compensation plans are aligned with the external expectations set and communicated to our shareholders.

In January 2016, after full Board review of management’s 2016 financial plan for the Company and engaging in the process discussed above, the Committee determined the Annual Incentive Plan targets to be used for purposes of determining Annual Incentive Plan awards for 2016. In keeping with its past practice, the Committee also determined that for purposes of measuring performance against

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such targets, the Committee would exclude the effect on reported results of any major storms that may occur during the year. This exclusion was viewed by the Committee as appropriate because although the Company includes estimates for minor storm events in its financial plan, it does not include estimates for a major storm event, such as a hurricane. The Committee also approved the exclusion from reported results of the outcome of a pending regulatory litigation matter, to the extent such outcome was not treated as a special item and excluded from operational results. Neither of these pre-approved exclusions ultimately resulted in any adjustment to the reported results.

In determining the targets to set for 2016, the Committee reviewed anticipated drivers for operational EPS and OCF for 2016 as set forth in the Company’s financial plan and as reflected in our published earnings guidance. Under the plan, operational EPS was expected to decline from 2015 results due primarily to the significant impact on 2015 operational results of tax benefits and, to a lesser extent, favorable weather, which were not anticipated to recur in 2016. Together, these factors accounted for $1.89 of operational EPS for 2015. Under the plan, operational OCF was also expected to decline slightly in 2016 from 2015 results, due primarily to the timing of recovery of certain fuel and purchased power costs in the utility business.

After adjusting to eliminate the impact of weather and tax benefits, the 2016 plan targets required management to achieve strong growth in utility operational earnings and modest growth in EWC operational earnings, despite an expectation for further declines in wholesale energy and capacity prices. While the resulting targets represented declines from 2015 operational results, the Committee concluded, based on a careful review of the overall plan, that the targets derived from the plan challenged management appropriately to deliver strong growth in the Company’s core business while continuing to manage the significant risks at EWC and represented an appropriate balancing of the Company’s business risks and opportunities for 2016.

The following table shows the resulting Annual Incentive Plan targets established by the Personnel Committee in January 2016, and 2016 results:

Annual Incentive Plan Targets and Results
	Performance Goals(1)
	Minimum	Target	Maximum	2016 Results
Operational Earnings Per Share ($)	4.82	5.35	5.88	7.11
Operational Operating Cash Flow ($ billion)	2.795	3.180	3.565	3.004
EAM as % of Target	25%	100%	200%	133%

(1)

Payouts for performance between minimum and target achievement levels and between target and maximum levels are calculated using straight-line interpolation. There is no payout for performance below minimum.

In January 2017, the Finance and Personnel Committees jointly reviewed the Company’s financial results against the performance objectives reflected in the table above. Management discussed with the Committees the Company’s operational EPS and OCF results for 2016, including primary factors explaining how those results compared to the 2016 business plan and Annual Incentive Plan targets. Operational EPS exceeded the Company’s operational EPS goal of $5.35 per share set at the beginning of the year by $1.76, but management fell short of achieving its operational OCF goal of $3.180 billion by approximately $176 million, leading to a calculated EAM of 133%. Operational results excluded the impact of certain special items that were excluded from as-reported (GAAP) EPS and OCF to determine operational EPS and OCF, including asset impairments and related write-offs at

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EWC related to the Company’s 2016 decision to close two nuclear generating plants and certain costs associated with the nuclear plant closings. The Personnel Committee did not make any adjustments to the operational EPS and OCF results to determine the EAM for 2016.

In determining individual executive officer awards under the Annual Incentive Plan, the Committee considered individual performance and, in particular, whether there were additional factors beyond those captured by the EAM measures that should be taken into account in determining whether to exercise negative discretion to reduce awards below the levels determined by the EAM. In determining the extent of negative discretion, if any, that it would exercise with respect to each executive officer, the Committee considered the executive’s key accountabilities and accomplishments, time in role, and individual performance executing on the Company’s strategies in 2016. This resulted in a payout equal to the EAM, or 133% of target, for the Chief Executive Officer and awards ranging from 100% of target to 130% of target for the other Named Executive Officers.

Based on the foregoing evaluation of management performance, the Personnel Committee approved the following Annual Incentive Plan payouts to each Named Executive Officer for 2016:

Named Executive Officer	Base Salary	Target as Percentage of Base Salary	Payout as Percentage of Target	2016 Annual Incentive Award
Leo P. Denault	$1,200,000	135%	133%	$2,154,600
Andrew S. Marsh	$559,408	70%	130%	$509,061
A. Christopher Bakken, III	$605,000	70%	125%	$529,375
Marcus V. Brown	$605,000	70%	130%	$550,550
Roderick K. West	$659,120	70%	100%	$461,384

Long-Term Incentive Compensation

Our goal for our long-term incentive compensation is to focus our executive officers on building shareholder value and to increase our executive officers’ ownership of our common stock in order to more closely align their interest with those of our shareholders. In our long-term incentive compensation programs, we use a mix of performance units, restricted stock and stock options. Performance units reward the Named Executive Officers on the basis of total shareholder return, which is a measure of stock price appreciation and dividend payments, in relation to the companies in the Philadelphia Utility Index. Restricted stock ties our executive officers’ long-term financial interest to the long-term financial interests of our shareholders. Stock options provide a direct incentive to increase the value of our common stock. In general, we seek to allocate the total value of long-term incentive compensation as follows:

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Awards for individual Named Executive Officers may vary from this target as a result of individual performance, promotions and internal pay equity. The performance units for the 2014-2016 and 2015-2017 performance periods were awarded under our 2011 Equity Ownership Plan and Long-Term Cash Incentive Plan (“2011 Equity Ownership Plan”) and the performance units for the 2016-2018 performance period and all of the shares of restricted stock, stock options and restricted stock units granted to our Named Executive Officers in 2016 were granted pursuant to the 2015 Equity Ownership Plan (the “2015 Equity Ownership Plan,” together with the 2011 Equity Ownership Plan, the “Equity Ownership Plans”). The Equity Ownership Plans require both a change in control and an involuntary job loss or substantial diminution of duties (a “double trigger”) for the acceleration of these awards upon a change in control.

Performance Unit Program

We issue performance unit awards to our Named Executive Officers under our Long-Term Performance Unit Program. Each performance unit represents the value of one share of our common stock at the end of the three-year performance period, plus dividends accrued during the performance period. The Personnel Committee sets payout opportunities for the program at the outset of each performance period, and the program is structured to reward Named Executive Officers only if performance goals approved by the Personnel Committee are met. The Personnel Committee has no discretion to make awards if minimum performance goals are not achieved.

The performance units granted under the Long-Term Performance Unit Program and accrued dividends on any shares earned during the performance period are settled in shares of Entergy common stock rather than cash. No shares are issued, including shares attributable to accrued dividends, unless performance goals are achieved. All shares paid out under the Long-Term Performance Unit Program are required to be retained by our officers until applicable executive stock ownership requirements are met.

The Long-Term Performance Unit Program specifies a minimum, target and maximum achievement level, the achievement of which will determine the number of performance units that may be earned by each participant. We measure performance by assessing Entergy’s total shareholder return relative to the total shareholder return of the companies in the Philadelphia Utility Index, which we refer to as our peer companies. The Personnel Committee identified the Philadelphia Utility Index as the appropriate industry peer group for this purpose because the companies included in this index, in the aggregate, approximate the Company in terms of business and scale. The Personnel Committee chose relative total shareholder return as a measure of performance because it reflects the Company’s creation of shareholder value relative to other electric utilities over the performance period. It also takes into account dividends paid by the companies in this index and normalizes certain events that affect the industry as a whole. Minimum, target and maximum performance levels are determined by reference to the ranking of Entergy’s total shareholder return against the total shareholder return of the companies in the Philadelphia Utility Index.

Performance Unit Program Grants. At any given time, a participant in the Long-Term Performance Unit Program may be participating in up to three performance periods. During 2016, eligible participants were participating in the 2014-2016, 2015-2017 and 2016-2018 performance periods. Subject to achievement of the applicable performance levels as described below, the Personnel Committee established the following target performance unit payout opportunities for each of the 2014-2016, 2015-2017 and the 2016-2018 performance periods:

Named Executive Officer	2014-2016 Target	2015-2017 Target	2016-2018 Target
Leo P. Denault	40,000	33,100	41,700
Andrew S. Marsh	9,400	6,550	8,200
A. Christopher Bakken, III(1)	—	3,639	7,289
Marcus V. Brown	9,400	6,550	8,200
Roderick K. West	9,400	6,550	8,200

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(1)	As a new hire in 2016, Mr. Bakken did not participate in the 2014-2016 performance period, but received pro-rated target award opportunities for the 2015-2017 and 2016-2018 performance periods.

The range of potential payouts for the 2014-2016, 2015-2017 and 2016-2018 performance periods under the program is shown below.

Performance Level	Zero	Minimum	Target	Maximum
Total Shareholder Return	4th Quartile	Bottom of 3rd Quartile	Median percentile	Top Quartile
Payout	No Payout	Minimum Payout of 25% of target	100% of target	200% of Target

For the 2015-2017 and 2016-2018 performance periods, there is no payout for performance that falls within the lowest quartile of performance of the peer companies, and for top quartile performance a maximum payout of 200% of target is earned. Payouts between minimum and target and between target and maximum are calculated by interpolating between the performance of the company at the top of the fourth quartile of performance of the peer companies and the median or between the median and the performance of the company at the bottom position of the top quartile of performance of the peer companies, respectively.

Payout for the 2014-2016 Performance Period. In January 2017, the Committee reviewed the Company’s total shareholder return for the 2014-2016 performance period in order to determine the payout to participants for the 2014-2016 performance period. The Committee compared the Company’s total shareholder return against the total shareholder return of the companies that comprise the Philadelphia Utility Index, with the performance measures and range of potential payouts for the 2014-2016 performance period similar to that discussed above. As recommended by the Finance Committee, the Personnel Committee determined that the Company’s relative total shareholder return fell in the third quartile, resulting in payouts to the Named Executive Officers of 36% of target. Payouts under our performance unit program are made in shares of Entergy common stock. For the 2014-2016 performance period, the following numbers of shares of Entergy common stock, including dividend equivalents were issued:

Named Executive Officer	2014-2016 Target	Number of Shares Issued	Value of Shares Actually Issued(1)	Grant Date Fair Value
Leo P. Denault	40,000	16,375	$1,177,199	$2,686,400
Andrew S. Marsh	9,400	3,848	$276,633	$631,304
A. Christopher Bakken, III(2)	—	—	—	—
Marcus V. Brown	9,400	3,848	$276,633	$631,304
Roderick K. West	9,400	3,848	$276,633	$631,304

(1)	Value determined based on the closing price of our common stock on January 18, 2017 ($71.89), the date the Personnel Committee certified the 2014-2016 performance period results.
(2)	As a new hire in 2016, Mr. Bakken was not eligible to participate in the 2014-2016 performance period.

Stock Options and Restricted Stock

We grant stock options and restricted stock as a long-term incentive to our executive officers. As previously discussed, the Personnel Committee considers several factors in determining the number of stock options and shares of restricted stock it will grant to our Named Executive Officers,

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including Company and individual performance, internal pay equity, prevailing market practice, targeted long-term value created by the use of stock options and restricted stock, and the potential dilutive effect of stock option and restricted stock grants. The Committee’s assessment of individual performance of each Named Executive Officer is the most important factor in determining the number of shares of restricted stock and stock options awarded, except with respect to the Chief Executive Officer for whom comparative market data is the most important factor. The Committee, in consultation with our Chief Executive Officer, reviews each other Named Executive Officer’s performance, role and responsibilities, strengths and developmental opportunities. Stock option and restricted stock awards for our Chief Executive Officer are determined solely by the Personnel Committee on the basis of the same considerations. Mr. Denault’s 2016 awards are comparable to historical awards granted to our Chief Executive Officer and reflect the decreased stock price at the time of grant.

The following table sets forth the number of stock options and shares of restricted stock granted to each Named Executive Officer in 2016. The exercise price for each option was $70.56, which was the closing price of Entergy’s common stock on the date of grant.

Named Executive Officer	Stock Options	Shares of Restricted Stock
Leo P. Denault	167,000	15,700
Andrew S. Marsh	45,000	6,400
A. Christopher Bakken, III(1)	—	—
Marcus V. Brown	45,000	6,400
Roderick K. West	41,000	6,000

(1)	Mr. Bakken was not eligible to receive stock options or restricted stock in 2016.

Restricted Stock Units

Restricted stock units granted under our 2015 Equity Ownership Plan represent phantom shares of Company common stock (i.e., non-stock interests that have an economic value equivalent to a share of our common stock). We occasionally grant restricted stock units for retention purposes, to offset forfeited compensation from a previous employer or for other limited purposes. If all conditions of the grant are satisfied, restrictions on the restricted units lift at the end of the restricted period and the restricted stock units are settled in shares of Entergy common stock. Restricted stock units are generally service-based awards for which restrictions lift, subject to continued employment, generally over a two- to five-year period.

On April 6, 2016, in connection with the commencement of his employment as Chief Nuclear Officer, the Personnel Committee granted Mr. Bakken 30,000 restricted stock units. Mr. Bakken’s award was made in part to recruit him to join the Company, to offset compensation that Mr. Bakken forfeited by joining Entergy, in recognition of his leadership role as the Company’s Chief Nuclear Officer to transform our nuclear fleet and to encourage retention of his leadership in light of his marketability as a chief nuclear officer.

Mr. Bakken’s restricted stock units will vest and be settled in shares of our common stock in three equal installments on April 6, 2019, April 6, 2022 and April 6, 2025, provided that he remains continually employed as our Chief Nuclear Officer or in a comparable position through each vesting date. Pursuant to his restricted stock unit agreement, if Mr. Bakken’s employment terminates due to total disability or death, then he will vest in and be paid the 10,000 restricted stock units that otherwise would have vested had he satisfied the vesting conditions of the restricted stock unit agreement through the next vesting date to occur following the date of his death or total disability. Additionally, if Mr. Bakken’s employment is terminated by his Entergy employer other than for cause on or before April 5, 2019, then he will vest in and be paid the 10,000 restricted stock units in which he otherwise would have vested on April 6, 2019, subject to Mr. Bakken timely executing and not revoking a release of claims against the Company and its affiliates. In the event of a change in control, the unvested restricted stock units will fully vest upon Mr. Bakken’s termination of employment by his Entergy

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employer without cause or by Mr. Bakken with good reason during a change in control period (as defined in the 2015 Equity Ownership Plan). Otherwise, if Mr. Bakken voluntarily resigns or is terminated, he will forfeit all unvested stock units.

Benefits and Perquisites

Entergy’s Named Executive Officers are eligible to participate in or receive the following benefits:

Plan Type	Description
Retirement Plans

Company-sponsored:

•   Entergy Retirement Plan – a tax-qualified final average pay defined benefit pension plan that covers a broad group of employees hired before July 1, 2014.

•   Cash Balance Plan – a tax-qualified cash balance defined benefit retirement plan that covers a broad group of employees hired on or after July 1, 2014.

•   Pension Equalization Plan – a non-qualified pension restoration plan for a select group of management or highly compensated employees who participate in the Entergy Retirement Plan.

•   Cash Balance Equalization Plan – a non-qualified restoration plan for a select group of management or highly compensated employees who participate in the Cash Balance Plan.

•   System Executive Retirement Plan – a non-qualified supplemental retirement plan for individuals who became executive officers before July 1, 2014.

See the 2016 Pension Benefits Table on page 64 of this Proxy Statement for additional information regarding the operation of the plans described above.

Savings Plan	Company-sponsored 401(k) Savings Plan that covers a broad group of employees. Additional information about the Savings Plan can be found on page 66 of this Proxy Statement.
Health & Welfare Benefits

Medical, dental and vision coverage, life and accidental death and dismemberment insurance, business travel accident insurance and long-term disability insurance.

Eligibility, coverage levels, potential employee contributions and other plan design features are the same for the Named Executive Officers as for the broad employee population.

2016 Perquisites

Corporate aircraft usage, annual mandatory physical exams, relocation assistance and event tickets. The Named Executive Offices do not receive tax gross ups on any benefits, except for relocation assistance. For additional information regarding perquisites, see the “All Other Compensation” column in the 2016 Summary Compensation Table on page 57 of this Proxy Statement.

Deferred Compensation	The Named Executive Officers are eligible to defer up to 100% of their base salary and Annual Incentive Plan awards into the Company-sponsored Executive Deferred Compensation Plan
Executive Disability Plan

Eligible individuals who become disabled under the terms of the plan are eligible for 65% of the difference between their annual base salary and $276,923 (the annual base salary that produces the maximum $15,000 monthly disability payment under our general long-term disability plan).

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We provide these benefits to our Named Executive Officers as part of providing a competitive executive compensation program and because we believe that these benefits are important retention and recruitment tools since many, if not all, of the companies with which we compete for executive talent provide similar arrangements to their senior executive officers.

Compensation Arrangements

Mr. Bakken’s Employment

In connection with the commencement of his employment, Mr. Bakken received a sign-on bonus of $650,000 and received a grant of 30,000 restricted stock units on April 6, 2016, the terms of which are previously described. Mr. Bakken is also eligible for certain relocation benefits pursuant to our Relocation Assistance Policy and to certain additional relocation benefits, including the direct purchase of his home at an agreed upon price, which the Personnel Committee determined was necessary to facilitate Mr. Bakken’s transition to the Company and to mitigate the expenses associated with his relocation. Mr. Bakken’s sign-on bonus and certain of his relocation benefits are subject to forfeiture if Mr. Bakken terminates his service prior to the one year anniversary of his date of hire.

Mr. Bakken is expected to be eligible to participate in our annual and long-term incentive plans at the same level as the other Named Executive Officers, except Mr. Denault. Mr. Bakken was not eligible to participate in the 2014-2016 performance period, but received pro-rated target award opportunities for the 2015-2017 and 2016-2018 performance periods, in accordance with the terms of the program. Mr. Bakken also participates in our Cash Balance Plan and our Cash Balance Equalization Plan, retirement plans that are available to all eligible executive officers hired on or after July 1, 2014. For more information about the Cash Balance Plan and our Cash Balance Equalization Plan, see “2016 Pension Benefits.” Beginning in 2017, Mr. Bakken also is eligible to participate in our annual stock option and restricted stock programs.

Mr. Bakken also participates in the Nuclear Retention Plan, a retention plan for officers and other leaders with expertise in the nuclear industry. The Personnel Committee authorized this plan to attract and retain key management and employee talent in the nuclear power field, a field that requires unique technical and other expertise that is in great demand in the utility industry. The plan provides for bonuses to be paid annually over a three-year employment period with the bonus opportunity dependent on the participant’s management level and continued employment. Each annual payment is equal to an amount ranging from 15% to 30% of the employee’s base salary as of their date of enrollment in the Plan. Mr. Bakken’s participation in the plan commenced in May 2016 and in accordance with the terms and conditions of the plan, in May 2017, 2018 and 2019, subject to his continued employment, Mr. Bakken will receive a cash bonus equal to 30% of his base salary as of May 1, 2016. This plan does not allow for accelerated or prorated payout upon termination of any kind. The three year coverage period and percentage of base salary payable under the plan are consistent with the terms of participation of other senior nuclear officers who participate in this plan.

The terms of Mr. Bakken’s employment were reviewed by the Personnel Committee, were determined based on competitive market data, and were designed to reflect the competition for chief nuclear officer talent in the marketplace and the Committee’s assessment of the critical role this position plays in transforming our nuclear fleet and to encourage retention of his leadership in light of his marketability as a chief nuclear officer.

Post Termination Plans and Arrangements

The Personnel Committee believes that retention and transitional compensation arrangements are an important part of overall compensation. The Committee believes that these arrangements help to secure the continued employment and dedication of our Named Executive Officers, notwithstanding any concern that they might have at the time of a change in control regarding their own continued

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employment. In addition, the Committee believes that these arrangements are important as recruitment and retention devices, as all or nearly all of the companies with which we compete for executive talent have similar arrangements in place for their senior employees.

To achieve these objectives, we have established a System Executive Continuity Plan under which each of our Named Executive Officers is entitled to receive “change in control” payments and benefits if such officer’s employment is involuntarily terminated in connection with a change in control of the Company. Severance payments under the System Executive Continuity Plan are based on a multiple of the sum of an executive officer’s annual base salary plus his average Annual Incentive Plan award for the two calendar years immediately preceding the calendar year in which the termination of employment occurs. Under no circumstances can this multiple exceed 2.99 times the sum of (a) the executive officer’s annual base salary as in effect at any time within one year prior to the commencement of a change in control period or if higher, immediately prior to a circumstance constituting good reason plus (b) his annual incentive, calculated using the average annual target opportunity derived under the Annual Incentive Plan for the two calendar years immediately preceding the calendar year in which the officer’s termination occurs, or if higher, the annual incentive award actually received under the Annual Incentive Plan for the calendar year immediately preceding the calendar year in which the termination of employment occurs. We strive to ensure that the benefits and payment levels under the System Executive Continuity Plan are consistent with market practices. Our executive officers, including the Named Executive Officers, will not receive any tax gross up payments on any severance benefits received under this plan. For more information regarding the System Executive Continuity Plan, see “2016 Potential Payments Upon Termination or Change in Control—System Executive Continuity Plan.”

In certain cases, the Committee may approve the execution of a retention agreement with an individual executive officer. These decisions are made on a case by case basis to reflect specific retention needs or other factors, including market practice. If a retention agreement is entered into with an individual officer, the Committee considers the economic value associated with that agreement in making overall compensation decisions for that officer. The Company has voluntarily adopted a policy that any employment or severance agreements providing severance benefits in excess of 2.99 times the sum of an officer’s annual base salary and annual incentive award (other than the value of the vesting or payment of an outstanding equity-based award or the pro rata vesting or payment of an outstanding long-term incentive award) must be approved by the Company’s shareholders.

We currently have a retention agreement with Mr. Denault. In general, Mr. Denault’s retention agreement provides for certain payments and benefits in the event of his termination of employment by his Entergy employer other than for cause, by Mr. Denault for good reason or on account of his death or disability. See “2016 Potential Payments Upon Termination or Change in Control – Mr. Denault’s 2006 Retention Agreement.” Because Mr. Denault has reached age 55, certain severance payment provisions in his retention agreement no longer apply. Mr. Denault will not receive tax gross up payments on any payments or benefits he may receive under his agreement. Mr. Denault’s retention agreement was entered into in 2006 when he was our Chief Financial Officer and was designed to reflect the competition for chief financial officer talent in the marketplace at that time and the Committee’s assessment of the critical role this position played in executing the Company’s long-term financial and other strategic objectives. Based on the market data provided by its former independent compensation consultant, the Committee believes the benefits and payment levels under Mr. Denault’s retention agreement are consistent with market practices.

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EXECUTIVE OFFICER COMPENSATION

Compensation Policies and Practices

We strive to ensure that our compensation philosophy and practices are in line with the best practices of companies in our industry as well as other companies in the S&P 500. Some of these practices include the following:

Clawback Provisions

We have adopted a clawback policy that covers all individuals subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), including all of the members of our Office of the Chief Executive. Under the policy, the Committee will require reimbursement of incentives paid to these executive officers where:

•

(i) the payment was predicated upon the achievement of certain financial results with respect to the applicable performance period that were subsequently determined to be the subject of a material restatement other than a restatement due to changes in accounting policy; or (ii) a material miscalculation of a performance award occurs, whether or not the financial statements were restated and, in either such case, a lower payment would have been made to the executive officer based upon the restated financial results or correct calculation; or

•

in the Board of Directors’ view, the executive officer engaged in fraud that caused or partially caused the need for a restatement or caused a material miscalculation of a performance award, in each case, whether or not the financial statements were restated.

The amount the Committee requires to be reimbursed is equal to the excess of the gross incentive payment made over the gross payment that would have been made if the original payment had been determined based on the restated financial results or correct calculation. Further, following a material restatement of our financial statements, we will seek to recover any compensation received by our Chief Executive Officer and Chief Financial Officer that is required to be reimbursed under Section 304 of the Sarbanes-Oxley Act of 2002.

Stock Ownership Guidelines and Share Retention Requirements

For many years, the Company has had stock ownership guidelines for executives, including the Named Executive Officers. These guidelines are designed to align the executives’ long-term financial interests with those of shareholders. Annually, the Personnel Committee monitors the executive officers’ compliance with these guidelines.

Our ownership guidelines are as follows:

Role	Value of Common Stock to be Owned
Chief Executive Officer	6 times base salary
Executive Vice Presidents	3 times base salary
Senior Vice Presidents	2 times base salary
Vice Presidents	1 time base salary

Further, to ensure compliance with the guidelines, until an executive officer satisfies the stock ownership guidelines, the officer must retain:

•	all net after-tax shares paid out under our Long-Term Performance Unit Program;
•	all net after-tax shares of our restricted stock received upon vesting; and

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•

at least 75% of the after-tax net shares received upon the exercise of Company stock options, except for stock options granted before January 1, 2014, as to which the executive officer must retain at least 75% of the after-tax net shares until the earlier of achievement of the stock ownership guidelines or five years from the date of exercise.

Trading Controls and Anti-Pledging and Anti-Hedging Policies

Executive officers, including the Named Executive Officers, are required to receive the permission of the Company’s General Counsel prior to entering into any transaction involving company securities, including gifts, other than the exercise of employee stock options. Trading is generally permitted only during open trading windows occurring immediately following the release of earnings. Employees, who are subject to trading restrictions, including the Named Executive Officers, may enter into trading plans under Rule 10b5-1 of the Exchange Act, but these trading plans may be entered into only during an open trading window and must be approved by the Company. The Named Executive Officer bears full responsibility if he violates Company policy by permitting shares to be bought or sold without pre-approval or when trading is restricted.

We also prohibit our directors and executive officers, including the Named Executive Officers, from pledging any Entergy securities or entering into margin accounts involving Entergy securities. We prohibit these transactions because of the potential that sales of Entergy securities could occur outside trading periods and without the required approval of the General Counsel.

We also have adopted an anti-hedging policy that prohibits officers, directors and employees from entering into hedging or monetization transactions involving our common stock. Prohibited transactions include, without limitation, zero-cost collars, forward sale contracts, purchase or sale of options, puts, calls, straddles or equity swaps or other derivatives that are directly linked to the Company’s stock or transactions involving “short-sales” of the Company’s stock. The Board adopted this policy to require officers, directors and employees to continue to own Company stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with those of the Company’s other shareholders.

How We Make Compensation Decisions

Role of the Personnel Committee

The Personnel Committee has overall responsibility for approving the compensation program for our Named Executive Officers and makes all final compensation decisions regarding our Named Executive Officers. The Committee works with our executive management to ensure that our compensation policies and practices are consistent with our values and support the successful recruitment, development and retention of executive talent so we can achieve our business objectives and optimize our long-term financial returns. Each year, our Senior Vice President, Human Resources presents the proposed compensation model for the following year, including the compensation elements, mix of elements and measures for each element and consults with our Chief Executive Officer on recommended compensation for senior executives. The Committee evaluates executive pay each year to ensure that our compensation policies and practices are consistent with our philosophy. The Personnel Committee is responsible for, among its other duties, the following actions related to our Named Executive Officers:

•	developing and implementing compensation policies and programs for hiring, evaluating and setting compensation for our executive officers, including any employment agreement with an executive officer;
•	evaluating the performance of our Chairman and Chief Executive Officer; and
•	reporting, at least annually, to the Board on succession planning, including succession planning for the Chief Executive Officer.

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EXECUTIVE OFFICER COMPENSATION

Role of the Chief Executive Officer

The Personnel Committee solicits recommendations from our Chief Executive Officer with respect to compensation decisions for the other Named Executive Officers. Our Chief Executive Officer provides the Personnel Committee with an assessment of the performance of each of the other Named Executive Officers and recommends compensation levels to be awarded to each of them. In addition, the Committee may request that the Chief Executive Officer provide management feedback and recommendations on changes in the design of compensation programs, such as special retention plans or changes in the structure of bonus programs. However, the Chief Executive Officer does not play any role with respect to any matter affecting his own compensation, nor does he have any role determining or recommending the amount or form of director compensation. The Personnel Committee also relies on the recommendations of our Senior Vice President, Human Resources with respect to compensation decisions, policies and practices.

The Chief Executive Officer may attend meetings of the Personnel Committee only at the invitation of the chair of the Personnel Committee and cannot call a meeting of the Committee. Since he is not a member of the Committee, he has no vote on matters submitted to the Committee. During 2016, Mr. Denault attended 6 meetings of the Personnel Committee.

Role of the Compensation Consultant

Our Personnel Committee has the sole authority for the appointment, compensation and oversight of its outside compensation consultant. The Committee conducts an annual review of the compensation consultant, and in 2016 it retained Pay Governance LLC as its independent compensation consultant to assist it in, among other things, evaluating different compensation programs and developing market data to assess our compensation programs. Also in 2016, the Corporate Governance Committee retained Pay Governance to review and perform a competitive analysis of non-employee director compensation.

During 2016, Pay Governance assisted the Committee with its responsibilities related to the Company’s compensation programs for its executives. The Committee directed Pay Governance to: (i) regularly attend meetings of the Committee; (ii) conduct studies of competitive compensation practices; (iii) identify the Company’s market surveys and proxy peer group; (iv) review base salary, annual incentives and long-term incentive compensation opportunities relative to competitive practices; and (v) develop conclusions and recommendations related to the executive compensation plan of the Company for consideration by the Committee. A senior consultant from Pay Governance attended all Personnel Committee meetings to which he was invited in 2016.

Compensation Consultant Independence

To maintain the independence of the Personnel Committee’s compensation consultant, the Board has adopted a policy that any consultant (including its affiliates) retained by the Board of Directors or any Committee of the Board of Directors to provide advice or recommendations on the amount or form of executive or director compensation should not be retained by the Company or any of its affiliates to provide other services in an aggregate amount that exceeds $120,000 in any year. In 2016, the Personnel Committee’s independent compensation consultant, Pay Governance, did not provide any services to the Company other than its services to the Personnel Committee and the Corporate Governance Committee in connection with our non-employee director compensation program. Annually, the Committee reviews the relationship with its compensation consultant, including services provided, quality of those services, and fees associated with services in its evaluation of the executive compensation consultant’s independence. The Committee also assesses Pay Governance’s independence under NYSE rules and has concluded that no conflicts of interest exist that would prevent Pay Governance from independently advising the Personnel Committee.

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Tax and Accounting Considerations

Section 162(m) of the Code limits the tax deductibility by a publicly held corporation of compensation in excess of $1 million paid to the Chief Executive Officer or any of its other Named Executive Officers who may be Section 162(m) covered employees, unless that compensation is “performance-based compensation” within the meaning of Section 162(m). The Personnel Committee considers deductibility under Section 162(m) as it structures the compensation packages that are provided to its Named Executive Officers. Likewise, the Personnel Committee considers financial accounting consequences as it structures the compensation packages that are provided to the Named Executive Officers. However, the Personnel Committee and the Board believe that it is in the best interest of the Company that the Personnel Committee retains the flexibility and discretion to make compensation awards, whether or not deductible. This flexibility is necessary to foster achievement of performance goals established by the Personnel Committee, as well as other corporate goals that the Committee deems important to the Company’s success, such as encouraging employee retention and rewarding achievement of key Company goals.

Personnel Committee Report

The Personnel Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Personnel Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

The Personnel Committee of the Entergy Corporation Board of Directors:

Maureen S. Bateman, Chair	Karen A. Puckett
Alexis M. Herman	W.J. “Billy” Tauzin

Personnel Committee Interlocks and Insider Participation

Each member of the Personnel Committee is an independent director. During the last completed fiscal year, none of the Personnel Committee members served as an officer of the Company, and none of the Company’s executive officers served as a member of a compensation committee or board of directors of any other entity that had an executive officer serving as a member of the Company’s Board of Directors.

Annual Compensation Risk Assessment

We monitor the risks associated with our executive compensation programs, as well as the components of our programs and individual compensation decisions, on an ongoing basis. In February 2017, the Committee was presented with the results of a study reviewing our compensation programs, including our executive compensation programs, to assess the risk arising from our compensation policies and practices. The Committee agreed with the study’s findings that these risks were within our ability to effectively monitor and manage, and that these compensation programs do not encourage unnecessary or excessive risk-taking and do not create risks that are reasonably likely to have a material adverse effect on the Company.

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EXECUTIVE COMPENSATION TABLES

Executive Compensation Tables

2016 Summary Compensation Tables

The following table summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal year ended December 31, 2016, and to the extent required by SEC executive compensation disclosure rules, the fiscal years ended December 31, 2015 and 2014.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position (1)	Year	Salary(2)	Bonus(3)	Stock Awards(4)	Option Awards(5)	Non-Equity Incentive Plan Compensation(6)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(7)	All Other Compensation(8)	Total

Leo P. Denault	2016	$1,191,462	$ -	$4,632,276	$1,235,800	$2,154,600	$4,166,800	$97,786	$13,478,724
Chairman of the	2015	$1,153,385	$ -	$4,356,362	$1,004,080	$1,681,875	$4,802,400	$88,795	$13,086,897
Board and Chief Executive Officer	2014	$1,103,173	$ -	$3,564,463	$923,260	$2,597,400	$3,578,200	$57,538	$11,824,034

Andrew S. Marsh	2016	$553,284	$ -	$1,144,648	$333,000	$509,061	$593,700	$47,484	$3,181,177
Executive Vice	2015	$532,245	$ -	$2,600,401	$273,840	$508,308	$670,200	$39,131	$4,624,125
President and Chief Financial Officer	2014	$512,721	$ -	$940,837	$304,850	$706,388	$750,900	$26,722	$3,242,418

A. Christopher Bakken, III	2016	$426,990	$650,000	$3,292,700	$ -	$529,375	$27,900	$140,601	$5,067,566
Executive Vice President and Chief Nuclear Officer

Marcus V. Brown	2016	$563,208	$ -	$1,144,648	$333,000	$550,550	$934,600	$34,381	$3,560,387
Executive Vice
President and General Counsel

Roderick K. West	2016	$654,514	$ -	$1,116,424	$303,400	$461,384	$601,000	$73,706	$3,210,428
Executive Vice	2015	$638,876	$ -	$1,071,111	$262,430	$607,677	$543,900	$71,790	$3,195,784
President	2014	$623,854	$ -	$1,010,324	$313,560	$857,280	$782,400	$43,648	$3,631,066

(1)	Effective April 6, 2016, Mr. Bakken was named Executive Vice President and Chief Nuclear Officer. Mr. Brown was not a Named Executive Officer in 2014 and 2015.

(2)

The amounts in column (c) represent the actual base salary paid to the Named Executive Officers. The 2016 changes in base salaries noted in the Compensation Discussion and Analysis were effective in April 2016, except for an additional adjustment in Mr. Brown’s base salary which was effective in May 2016.

(3)

The amount in column (d) in 2016 for Mr. Bakken represents a cash sign-on bonus paid to Mr. Bakken in connection with his commencement of employment with the Company which is subject to forfeiture if Mr. Bakken terminates his service prior to the one-year anniversary of his date of hire. See “Compensation Arrangements – Mr. Bakken’s Employment” in Compensation Discussion and Analysis.

(4)	The amounts in column (e) represent the aggregate grant date fair value of restricted stock, performance units, and restricted stock units granted under the Equity Ownership Plans, each

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EXECUTIVE COMPENSATION TABLES

calculated in accordance with FASB ASC Topic 718, without taking into account estimated forfeitures. The grant date fair value of the restricted stock and restricted stock units is based on the closing price of the Company’s common stock on the date of grant. The grant date fair value of performance units is based on the probable outcome of the applicable performance conditions, measured using a Monte Carlo simulation valuation model. The simulation model applies a risk-free interest rate and an expected volatility assumption. The risk-free interest rate is assumed to equal the yield on a three-year treasury bond on the grant date. Volatility is based on historical volatility for the 36-month period preceding the grant date. If the highest achievement level is attained, the maximum amounts that will be received with respect to the performance units granted in 2016 are as follows: Mr. Denault, $5,884,704; Mr. Marsh, $1,157,184; Mr. Bakken $1,643,134; Mr. Brown, $1,157,184; and Mr. West, $1,157,184.

(5)

The amounts in column (f) represent the aggregate grant date fair value of stock options granted under the Equity Ownership Plans calculated in accordance with FASB ASC Topic 718. For a discussion of the relevant assumptions used in valuing these awards, see Note 12 to the Financial Statements in our Form 10-K for the year ended December 31, 2016.

(6)	The amounts in column (g) represent cash payments made under the Annual Incentive Plan.

(7)

For all Named Executive Officers, the amounts in column (h) include the annual actuarial increase in the present value of these Named Executive Officers’ benefits under all pension plans established by the Company using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts which the Named Executive Officers may not currently be entitled to receive because such amounts are not vested. See the 2016 Pension Benefits Table on page 64 of this Proxy Statement. None of the increase for any of the Named Executive Officers is attributable to above-market or preferential earnings on non-qualified deferred compensation.

(8)

The amounts set forth in column (i) for 2016 include (a) matching contributions by the Company under the Savings Plan to each of the Named Executive Officers; (b) dividends paid on restricted stock when vested; (c) life insurance premiums; (d) tax gross up payments on relocation expenses; and (e) perquisites and other compensation. The amounts are listed in the following table:

	Leo P. Denault	Andrew S. Marsh	A. Christopher Bakken, III	Marcus V. Brown	Roderick K. West

Company Contribution – Savings Plan	$11,130	$11,130	$15,900	$-	$11,130

Dividends Paid on Restricted Stock	$67,465	$31,494	$-	$24,907	$37,370

Life Insurance Premium	$7,482	$4,860	$8,168	$7,482	$2,610

Tax Gross Up Payments	$-	$-	$5,950	$-	$-

Perquisites and Other Compensation	$11,709	$-	$110,583	$1,992	$22,596

Total	$97,786	$47,484	$140,601	$34,381	$73,706

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Perquisites and Other Compensation

The amounts set forth in column (i) also include perquisites and other personal benefits that we provide to our Named Executive Officers as part of providing a competitive executive compensation program and for employee retention. The following perquisites were provided to the Named Executive Officers in 2016.

Named Executive Officer	Relocation	Personal Use of Corporate Aircraft	Executive Physical Exams	Event Tickets
Leo P. Denault		X	X
Andrew S. Marsh			X
A. Christopher Bakken, III	X		X
Marcus V. Brown			X	X
Roderick K. West		X	X

For security and business reasons, we permit our Chief Executive Officer to use our corporate aircraft for personal use at Company expense. Our other Named Executive Officers may use the corporate aircraft for personal travel subject to the approval of our Chief Executive Officer. The amounts included in column (i) for the personal use of corporate aircraft, reflect the incremental cost to the Company for use of the corporate aircraft, determined on the basis of the variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, communications and fees, including flight planning, ground handling and landing permits. In addition, we require our executive officers who are members of the Office of the Chief Executive to have a comprehensive annual physical exam at our expense. Tickets to cultural and sporting events are purchased for business purposes, and if not utilized for business purposes, the tickets are made available to our employees, including our Named Executive Officers, for personal use.

Entergy also provides relocation benefits to a broad base of employees which include assistance with moving expenses, purchase and sale of homes, and transportation of household goods. In connection with his employment, in accordance with Entergy‘s relocation policies and pursuant to certain additional relocation benefits, Entergy paid $103,849 in relocation expenses for Mr. Bakken in 2016. The relocation assistance amounts reported above represent the amounts paid to our relocation service provider or Mr. Bakken, as applicable. Certain of Mr. Bakken’s relocation benefits are subject to forfeiture if Mr. Bakken terminates his service prior to the one year anniversary of his date of hire. None of the other perquisites referenced above exceeded $25,000 for any of the Named Executive Officers.

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EXECUTIVE COMPENSATION TABLES

2016 Grants of Plan-Based Awards

The following table summarizes award grants during 2016 to the Named Executive Officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)		All Other Option Awards: Number of Securities Under- lying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)	(k)	(l)
Leo P. Denault	1/28/16		$ -	$1,620,000	$3,240,000
	1/28/16					10,425	41,700	83,400					$3,524,484
	1/28/16								15,700				$1,107,792
	1/28/16										167,000	$70.56	$1,235,800

Andrew S. Marsh	1/28/16		$ -	$391,586	$783,172
	1/28/16					2,050	8,200	16,400					$693,064
	1/28/16								6,400				$451,584
	1/28/16										45,000	$70.56	$333,000

A Christopher Bakken, III	4/6/16		$ -	$423,500	$847,000
	5/1/16	1/28/16				1,822	7,289	14,578					$616,066
	5/1/16	1/28/16				910	3,639	7,278					$360,334
	4/6/16								30,000	(6)			$2,316,300

Marcus V. Brown	1/28/16		$ -	$423,500	$847,000
	1/28/16					2,050	8,200	16,400					$693,064
	1/28/16								6,400				$451,584
	1/28/16										45,000	$70.56	$333,000

Roderick K. West	1/28/16		$ -	$461,384	$922,768
	1/28/16					2,050	8,200	16,400					$693,064
	1/28/16								6,000				$423,360
	1/28/16										41,000	$70.56	$303,400

(1)

The amounts in columns (c), (d) and (e) represent minimum, target and maximum payment levels under the Annual Incentive Plan. The actual amounts awarded are reported in column (g) of the Summary Compensation Table.

(2)

The amounts in columns (f), (g) and (h) represent the minimum, target and maximum payment levels under the Long-Term Performance Unit Program. Performance under the program is measured by the Company’s total shareholder return relative to the total shareholder returns of the companies included in the Philadelphia Utility Index. There is no payout under the program if the Company’s total shareholder return falls within the lowest quartile of the peer companies in the Philadelphia Utility Index. Subject to achievement of performance targets, each unit will be converted into one share of the Company’s common stock on the last day of the performance period (December 31, 2018). Accrued dividends on the shares earned will also be paid in Company stock. In connection with Mr. Bakken’s employment, the Personnel Committee, on January 28, 2016, awarded Mr. Bakken pro-rated target award opportunities for the 2015-2017 and 2016-2018 performance periods. Pursuant to the terms of the Long-Term Performance Unit Program, the grants were made on May 1, 2016, the first day of his first full month of employment.

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(3)

Except as otherwise noted in footnote 6, the amounts in column (i) represent shares of restricted stock granted under the 2015 Equity Ownership Plan. Shares of restricted stock vest one-third on each of the first through third anniversaries of the grant date, have voting rights and accrue dividends during the vesting period.

(4)

The amounts in column (j) represent options to purchase shares of the Company’s common stock. The options vest one-third on each of the first through third anniversaries of the grant date and have a ten-year term from the date of grant. The options were granted under the 2015 Equity Ownership Plan.

(5)

The amounts in column (l) are valued based on the aggregate grant date fair value of the award calculated in accordance with FASB ASC Topic 718 and, in the case of the performance units, are based on the probable outcome of the applicable performance conditions. See Notes 4 and 5 to the Summary Compensation Table for a discussion of the relevant assumptions used in calculating the grant date fair value.

(6)	In April 2016, Mr. Bakken was awarded 30,000 restricted stock units under the 2015 Equity Ownership Plan. The units will vest one-third on April 6, 2019, April 6, 2022, and April 6, 2025.

2016 Outstanding Equity Awards at Fiscal Year-End

The following table summarizes, for each Named Executive Officer, unexercised options, restricted stock that has not vested and equity incentive plan awards outstanding as of December 31, 2016.

Option Awards							Stock Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Leo P. Denault	-	167,000	(1)		$70.56	1/28/2026
	29,333	58,667	(2)		$89.90	1/29/2025
	70,666	35,334	(3)		$63.17	1/30/2024
	50,000	-			$64.60	1/31/2023
	30,000	-			$71.30	1/26/2022
	25,000	-			$72.79	1/27/2021
	50,000	-			$77.10	1/28/2020
	45,000	-			$77.53	1/29/2019
	50,000	-			$108.20	1/24/2018
	60,000	-			$91.82	1/25/2017
										41,700	(4)	$3,063,699
										8,275	(5)	$607,964
							15,700	(6)	$1,153,479
							8,000	(7)	$587,760
							4,634	(8)	$340,460
Andrew S. Marsh	-	45,000	(1)		$70.56	1/28/2026
	8,000	16,000	(2)		$89.90	1/29/2025
	23,333	11,667	(3)		$63.17	1/30/2024
	32,000	-			$64.60	1/31/2023
	10,000	-			$71.30	1/26/2022
	4,000	-			$72.79	1/27/2021
	9,100	-			$77.10	1/28/2020

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Option Awards							Stock Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	8,000	-			$77.53	1/29/2019
	10,000	-			$108.20	1/24/2018
	5,000	-			$91.82	1/25/2017
										8,200	(4)	$602,454
										1,638	(5)	$120,344
							6,400	(6)	$470,208
							3,334	(7)	$244,949
							1,634	(8)	$120,050
							21,100	(9)	$1,550,217
A. Christopher Bakken, III										7,289	(4)	$535,523
										910	(5)	$66,858
							30,000	(10)	$2,204,100
Marcus V. Brown	-	45,000	(1)		$70.56	1/28/2026
	8,000	16,000	(2)		$89.90	1/29/2025
	20,333	10,167	(3)		$63.17	1/30/2024
	16,000	-			$64.60	1/31/2023
	4,600	-			$71.30	1/26/2022
	2,800	-			$72.79	1/27/2021
	7,500	-			$77.10	1/28/2020
	5,000				$77.53	1/29/2019
	4,300				$108.20	1/24/2018
	3,500				$91.82	1/25/2017
`										8,200	(4)	$602,454
										1,638	(5)	$120,344
							6,400	(6)	$470,208
							3,334	(7)	$244,949
							1,634	(8)	$120,050
Roderick K. West	-	41,000	(1)		$70.56	1/28/2026
	7,666	15,334	(2)		$89.90	1/29/2025
	-	12,000	(3)		$63.17	1/30/2024
	30,000	-			$71.30	1/26/2022
	7,000	-			$77.10	1/28/2020
	5,000	-			$77.53	1/29/2019
	8,000	-			$108.20	1/24/2018
	12,000	-			$91.82	1/25/2017
										8,200	(4)	$602,454
										1,638	(5)	$120,344
							6,000	(6)	$440,820
							3,134	(7)	$230,255
							2,000	(8)	$146,940
							21,000	(11)	$1,542,870

(1)	Consists of options that vested or will vest as follows: 1/3 of the options granted vest on each of 1/28/2017, 1/28/2018 and 1/28/2019.

(2)	Consists of options that vested or will vest as follows: 1/2 of the remaining unexercisable options vest on each of 1/29/2017 and 1/29/2018.

(3)	The remaining unexercisable options vested on 1/30/2017.

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(4)

Consists of performance units that will vest on December 31, 2018 based on the Company’s total shareholder return performance over the 2016-2018 performance period, as described under “What We Pay and Why — Executive Compensation Elements — Variable Compensation – Long-Term Incentive Compensation — Performance Unit Program” in the Compensation Discussion and Analysis.

(5)	Consists of performance units that will vest on December 31, 2017 based on the Company’s total shareholder return performance over the 2015-2017 performance period.

(6)	Consists of shares of restricted stock that vested or will vest as follows: 1/3 of the shares of restricted stock granted vest on each of 1/28/2017, 1/28/2018 and 1/28/2019.

(7)	Consists of shares of restricted stock that vested or will vest as follows: 1/2 of the shares of restricted stock granted vest on each of 1/29/2017 and 1/29/2018.

(8)	Consists of shares of restricted stock that vested on 1/30/2017.

(9)	Consists of restricted stock units granted under the 2015 Equity Ownership Plan. The units vest on August 3, 2020.

(10)	Consists of restricted stock units granted under the 2015 Equity Ownership Plan. The units vest one-third on April 6, 2019, April 6, 2022, and April 6, 2025.

(11)	Consists of restricted stock units granted under the 2011 Equity Ownership Plan. The units vest on May 1, 2018.

2016 Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock options and each vesting of stock during 2016 for the Named Executive Officers.

	Options Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Leo P. Denault	-	$-	27,008	$2,001,835
Andrew S. Marsh	-	$-	8,481	$638,206
A. Christopher Bakken, III	-	$-	-	$-
Marcus V. Brown	-	$-	7,881	$588,641
Roderick K. West	64,000	$748,718	9,081	$687,112

(1)

Represents the value of performance units for the 2014-2016 performance period (payable solely in shares based on the closing stock price of the Company on the date of vesting) under the Performance Unit Program and the vesting of shares of restricted stock in 2016.

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2016 Pension Benefits

The following table shows the present value as of December 31, 2016 of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each Named Executive Officer, under our retirement plans determined using interest rate and mortality rate assumptions set forth in Note 11 to the Financial Statements in the Form 10-K for the year ended December 31, 2016. Additional information regarding these retirement plans follows this table. In addition, this section includes information regarding early retirement options under the plans.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2016
Leo P. Denault(1)	System Executive Retirement Plan	32.83	$18,400,200	$-
	Entergy Retirement Plan	17.83	$654,600	$-
Andrew S. Marsh	System Executive Retirement Plan	18.37	$2,822,400	$-
	Entergy Retirement Plan	18.37	$417,800	$-
A. Christopher Bakken, III	Cash Balance Equalization Plan	0.74	$11,700	$-
	Cash Balance Plan	0.74	$16,200	$-
Marcus V. Brown	System Executive Retirement Plan	21.74	$3,744,800	$-
	Entergy Retirement Plan	21.74	$739,300	$-
Roderick K. West	System Executive Retirement Plan	17.75	$3,902,600	$-
	Entergy Retirement Plan	17.75	$460,500	$-

(1)

In 2006, Mr. Denault entered into an agreement granting him an additional 15 years of service and permission to retire under the non-qualified System Executive Retirement Plan in the event his employment is terminated by his Entergy employer other than for cause (as defined in the retention agreement), by Mr. Denault for good reason (as defined in the retention agreement), or on account of his death or disability. His retention agreement also provides that if he terminates employment for any other reason, he shall be entitled to the additional 15 years of service under the non-qualified System Executive Retirement Plan only if his Entergy employer grants him permission to retire. The additional 15 years of service increases the present value of his benefit by $3,627,700.

Qualified Retirement Benefits

Entergy Retirement Plan

The qualified retirement plan in which our Named Executive Officers, except for Mr. Bakken, participate is a funded, tax-qualified, noncontributory final average pay defined benefit pension plan that provides benefits to most of the non-bargaining unit employees of the Entergy system companies. Benefits under this plan are calculated as an annuity payable at age 65 and generally are equal to 1.5% of a participant’s Final Average Monthly Earnings (FAME) multiplied by years of service (not to

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exceed 40). “Earnings” for purposes of calculating FAME generally includes the employee’s base salary and eligible annual incentive award and excludes all other bonuses. FAME is calculated using the employee’s average monthly Earnings for the 60 consecutive months in which the employee’s earnings were highest during the 120 month period immediately preceding the employee’s retirement and includes up to 5 annual bonuses paid during the 60 month period. Benefits under this plan are payable monthly after attainment of at least age 55 and after separation from the Company, subject to reduction for early commencement, as described below. The amount of annual earnings that may be considered in calculating FAME and benefits under the tax-qualified pension plan is limited by the Code. Participants are 100% vested in their benefit upon completing 5 years of vesting service or upon attainment of age 65 while an active participant in the plan. Contributions to the pension plan are made entirely by the Entergy employer and are paid into a trust fund from which the benefits of participants are paid.

Normal retirement age under the plan is 65. Employees who terminate employment prior to age 55 and have a vested benefit in the plan may receive a reduced vested retirement benefit commencing as early as age 55 that is based on the normal age 65 retirement benefit (reduced by 7% per year for the first 5 years commencement precedes age 65, and reduced by 6% for each additional year commencement precedes age 65). Employees who are at least age 55 with at least 10 years of vesting service upon termination of employment are entitled to a subsidized early retirement benefit beginning as early as age 55. The subsidized early retirement benefit is equal to the normal age 65 retirement benefit reduced by 2% per year for each year that early retirement precedes age 65. Mr. Denault and Mr. Brown are eligible for subsidized early retirement benefits.

Cash Balance Plan

The qualified defined benefit pension plan in which employees whose most recent hire or rehire date is on or after July 1, 2014 participate is a funded, tax-qualified, noncontributory cash balance defined benefit pension plan that provides benefits to most of the non-bargaining unit employees of the Entergy system companies hired or rehired on or after July 1, 2014. Mr. Bakken is the only Named Executive Officer who participates in this plan. Generally, the normal retirement benefit under this plan, payable as a single life annuity commencing at normal retirement age 65, is determined by converting the balance of the participant’s nominal Cash Balance Account, which is equal to the sum of his annual pay credits and his annual interest credits, into an actuarially equivalent annuity, as those terms are defined under the Plan. Pay credits are made on December 31st of each plan year and range from 4% to 8% of the participant’s eligible earnings, based upon the sum of his age and vesting service as of January 1st of the plan year. Interest credits are made on December 31st of each calendar year, beginning with the calendar year following the calendar year in which the participant first becomes a participant, and are calculated based upon the annual rate of interest on 30-year U.S. Treasury securities, as specified by the Internal Revenue Service, for the month of August preceding the first day of the applicable calendar year. The interest crediting rate applied for any plan year will never be less than 2.6%, and will never exceed 9%. A participant becomes vested in his Cash Balance plan benefit if he has at least 3 years of vesting service or attains age 65 while actively employed by an Entergy system company. Normal retirement age is 65, and if a participant terminates employment at that time, payment of his normal retirement benefit begins on the first day of the month following his normal retirement date. However, if a participant with a vested benefit terminates employment before his normal retirement date, he can commence a terminated vested benefit as early as the first day of the month following his termination of employment. Participants may elect to receive various optional forms of actuarially equivalent benefit payments, if they satisfy the Plan’s eligibility requirements.

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401(k) Savings Plan

The Savings Plan is a tax-qualified 401(k) retirement savings plan, wherein total combined before-tax and after-tax contributions may not exceed 30% of a participant’s base salary up to certain contribution limits defined by the Code. In addition, under the Savings Plan, the Entergy employer of Savings Plan participants, who participate in the Entergy Retirement Plan, matches an amount equal to seventy cents for each dollar contributed by participating employees, including the Named Executive Officers, other than Mr. Bakken, with respect to the first 6% of their eligible earnings under the plan for that pay period. The Entergy employer of Savings Plan participants who participate in the Cash Balance Plan makes a company matching contribution on behalf of the participant equal to one dollar for each dollar contributed by participating employees with respect to the first 6% of their eligible earnings each pay period. Participants who are age 50 or older as of the last day of the plan year and who have made the maximum before-tax deferral contributions for the plan year may make additional before-tax catch-up contributions to the savings plan up to $6,000 per year; however, catch-up contributions are not eligible for a company matching contribution.

Non-qualified Retirement Benefits

The Named Executive Officers are eligible to participate in certain non-qualified retirement benefit plans that provide retirement income, including the Pension Equalization Plan, the Cash Balance Equalization Plan and the System Executive Retirement Plan. Each of these plans is an unfunded non-qualified defined benefit pension plan that provides benefits to key management employees. In these plans, as described below, an executive is typically enrolled in one or more non-qualified plans, but is only paid the amount due under the plan that provides the highest benefit. In general, upon disability, participants in the Pension Equalization Plan and the System Executive Retirement Plan remain eligible for continued service credits until the earlier of recovery, separation from service due to disability, or retirement eligibility. Generally, spouses of participants who die before commencement of benefits may be eligible for a portion of the participant’s accrued benefit.

All of the Named Executive Officers, except Mr. Bakken, participate in both the Pension Equalization Plan and System Executive Retirement Plan. Mr. Bakken participates in the Cash Balance Equalization Plan.

The Pension Equalization Plan

The Pension Equalization Plan is a non-qualified unfunded restoration retirement plan that provides for the payment to eligible participants who also participate in the Entergy Retirement Plan from Entergy’s general assets of a single lump sum cash distribution generally upon separation from service generally equal to the actuarial present value of the difference between the amount that would have been payable as an annuity under the tax-qualified pension plan, but for Code limitations on pension benefits and earnings that may be considered in calculating tax-qualified pension benefits, and the amount actually payable as an annuity under the Entergy Retirement Plan. The Pension Equalization Plan also takes into account as eligible earnings certain incentive awards paid to certain participants under the Annual Incentive Plan not included in earnings under the Entergy Retirement Plan and includes supplemental credited service granted to a participant in calculating his or her benefit. Participants receive their Pension Equalization Plan benefit in the form of a single sum cash distribution. The benefits under this plan are offset by benefits payable from the qualified retirement plan and may be offset by prior Entergy employer benefits. The Pension Equalization Plan benefit attributable to supplemental credited service is not vested until age 65. Subject to the prior written consent of the Entergy employer (which consent is deemed given if the participant’s employment is terminated within twenty-four months following a change in control by the Entergy employer without “Cause” or by the participant for “Good Reason,” each as defined in the plan), an employee with supplemental credited service who terminates employment prior to age 65 may be vested in his or her

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benefit, with payment of the lump sum benefit generally at separation from service unless delayed 6 months under Code Section 409A. Benefits payable prior to age 65 are subject to the same terminated vested or early retirement reduction factors as benefits payable under the Entergy Retirement Plan.

Effective July 1, 2014, participants in the Pension Equalization Plan are no longer provided with supplemental credited service unless the grant of supplemental credited service was approved and accepted in writing by the plan administrator prior to July 1, 2014. In addition, the Pension Equalization Plan was amended effective July 1, 2014 to provide that employees who participate in the Company’s Cash Balance Plan are not eligible to participate in the Pension Equalization Plan and instead may be eligible to participate in a new Cash Balance Equalization Plan.

Cash Balance Equalization Plan

The Cash Balance Equalization Plan is a non-qualified unfunded restoration retirement plan that provides for the payment to eligible participants who participate in the Cash Balance Plan from Entergy’s general assets of a single lump sum cash distribution generally upon separation from service generally equal to the difference between the amount that would have been payable as a lump sum under the Cash Balance Plan, but for Code limitations on pension benefits and earnings that may be considered in calculating tax-qualified cash balance plan benefits, and the amount actually payable as a lump sum under the Cash Balance Plan. In the event of a change in control, participants whose employment is terminated without “Cause” or by the employee for “Good Reason,” as each is defined in the Cash Balance Plan, shall become fully vested in all benefits accrued under this plan as of the date of termination of employment and shall be entitled to a lump-sum payable under this plan generally as soon as reasonably practicable following the first day of the month after the termination of employment, unless delayed 6 months under Code Section 409A.

The System Executive Retirement Plan

The System Executive Retirement Plan is a non-qualified supplemental retirement plan that provides for a single sum payment at age 65. Like the Pension Equalization Plan, the System Executive Retirement Plan is designed to provide for the payment to eligible participants who participate in the Entergy Retirement Plan from Entergy’s general assets of a single-sum cash distribution upon the participant’s separation from service. The single-sum benefit is generally equal to the actuarial present value of a specified percentage of the participant’s “Final Average Monthly Compensation” (which is generally 1/36th of the sum of the participant’s annual rate of base salary and Annual Incentive Plan award for the 3 highest years during the last 10 years preceding termination of employment), after first being reduced by the value of the participant’s Entergy Retirement Plan benefit.

While the System Executive Retirement Plan has a replacement ratio schedule from one year of service to the maximum of 30 years of service, the table below offers a sample ratio at 20 and 30 years of service.

Years of Service	Executives at Management Level 1 – Mr. Denault	Executives at Management Levels 2 and 3 – includes Messrs. Brown, Marsh and West	Executives at Management Level 4
20 Years	55.0%	50.0%	45.0%
30 Years	65.0%	60.0%	55.0%

The System Executive Retirement Plan benefit is not vested until age 65. Subject to the prior written consent of the Entergy employer, an employee who terminates his or her employment prior to age 65 may be vested in the System Executive Retirement Plan benefit, with payment of the lump sum

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benefit generally at separation from service unless delayed 6 months under Code Section 409A. Benefits payable prior to age 65 are subject to the same terminated vested or early retirement reduction factors as benefits payable under the Entergy Retirement Plan. Further, in the event of a change in control, participants whose employment is terminated without “Cause” or by the employee for “Good Reason,” as each is defined in the plan are also eligible for a subsidized lump sum benefit payment, even if they do not currently meet the age or service requirements for early retirement under that plan or have company permission to separate from employment. Such lump sum benefit is payable generally at separation from service unless delayed 6 months under Code Section 409A. The System Executive Retirement Plan was closed to new executive officers effective July 1, 2014.

2016 Potential Payments Upon Termination or Change in Control

The Company has plans and other arrangements that provide compensation to a Named Executive Officer if his employment terminates under specified conditions, including following a change in control of the Company. In addition, in 2006 we entered into a retention agreement with Mr. Denault that provides for the possibility of additional service credit under the System Executive Retirement Plan upon certain terminations of employment. There are no plans or agreements that would provide for payments to any of our Named Executive Officers solely upon a change in control.

The tables below reflect the amount of compensation each of our Named Executive Officers would have received if his employment with his Entergy employer had been terminated under various scenarios as of December 31, 2016. For purposes of these tables, we used a stock price of $73.47, which was the closing market price on December 30, 2016, the last trading day of the year.

Benefits and Payments Upon Termination	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement	Disability	Death	Change in Control	Termination Related to a Change in Control
Leo P. Denault(1)(2)

Severance Payment(5)	–	–	–	–	–	–	–	$8,010,000

Performance Units:(6)(7)			$2,384,102

2015-2017 Performance Unit Program	–	–	–	$1,621,262	$1,621,262	$1,621,262	–	$2,384,102

2016-2018 Performance Unit Program	–	–	–	$1,021,233	$1,021,233	$1,021,233	–	$2,791,860

Unvested Stock Options(8)	–	–	$849,903	$849,903	$849,903	$849,903	–	$849,903

Unvested Restricted Stock(9)	–	–	$2,243,774	–	$2,243,774	$2,243,774	–	$2,243,774

Welfare Benefits(10)	–	–	–	–	–	–	–	–

Andrew S. Marsh(4)

Severance Payment(5)	–	–	–	–	–	–	–	$2,852,981

Performance Units:(7)

2015-2017 Performance Unit Program	–	–	–	–	$320,843	$320,843	–	$477,555

2016-2018 Performance Unit Program	–	–	–	–	$200,794	$200,794	–	$558,372

Unvested Stock Options(8)	–	–	–	–	$251,117	$251,117	–	$251,117

Unvested Restricted Stock(9)	–	–	–	–	$743,296	$743,296	–	$898,979

Welfare Benefits(11)	–	–	–	–	–	–	–	$28,269

Unvested Restricted Stock Units(12)	–	–	–	–	$1,550,217	$1,550,217	–	$1,550,217

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Benefits and Payments Upon Termination	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement	Disability	Death	Change in Control	Termination Related to a Change in Control

A. Christopher Bakken, III(4)

Severance Payment(5)	–	–	–	–	–	–	–	$1,808,950

Performance Units:(7)

2015-2017 Performance Unit Program	–	–	–	–	$178,238	$178,238	–	$477,555

2016-2018 Performance Unit Program	–	–	–	–	$178,508	$178,508	–	$558,372

Unvested Stock Options	–	–	–	–	–	–	–	–

Unvested Restricted Stock	–	–	–	–	–	–	–	–

Welfare Benefits(11)	–	–	–	–	–	–	–	$21,060

Unvested Restricted Stock Units(13)	–	–	$734,700	–	$734,700	$734,700	–	$2,204,100

Marcus V. Brown(1)(3)

Severance Payment(5)	–	–	–	–	–	–	–	$3,085,500

Performance Units:(7)

2015-2017 Performance Unit Program	–	–	–	$320,843	$320,843	$320,843	–	$477,555

2016-2018 Performance Unit Program	–	–	–	$200,794	$200,794	$200,794	–	$558,372

Unvested Stock Options(8)	–	–	–	$235,667	$235,667	$235,667	–	$235,667

Unvested Restricted Stock(9)	–	–	–	–	$743,296	$743,296	–	$898,979

Welfare Benefits(10)	–	–	–	–	–	–	–	–

Roderick K. West(4)

Severance Payment(5)	–	–	–	–	–	–	–	$3,361,512

Performance Units:(7)

2015-2017 Performance Unit Program	–	–	–	–	$320,843	$320,843	–	$477,555

2016-2018 Performance Unit Program	–	–	–	–	$200,794	$200,794	–	$558,372

Unvested Stock Options(8)	–	–	–	–	$242,910	$242,910	–	$242,910

Unvested Restricted Stock(9)	–	–	–	–	$733,524	$733,524	–	$883,036

Welfare Benefits(11)	–	–	–	–	–	–	–	$28,269

Unvested Restricted Stock Units(14)	–	–	$1,542,870	–	–	–	–	$1,542,870

(1)	As of December 31, 2016, Mr. Denault and Mr. Brown are retirement eligible and would retire rather than voluntarily resign.

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Pension Benefits:

(2)

In addition to the payments and benefits in the table, Mr. Denault also would have been entitled to receive his vested pension benefits. If Mr. Denault’s employment was terminated by his Entergy employer other than for cause, by Mr. Denault for good reason or on account of his death or disability, he would also be eligible for certain additional retirement benefits. For a description of these benefits, see “2016 Pension Benefits.” Otherwise, if Mr. Denault’s employment was terminated for cause or he was to retire from Entergy before age 65 without the permission of his Entergy employer, he would not receive a benefit under the System Executive Retirement Plan.

(3)

In addition to the payments and benefits in the table, Mr. Brown would have been eligible to retire and entitled to receive his vested pension benefits. For a description of the pension benefits available, see “2016 Pension Benefits.” In the event of a termination by his Entergy employer without cause or by the executive for good reason in connection with a change in control, Mr. Brown would be eligible for subsidized early retirement benefits under the System Executive Retirement Plan even if he does not have company permission to separate from employment. If Mr. Brown’s employment were terminated for cause or he were to retire from Entergy before age 65 without the permission of his Entergy employer, he would not receive a benefit under the System Executive Retirement Plan.

(4)

In addition to the payments and benefits in the table, if Mr. Marsh’s or Mr. West’s employment were terminated under certain conditions relating to a change in control, each also would have been entitled to receive his vested pension benefits upon attainment of age 55 and would have been eligible for early retirement benefits under the System Executive Retirement Plan calculated using early retirement reduction factors. For a description of the pension benefits, see “2016 Pension Benefits.” If Mr. Marsh’s or Mr. West’s employment were terminated for cause or each were to resign from Entergy before age 65 without the permission of his Entergy employer, each would not receive a benefit under the System Executive Retirement Plan. In addition to the payments and benefits in the table, if Mr. Bakken’s employment were terminated under certain conditions relating to a change in control, on the first day of the month following the Qualifying Event (as defined in the Cash Balance Equalization Plan) he would have become vested in and would have been entitled to receive his vested pension benefits accumulated in the Cash Balance Equalization Plan as of the date of the Qualifying Event so long as a forfeiture event does not occur as described in the plan. For a description of the pension benefits under the Cash Balance Equalization Plan, see “2016 Pension Benefits.”

Severance Payments:

(5)

In the event of a termination (not due to death or disability) by the executive for good reason or by the Company not for cause during the period beginning upon the occurrence of a “potential change in control” (as defined in the System Executive Continuity Plan) and ending on the 2nd anniversary of a change in control, each Named Executive Officer would be entitled to receive pursuant to the System Executive Continuity Plan a lump sum severance payment equal to a multiple of the sum of (1) his annual base salary as in effect at any time within one year prior to the commencement of change of control period or, if higher, immediately prior to a circumstance constituting good reason plus (2) his annual incentive, calculated using the average annual target opportunity derived under the Annual Incentive Plan for 2014 and 2015 (the two calendar years immediately preceding the calendar year in which his termination occurs), but in no event shall the severance payment be more than the product of 2.99 times the sum of (a) his annual base salary as in effect at any time within one year prior to the commencement of a change in control period or, if higher, immediately prior to a circumstance constituting good reason plus (b) the higher of his actual annual incentive payment under the Annual Incentive Plan for the

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2015 performance year or his annual incentive, calculated using the average annual target opportunity derived under the Annual Incentive Plan for 2014 and 2015 (the two calendar years immediately preceding the calendar year in which his termination occurs). For purposes of this table, we assume the following target opportunity and base salary:

Named Executive Officer	Target Opportunity	Base Salary
Leo P. Denault	123%	$1,200,000
Andrew S. Marsh	70%	$559,408
A. Christopher Bakken, III	0%	$605,000
Marcus V. Brown	70%	$605,000
Roderick K. West	70%	$659,120

Performance Units:

(6)

With respect to Mr. Denault, in the event of a Termination Event, he is entitled to a Target LTIP Award, as defined in his 2006 retention agreement, calculated by using the average annual number of performance units with respect to the two most recent performance periods preceding the calendar year in which his employment termination occurs, assuming all performance goals were achieved at target. For purposes of the table, the value of Mr. Denault’s retention payment was calculated by taking an average of the target performance units from the 2012-2014 Performance Unit Program (26,900) and from the 2013-2015 Performance Unit Program (38,000). This average number of units (32,450) multiplied by the closing price of Entergy stock on December 30, 2016 ($73.47) would equal a payment of $2,384,102. In the event of death or disability, Mr. Denault receives the greater of the Target LTIP Award calculated as described above or the sum of the amount that would be payable under the provisions of each open Performance Unit Program

(7)

In the event of a qualifying termination related to a change in control, each Named Executive Officer would have forfeited his performance units for the 2015-2017 performance period and would have been entitled to receive, pursuant to the 2011 Equity Ownership Plan, a single-lump sum payment that would not be based on any outstanding performance period. For the 2015-2017 performance period, the payment would have been calculated using the average annual number of performance units he would have been entitled to receive under each Performance Unit Program with respect to the two most recent performance periods preceding (but not including) the calendar year in which his termination occurs, assuming all performance goals were achieved at target multiplied by the closing price of Entergy stock on December 30, 2016. For purposes of the table, the value of Mr. Denault’s payment was calculated by taking an average of the target performance units from the 2012-2014 Performance Unit Program (26,900) and 2013-2015 Performance Unit Program (38,000). This average number of units (32,450) multiplied by the closing price of Entergy stock on December 30, 2016 ($73.47) would equal a payment of $2,384,102 for the forfeited performance units. The value of the payment for the Named Executive Officers, other than Mr. Denault, was calculated by taking an average of the target performance units from the 2012-2014 Performance Unit Program (5,400) and 2013-2015 Performance Unit Program (7,600). This average number of units (6,500) multiplied by the closing price of Entergy stock on December 30, 2016 ($73.47) would equal a payment of $477,555 for the forfeited performance units.

In the event of a qualifying termination related to a change in control, each Named Executive Officer would have forfeited his performance units for the 2016-2018 performance period and would have been entitled to receive, pursuant to the 2015 Equity Ownership Plan, a single-lump sum payment that would not be based on any outstanding performance period. The 2016-2018

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performance period payment would have been calculated using the most recent performance period preceding (but not including) the calendar year in which his termination occurs. For purposes of the table, the value of Mr. Denault’s payment was calculated by multiplying the target performance units for the 2013-2015 Performance Unit Program (38,000) by the closing price of Entergy stock on December 30, 2016 ($73.47), which would equal a payment of $2,791,860 for the forfeited performance units. The value of the payment for the Named Executive Officers, other than Mr. Denault, was calculated by multiplying the target performance units for the 2013-2015 Performance Unit Program (7,600) by the closing price of Entergy stock on December 30, 2016 ($73.47), which would equal a payment of $558,372 for the forfeited performance units.

In the event of retirement in the case of Mr. Denault or Mr. Brown, or upon death or disability, other than Mr. Denault, each Named Executive Officer would not have forfeited his performance units for all open performance periods, but rather such performance unit awards would have been pro-rated based on his number of months of participation in each open Performance Unit Program performance period, in accordance with his grant agreement under the Performance Unit Program. The amount of the award is based on actual performance achieved, with a stock price set as of the end of the performance period, and payable in the form of a lump sum after the completion of the performance period. For purposes of the table, the values of the awards were calculated as follows:

Mr. Denault’s:

2015 – 2017 Plan – 22,067 (24/36*33,100) performance units at target, assuming a stock price of $73.47

2016 – 2018 Plan – 13,900 (12/36*41,700) performance units at target, assuming a stock price of $73.47

Mr. Bakken’s:

2015 – 2017 Plan – 2,426 (24/36*3,639) performance units at target, assuming a stock price of $73.47

2016 – 2018 Plan – 2,430 (12/36*7,289) performance units at target, assuming a stock price of $73.47

Messrs. Brown’s, Marsh’s and West’s:

2015 – 2017 Plan – 4,367 (24/36*6,550) performance units at target, assuming a stock price of $73.47

2016 – 2018 Plan – 2,733 (12/36*8,200) performance units at target, assuming a stock price of $73.47

Unvested Stock Options:

(8)

In the event of death or disability or qualifying termination related to a change in control or retirement in the case of Mr. Denault or Mr. Brown, all of the unvested stock options of each Named Executive Officer would immediately vest pursuant to the Equity Ownership Plans. In addition, with respect to grants under the 2011 Equity Ownership Plan, each Named Executive Officer would be entitled to exercise his stock options for the remainder of the ten-year period extending from the grant date of the options, and with respect to grants under the 2015 Equity Ownership Plan, within the lesser of five years or the remaining term of the option grant. For purposes of this table, it is assumed that the Named Executive Officers exercised their options immediately upon vesting and received proceeds equal to the difference between the closing price of common stock on December 30, 2016, and the applicable exercise price of each option share.

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In the event of a Termination Event as defined in his 2006 retention agreement, Mr. Denault will immediately vest in all unvested stock options.

Unvested Restricted Stock:

(9)

In the event of death or disability pursuant to the 2011 Equity Ownership Plan, each Named Executive Officer would immediately vest in a pro-rated portion of his unvested restricted stock that was otherwise scheduled to become vested on the immediately following 12-month grant date anniversary date, as well as dividends declared on the pro-rated portion of such restricted stock pursuant to the 2011 Equity Ownership Plan. The pro-rated vested portion would be determined based on the number of days between the most recent preceding 12-month grant date anniversary date and the date of his death or disability. In the event of his qualifying termination related to a change in control, the Named Executive Officers would immediately vest in all of their unvested restricted stock, as well as dividends declared on the pro-rated portion of such restricted stock. In the event of death, disability, or qualifying termination related to a change in control pursuant to the 2015 Equity Ownership Plan, each Named Executive Officer would vest in all of their unvested restricted stock as well as dividends declared.

In the event of a Termination Event as defined in his 2006 retention agreement, Mr. Denault will immediately vest in all unvested restricted stock.

Welfare Benefits:

(10)

Upon retirement, Mr. Denault and Mr. Brown would be eligible for retiree medical and dental benefits, the same as all other retirees. Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Messrs. Denault and Brown would not be eligible to receive Entergy subsidized COBRA benefits.

(11)

Pursuant to the System Executive Continuity Plan, in the event of a termination related to a change in control, Mr. Bakken, Mr. Marsh and Mr. West would be eligible to receive Entergy-subsidized COBRA benefits for 18 months.

Restricted Stock Units:

(12)

Mr. Marsh’s 21,100 restricted stock units vest 100% in 2020. Pursuant to his restricted stock unit agreement, any unvested restricted stock units will vest immediately in the event of his termination of employment due to Mr. Marsh’s total disability or death. In the event of a change in control, the units will vest upon termination of Mr. Marsh’s employment by his Entergy employer without cause or by Mr. Marsh with good reason during a change in control period (as defined in the 2015 Equity Ownership Plan). Otherwise, if Mr. Marsh voluntarily resigns or is terminated, he would forfeit these units. Pursuant to his restricted stock unit agreement, Mr. Marsh is subject to certain restrictions on his ability to compete with Entergy and its affiliates during and for 12 months after his employment with Entergy, or to solicit its employees or customers during and for 24 months after his employment with Entergy. In addition, the restricted stock unit agreement limits Mr. Marsh’s ability to disparage Entergy and its affiliates. In the event of a breach of these restrictions, Mr. Marsh will forfeit any restricted stock units that are not yet vested and paid, and must repay to Entergy any shares of Entergy stock paid to him in respect of the restricted stock units and any amounts he received upon the sale or transfer of any such shares.

(13)

Mr. Bakken’s 30,000 restricted stock units vest 1/3rd on each of April 6, 2019, April 6, 2022 and April 6, 2025. Pursuant to his restricted stock unit agreement, if Mr. Bakken’s employment terminates due to total disability or death or, prior to April 6, 2019, Mr. Bakken’s employment is

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terminated by his Entergy employer other than for cause, then he will vest in and be paid the 10,000 restricted stock units that otherwise would have vested had he satisfied the vesting conditions of the restricted stock unit agreement through the next vesting date to occur following his date of total disability, death or termination other than for cause prior to April 6, 2019 subject, in the case of a termination without cause, to Mr. Bakken timely executing and not revoking a release of claims against Entergy and its affiliates. In the event of a change in control, the unvested restricted stock units will fully vest upon Mr. Bakken’s termination of employment by his Entergy employer without cause or by Mr. Bakken with good reason during a change in control period (as defined in the 2015 Equity Ownership Plan). Otherwise, if Mr. Bakken voluntarily resigns or is terminated, he would forfeit these units. Pursuant to his restricted stock unit agreement, Mr. Bakken is subject to certain restrictions on his ability to compete with Entergy and its affiliates or solicit its employees or customers during and for 12 months after his employment with his Entergy employer. In addition, the restricted stock unit agreement limits Mr. Bakken’s ability to disparage Entergy and its affiliates. In the event of a breach of these restrictions, other than following certain constructive terminations of his employment, Mr. Bakken will forfeit any restricted stock units that are not yet vested and paid, and must repay to Entergy any shares of Entergy stock paid to him in respect of the restricted stock units and any amounts he received upon the sale or transfer of any such shares.

(14)

Mr. West’s 21,000 restricted stock units vest 100% in 2018. Pursuant to his restricted stock unit agreement, any unvested restricted stock units will vest immediately in the event of a termination for a reason other than cause, total disability or death. In the event of a change in control, the units will vest upon termination of Mr. West’s employment by his Entergy employer without cause or by Mr. West with good reason during a change in control period (as defined in the 2011 Equity Ownership Plan). Otherwise, if Mr. West voluntarily resigns, is terminated for cause, dies or becomes disabled, he would forfeit these units.

Mr. Denault’s 2006 Retention Agreement

Under the terms of Mr. Denault’s 2006 retention agreement, his employment may be terminated for cause upon Mr. Denault’s:

•

continuing failure to substantially perform his duties (other than because of physical or mental illness or after he has given notice of termination for good reason) that remains uncured for 30 days after receiving a written notice from the Personnel Committee;

•	willfully engaging in conduct that is demonstrably and materially injurious to Entergy;

•

conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime that has or may have a material adverse effect on his ability to carry out his duties or upon Entergy’s reputation;

•	material violation of any agreement that he has entered into with Entergy; or

•	unauthorized disclosure of Entergy’s confidential information.

Mr. Denault may terminate his employment for good reason upon:

•

the substantial reduction in the nature or status of his duties or responsibilities from those in effect immediately prior to the date of the retention agreement, other than de minimis acts that are remedied after notice from Mr. Denault;

•	a reduction of 5% or more in his base salary as in effect on the date of the retention agreement;

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•	the relocation of his principal place of employment to a location other than the corporate headquarters;

•

the failure to continue to allow him to participate in programs or plans providing opportunities for equity awards, stock options, restricted stock, stock appreciation rights, incentive compensation, bonus and other plans on a basis not materially less favorable than enjoyed at the time of the retention agreement (other than changes similarly affecting all senior executives); the failure to continue to allow him to participate in programs or plans with opportunities for benefits not materially less favorable than those enjoyed by him under any of our pension, savings, life insurance, medical, health and accident, disability or vacation plans or policies at the time of the retention agreement (other than changes similarly affecting all senior executives); or

•	any purported termination of his employment not taken in accordance with his retention agreement.

System Executive Continuity Plan

Termination Related to a Change in Control

Our Named Executive Officers will be entitled to the benefits described in the tables above under the System Executive Continuity Plan in the event of a termination related to a change in control if a change in control occurs and their employment is terminated by their Entergy employer other than for cause or if they terminate their employment for good reason, in each case within a period beginning on the occurrence of a potential change in control and ending 24 months following the effective date of a change in control.

A change in control includes the following events:

•	the purchase of 30% or more of either our common stock or the combined voting power of our voting securities;

•	the merger or consolidation of the Company (unless our Board members constitute at least a majority of the board members of the surviving entity);

•	the liquidation, dissolution or sale of all or substantially all of our assets; or

•

a change in the composition of our Board such that, during any two-year period, the individuals serving at the beginning of the period no longer constitute a majority of our Board at the end of the period.

A potential change in control includes the following events:

•	the Company or an affiliate enters into an agreement the consummation of which would constitute a change in control;

•	the Board adopts resolutions determining that, for purposes of the System Executive Continuity Plan, a potential change in control has occurred;

•	a System Company or other person or entity publicly announces an intention to take actions that would constitute a change in control; or

•

any person or entity becomes the beneficial owner (directly or indirectly) of outstanding shares of common stock of the Company constituting 20% or more of the voting power or value of the Company’s outstanding common stock.

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We may terminate a Named Executive Officer’s employment for cause under the System Executive Continuity Plan if he:

•	willfully and continuously fails to substantially perform his duties after receiving a 30-day written demand for performance from our Board;

•	engages in conduct that is materially injurious to us or any of our subsidiaries;

•	is convicted or pleads guilty or nolo contendere to a felony or other crime that materially and adversely affects his ability to perform his duties or our reputation;

•	materially violates any agreement with us or any of our subsidiaries; or

•	discloses any of our confidential information without authorization.

A Named Executive Officer may terminate his employment with us for good reason under the System Executive Continuity Plan if, without his consent:

•	the nature or status of his duties and responsibilities is substantially altered or reduced compared to the period prior to the change in control;

•	his salary is reduced by 5% or more;

•	he is required to be based outside of the continental United States at somewhere other than his primary work location prior to the change in control;

•	any of his compensation plans are discontinued without an equitable replacement;

•	his benefits or number of vacation days are substantially reduced; or

•	his Entergy employer purports to terminate his employment other than in accordance with the System Executive Continuity Plan.

In addition to participation in the System Executive Continuity Plan, benefits already accrued under our System Executive Retirement Plan, Pension Equalization Plan and Cash Balance Equalization Plan, if any, will become fully vested if the executive is involuntarily terminated without cause or the executive terminates his employment for good reason within two years after the occurrence of a change in control. Any awards granted under the Equity Ownership Plans will become fully vested if the executive is involuntarily terminated without cause or terminates employment for good reason within two years after the occurrence of a change in control. In 2010, we eliminated tax gross up payments for any severance benefits paid under the System Executive Continuity Plan.

Under certain circumstances described below, the payments and benefits received by a Named Executive Officer pursuant to the System Executive Continuity Plan may be forfeited and, in certain cases, subject to repayment. Benefits are no longer payable under the System Executive Continuity Plan, and unvested performance units under the Performance Unit Program are subject to forfeiture, if the executive:

•	accepts employment with us or any of our subsidiaries;

•	elects to receive the benefits of another severance or separation program;

•	removes, copies or fails to return any property belonging to us or any of our subsidiaries;

•	discloses non-public data or information concerning us or any of our subsidiaries; or

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•	violates his non-compete provision, which generally runs for two years but extends to three years if permissible under applicable law.

Furthermore, if the executive discloses non-public data or information concerning us or any of our subsidiaries or violates his non-compete provision, he will be required to repay any benefits previously received under the System Executive Continuity Plan.

Termination for Cause

If a Named Executive Officer’s employment is terminated for “cause” (as defined in the System Executive Continuity Plan and described above under “Termination Related to a Change in Control”), he is generally entitled to the same compensation and separation benefits described below under “Voluntary Resignation,” except that all options are no longer exercisable.

Voluntary Resignation

If a Named Executive Officer voluntarily resigns from his Entergy employer, he is entitled to all vested accrued benefits and compensation as of the separation date, including qualified pension benefits (if any) and other post-employment benefits on terms consistent with those generally available to our other salaried employees. In the case of voluntary resignation, the officer would forfeit all unvested stock options, shares of restricted stock and restricted units as well as any perquisites to which he or she is entitled as an officer. In addition, the officer would forfeit, except as described below, his right to receive incentive payments under any outstanding performance periods under the Long-Term Performance Unit Program or the Annual Incentive Plan. If the officer resigns after the completion of an Annual Incentive Plan or Long-Term Performance Unit Program performance period, he could receive a payout under the Long-Term Performance Unit Program based on the outcome of the performance period and could, at the Company’s discretion, receive an annual incentive payment under the Annual Incentive Plan. Any vested stock options held by the officer as of the separation date will expire the earlier of ten years from date of grant or 90 days from the last day of active employment.

Retirement

Under the Entergy Retirement Plan, a Named Executive Officer’s eligibility for retirement benefits is based on a combination of age and years of service. Normal retirement is defined as age 65. Early retirement is defined under the Entergy Retirement Plan as minimum age 55 with 10 years of service and in the case of the System Executive Retirement Plan and the supplemental credited service under the Pension Equalization Plan, the consent of the Entergy employer.

Upon a Named Executive Officer’s retirement, he is generally entitled to all vested accrued benefits and compensation as of the separation date, including qualified pension benefits and other post-employment benefits consistent with those generally available to salaried employees. The annual incentive payment under the Annual Incentive Plan is pro-rated based on the actual number of days employed during the performance year in which the retirement date occurs. Similarly, payments under the Long-Term Performance Unit Program for those retiring with a minimum 12 months of participation are pro-rated based on the actual full months of participation, in each outstanding performance period, in which the retirement date occurs. In each case, payments are delivered at the conclusion of each annual or performance period, consistent with the timing of payments to active participants in the Annual Incentive Plan and the Long-Term Performance Unit Program, respectively. Unvested stock options issued under the 2011 Equity Ownership Plan vest on the retirement date and expire ten years from the grant date of the options. Unvested stock options issued under the 2015 Equity Ownership Plan expire the lesser of five years from the grant date of the options or original term of ten years. Any unvested restricted stock and restricted stock units, other than those issued under the Long-Term Performance Unit Program, held by the executive upon his or her retirement are forfeited, and perquisites are not available following the separation date.

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COMPENSATION RELATED PROPOSALS

Disability

If a Named Executive Officer’s employment is terminated due to disability, he generally is entitled to the same compensation and separation benefits described above under “Retirement,” except that unvested restricted stock and restricted stock units may be subject to specific disability benefits as noted, where applicable, in the tables above.

Death

If a Named Executive Officer dies while actively employed by an Entergy employer, he generally is entitled to the same compensation and separation benefits described above under “Retirement,” except that unvested restricted stock and restricted stock units may be subject to specific death benefits as noted, where applicable, in the tables above.

COMPENSATION RELATED PROPOSALS

Proposal 2 – Advisory Vote to Approve Named Executive Officer Compensation

Our Board recognizes that performance-based executive compensation is an important element in driving long-term shareholder value. Pursuant to Section 14A of the Exchange Act, we are seeking shareholders’ views on the compensation of our Named Executive Officers through an advisory vote on the following resolution:

RESOLVED that the shareholders of Entergy Corporation approve, on an advisory basis, the compensation of its Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the Proxy Statement of Entergy Corporation.

While this advisory proposal, commonly referred to as “Say-on-Pay” is not binding, the Board of Directors and the Personnel Committee will review and consider the voting results when evaluating our executive compensation program. To facilitate more frequent shareholder input, the Board adopted a policy of providing for annual Say-on-Pay advisory votes.

As discussed below in Proposal 3, and in compliance with SEC rules, you are also being asked to approve the frequency of future Say-on-Pay votes at the Annual Meeting.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our compensation principles and underlying programs are designed to attract, motivate and retain key executives who are crucial to our long-term success. The compensation paid to our Named Executive Officers reflects our commitment to pay for performance. A significant percentage of our Named Executive Officers’ compensation is delivered in the form of long-term incentive awards that incentivize management to achieve results to the mutual benefit of shareholders and management. Moreover, a significant portion of our Named Executive Officers’ cash compensation is paid in the form of annual performance bonuses that are paid based on the achievement of pre-defined performance measures. In addition, the Company recognizes that a strong governance framework is essential to an effective executive compensation program. This framework and executive compensation philosophy are established by an independent Personnel Committee that is advised by an independent executive compensation consultant.

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The Compensation Discussion and Analysis provides additional details about our executive compensation programs. We believe the information provided above and within the Compensation Discussion and Analysis demonstrates that our executive compensation programs have been designed appropriately and work effectively to align management’s interests with the interests of shareholders. Accordingly, the Board of Directors requests that you approve our executive compensation programs and philosophy by approving the advisory resolution.

The Board of Directors unanimously recommends that the shareholders vote FOR the advisory resolution approving the Company’s Named Executive Officer compensation.

Proposal 3 – Advisory Vote on the Frequency of Advisory Votes on Executive Officer Compensation

Background of the Proposal

In addition to the foregoing advisory vote on executive compensation, we are asking that you cast a non-binding advisory vote on whether we should request a similar advisory vote on executive compensation every year, every two years, or every three years. We are asking for your vote as required by Section 14A of the Exchange Act, which requires that we ask our shareholders to cast an advisory vote on the frequency with which we will seek an advisory vote on executive compensation at least once every six years.

Frequency Vote on Say on Pay

As discussed above, the Board of Directors believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our shareholders. The Board believes that giving our shareholders the right to cast an advisory vote every year on the compensation arrangements of our Named Executive Officers is a good corporate governance practice and is in the best interests of our shareholders as it provides us with frequent and regular feedback that helps to inform our decision making.

Although the Board recommends that shareholders vote in favor of an annual advisory vote on executive compensation, our shareholders will be able to specify one of four choices for the frequency of the vote on the Say-on-Pay proposal as follows: (i) one year, (ii) two years, (iii) three years or (iv) abstain. Shareholders are not voting to approve or disapprove of the Board’s recommendation of an annual vote.

The option of one year, two years or three years that receives the highest number of votes cast by our shareholders will deemed to be the frequency for the advisory vote on executive compensation that has been approved by our shareholders. However, because this vote is advisory and will not be binding on the Board or the Company, the Board may decide to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board of Directors recommends the selection of one year as your preference for the frequency with which shareholders will be provided an advisory vote on executive officer compensation.

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AUDIT MATTERS

Proposal 4 – Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accountants for 2017

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent auditor and it annually reviews the qualifications, performance and independence of the Company’s independent auditor in accordance with regulatory requirements and guidelines and evaluates whether to change the Company’s independent auditor.

Based on this review, the Audit Committee has appointed Deloitte & Touche LLP (“Deloitte & Touche”) as the independent auditor to conduct the Company’s annual audit for 2017. Deloitte & Touche has served as the Company’s independent auditor since 2001. The Board considers the selection of Deloitte & Touche as the Company’s independent auditor for 2017 to be in the best interests of the Company and its shareholders. Although shareholder approval is not required for the appointment of Deloitte & Touche, the Board and the Audit Committee have determined that it would be desirable as a good corporate governance practice to request the shareholders to ratify the appointment of Deloitte & Touche as our independent auditor. Ratification requires the affirmative vote of a majority of the shares entitled to vote on the matter and present in person or represented by proxy at the Annual Meeting. If the shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Company and its shareholders.

The Board of Directors and the Audit Committee unanimously recommend that the shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP.

Audit Committee Report

The Entergy Corporation Board of Directors’ Audit Committee is comprised of five independent directors. The Committee operates under a Board-adopted written charter which was most recently revised in May 2015. The Board has determined that each member of the Audit Committee has no material relationship with the Company under the Board’s independence standards and that each is independent and financially literate under the listing standards of the NYSE and under the SEC’s standards relating to independence of audit committees. In addition, the Board has determined that Messrs. Condon and Frederickson satisfy the financial expertise requirements of the NYSE and have the requisite experience to be designated an audit committee financial expert as that term is defined by the rules of the SEC.

Management is responsible for the preparation, presentation and integrity of Entergy’s financial statements and for maintaining appropriate accounting and financial reporting policies and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee is responsible for overseeing Entergy’s accounting and financial reporting processes and audits of Entergy’s financial statements. As set forth in its charter, the Audit Committee acts in an oversight capacity and relies on the work and assurances of management, Entergy’s internal auditors, as well as Entergy’s independent registered public accounting firm, Deloitte & Touche. Deloitte & Touche is responsible for auditing the consolidated financial statements of Entergy and expressing an opinion on their conformity with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting in accordance with the requirements of the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee held 13 meetings during 2016. The meetings were designed to facilitate and encourage private communication between the Audit Committee and management, the internal auditors and Deloitte & Touche. During these meetings, the Audit Committee reviewed and discussed

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the audited annual financial statements, the unaudited interim financial statements and significant accounting policies applied by Entergy in its financial statements with management and Deloitte & Touche. The Audit Committee also has discussed with, and received regular status reports from Entergy’s General Auditor and Deloitte & Touche on the overall scope and plans for their audits of Entergy, including their scope and plans for evaluating the effectiveness of internal controls over financial reporting as required by applicable rules of the PCAOB and applicable SEC rules.

The discussions with Deloitte & Touche also included the matters required by the standards of the PCAOB. The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche, its independence. As required by SEC rules, lead audit partners are rotated every five years. The Audit Committee is directly involved in the selection process of the current and prior lead partners. One or more members of the Audit Committee meet with candidates for the lead audit partner and the Committee discusses the appointment before the rotation occurs. Deloitte & Touche provides no internal audit services for Entergy and the Audit Committee has concluded that non-audit services provided by Deloitte & Touche are compatible with maintaining its independence.

Based on the above-referenced reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Entergy’s Annual Report on Form 10-K for the year ended December 31, 2016.

The Audit Committee of the Entergy Corporation Board of Directors:

Patrick J. Condon, Chair	Blanche L. Lincoln
Maureen S. Bateman	Karen A. Puckett
Philip L. Frederickson

Independent Registered Public Accountants

A representative of Deloitte & Touche will be present at the Annual Meeting and will be available to respond to appropriate questions by shareholders and will be given an opportunity to make a statement if the representative desires to do so.

Aggregate fees billed to Entergy and its subsidiaries for the years ended December 31, 2016 and 2015 by Deloitte & Touche and their affiliates were as follows:

	2016	2015
Audit Fees	$8,932,000	$9,312,255
Audit-Related Fees (a)	865,000	970,000

Total audit and audit-related fees	$9,797,000	$10,282,255
Tax Fees	—	—
All Other Fees	—	—

Total Fees (b)	$9,797, 000	$10,282,255

(a)	Includes fees for employee benefit plan audits, consultation on financial accounting and reporting, and other attestation services.

(b)	100% of fees paid in 2016 and 2015 were pre-approved by the Audit Committee.

2017 Proxy Statement	• 81

AUDIT MATTERS

Audit Committee Guidelines for Pre-Approval of Independent Auditor Services

The Audit Committee has adopted the following guidelines regarding the engagement of Entergy’s independent auditor to perform services for Entergy:

1.

The independent auditor will provide the Audit Committee, for approval, an annual engagement letter outlining the scope of services proposed to be performed during the fiscal year, including audit services and other permissible non-audit services (e.g. audit-related services, tax services, and all other services).

2.

For other permissible services not included in the engagement letter, Entergy management will submit a description of the proposed service, including a budget estimate, to the Audit Committee for pre-approval. Management and the independent auditor must agree that the requested service is consistent with the SEC’s rules on auditor independence prior to submission to the Audit Committee. The Audit Committee, at its discretion, will pre-approve permissible services and has established the following additional guidelines for permissible non-audit services provided by the independent auditor:

•	Aggregate non-audit service fees are targeted at fifty percent or less of the approved audit service fee.
•	All other services should only be provided by the independent auditor if it is the only qualified provider of that service or if the Audit Committee specifically requests the service.

3.	The Audit Committee will be informed quarterly as to the status of pre-approved services actually provided by the independent auditor.

4.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Audit Committee Chair or its designee the authority to approve permissible services and fees. The Audit Committee Chair or designee will report action taken to the Audit Committee at the next scheduled Audit Committee meeting.

5.	The Vice President and General Auditor will be responsible for tracking all independent auditor fees and will report on such fees quarterly to the Audit Committee.

82 •	2017 Proxy Statement

SHAREHOLDER PROPOSAL

Proposal 5 – Shareholder Proposal Regarding Report on Distributed Renewable Generation Resources

As You Sow, 1611 Telegraph Avenue, Oakland, California, 94612 has advised us that it plans to present the following proposal at the Annual Meeting. The Company is not responsible for the accuracy of the proposal or the proponent’s supporting statement. Upon receiving a request, we will promptly provide the number of shares owned by this organization.

Shareholder Proposal

WHEREAS: Utilities face unprecedented disruptions to their business model driven by growth in non-carbon-emitting sources of electric power, and by climate policy imperatives such as the 2015 Paris Accord’s goal of limiting global warming to well below 2 degrees Celsius.

Utility leaders recognize the need for change; the 14th PwC Global Power & Utilities Survey found that 97% of international electric power industry representatives expect the power utility business model to experience medium to high levels of disruption by 2020.

The effects are evident. In 2014, Barclays downgraded bonds for the entire U.S. electric utility sector due to the rapidly declining costs of solar power and energy storage technologies. UBS projects solar systems and batteries will cause a huge disruption in the energy industry, noting, “Large-scale power stations could be on a path to extinction.” Deutsche Bank predicts total solar photovoltaic power costs will reach parity with average electricity prices (grid parity) in 36 U.S. states as soon as 2017. In June 2016, the credit rating agency Moody’s announced that it would begin assessing carbon transition risk based on scenarios consistent with the Paris Accord, and noted the high carbon risk exposure of the power sector.

Moody’s stated that “a proactive regulatory response to distributed generation is credit positive as it gives utilities improved rate designs and helps in the long-term planning for their infrastructure.” Navigant Research similarly notes “Utilities that proactively engage with their customers to accommodate distributed generation – and even participate in the market themselves – limit their risk and stand to benefit the most.”

Distributed generation of electricity is expanding through residential rooftop solar and corporate installations of renewable power. As of November 2016, 83 major brands have committed to work towards 100% renewable energy by signing on to the RE 100 Pledge. Utilities must either meet these customers’ demand, or risk losing them as they pursue solutions like distributed renewable generation independently.

Though Entergy is the 7th largest U.S. utility, and has the 16th highest level of carbon emissions among U.S. power producers, the Company has very little distributed and renewable energy. (Ceres, Benchmarking Utility Air Emissions 2015). A study of U.S. investor-owned utility clean energy deployment ranked Entergy 26th of 30 on clean energy sales; 28th of 30 on incremental annual energy efficiency; and 29th of 30 on lifecycle energy efficiency. (Ceres, Benchmarking Utility Clean Energy Deployment 2016).

Resolved: With board oversight, shareholders request that Entergy prepare a report (at reasonable cost and omitting proprietary information) describing how the Company could adapt its enterprise-wide business model to significantly increase deployment of distributed-scale non-carbon-emitting electricity resources as a means of reducing societal greenhouse gas emissions consistent with limiting global warming to no more than 2 degrees Celsius over pre-industrial levels.

2017 Proxy Statement	• 83

SHAREHOLDER PROPOSAL

Board of Directors’ Statement in Opposition

Entergy has long been a leader among U.S. utilities in efforts to reduce greenhouse gas emissions. For example, we were the first U.S. utility to voluntarily commit to stabilizing CO2 emissions in 2001. Our commitment is evidenced by Environment2020, our 10-year, holistic environmental strategy adopted in 2011 and discussed in detail on our corporate website. It sets forth the broad contours of Entergy’s forward-looking policies and actions to reduce greenhouse gas emissions, among other pollutants, including reducing the Company’s environmental footprint, acting as a thought leader and promoter of proactive climate change adaptation, meeting and exceeding environmental legal requirements, working with state regulators to develop energy efficiency and related programs for consumers, and transforming the Company’s generating fleet to one with higher efficiency and lower emissions.

More importantly, we have achieved impressive results, which we report on extensively on our website, in our Integrated Report and on the American Carbon Registry website at http://americancarbonregistry.org/how-it-works/accounts/entergy-corporation-corporate-ghg-inventory-reporting. According to a recent Benchmarking Air Emissions report, Entergy produces fewer CO2 emissions than 78 of the top 100 U.S. power producers, even though we produce the eighth-largest amount of electricity. Entergy’s total fleet emission rate for 2015 was 540 pounds per MWh, which is well below the Environmental Protection Agency’s standard for a new, highly-efficient combined cycle natural gas unit. Entergy has demonstrated its environmental leadership and performance in the industry through effective actions, and we provide investors with the information needed to evaluate our performance, including an extensive performance data table which can be found at http://www.entergy.com/content/sustainability/performance_data_table.pdf. Entergy was one of only four U.S. electric utilities named to the Dow Jones Sustainability North American Index in 2016.

We are committed to working with our regulators and other stakeholders to consider all proven technologies to provide enhanced service to our customers, while maintaining safe, reliable and affordable service. Our planning efforts include evaluation of alternatives that would help optimize reliability, preserve affordability and mitigate greenhouse gas emissions beyond traditional supply-side resources and energy efficiency and demand response programs. Due to the challenging economics of relying on renewable resources in Entergy’s geographic footprint, Entergy has become a leader in the reduction of greenhouse gas emissions through other methods, including retirement and replacement of older, less-efficient steam generating units with modern, highly efficient combined cycle plants. Nevertheless, Entergy will continue to review and analyze cost-effective opportunities to expand the use of renewable resources, including distributed energy resources (“DERs”), to continue to reduce emissions as the economics, operational performance and reliability of large-scale renewables and DERs continue to improve.

Today, Entergy’s regulated utilities are exploring a wide range of opportunities for reducing greenhouse gas emissions, including potential applications for large-scale renewables and DERs. To lead that effort, Entergy created a new Commercial Development & Innovation Group in 2015 to focus on, among other things, integrating new and emerging technology, and facilitating investments in grid modernization. The group’s efforts include, among others:

•

Advanced metering infrastructure (“AMI”). Entergy’s utilities are seeking regulatory approvals for significant investments in AMI and related software and systems, which will allow customers to better understand and control their energy usage. In addition, AMI will serve as the foundation for a modernized power grid and will provide enhanced reliability, operational efficiencies and new products and services to our customers that could include control and dispatch of DERs, voltage optimization, and enablement of distribution automation.

84 •	2017 Proxy Statement

SHAREHOLDER PROPOSAL

•

Renewable energy procurement and generation. In 2015, Entergy included approximately 2.4 million MWh of renewable energy in our fuel mix from a variety of technologies. In September 2015, Entergy Arkansas, Inc. received regulatory approval for a long-term power purchase agreement for the output of a new 81 MW solar farm, which is expected to be operating by 2018. Three of Entergy’s utilities issued requests for proposals in 2016 to acquire, in the aggregate, an additional 320 MW of renewable resources, two of which contemplate potential acquisitions of solar photovoltaic (“PV”) resources. In conjunction with its RFP, Entergy New Orleans, Inc. submitted a self-build proposal consisting of aggregated, distributed-scale rooftop solar PV systems that would be located on company and customer-owned property.

•

Distributed-scale generation projects. In 2015, Entergy Mississippi, Inc. constructed three 500 kW solar PV projects to test thin film technology, single axis tracking, and the effects of different geographic locations. In 2016, Entergy New Orleans, Inc. brought online a ~1 MW solar PV project with single axis tracking that is combined with an advanced 500 kW, one-hour lithium-ion battery system. This innovative project will serve as a test bed for software and grid management applications.

•

Expansion of emerging technologies. Along with several partnering organizations, Entergy is pursuing federal grant opportunities to further understand DER economics and valuation techniques, and to improve future resource planning efforts.

•

Partnering with customers. Entergy’s utilities now have approximately 16,700 customers with self-generation equipment, virtually all of which are rooftop solar PV systems. Entergy’s utilities work diligently to ensure that our customers choosing to self-generate have clear and timely information and resources available to them. Entergy’s utilities continue to engage with their regulators and other stakeholders on policy matters as well as possible avenues to expand available customer options. Entergy’s utilities also spent nearly $100 million in 2016 on energy efficiency and demand response programs and working to expand the breadth of products and services being offered to include, for example, clean transportation offerings.

These efforts demonstrate that we are actively working to develop and incorporate new cost-effective methods of reducing greenhouse gas emissions into our business strategies. Increasing our use of distributed-scale, non-carbon emitting generation is one of multiple options that we are exploring, and we provide extensive additional information about these efforts in our existing reporting, including on our website and in this year’s Integrated Report.

For these reasons we believe the requested report would be a waste of Company resources and duplicative of existing disclosures, and we recommend that shareholders vote AGAINST the proposal.

2017 Proxy Statement	• 85

ENTERGY SHARE OWNERSHIP

Directors and Executive Officers

The following table sets forth the beneficial ownership of our common stock and stock-based units as of January 31, 2017 for all directors and Named Executive Officers. Unless otherwise noted, each person had sole voting and investment power over the number of shares of common stock and stock-based units set forth across from his or her name.

Name(1)	Shares(2)	Options Exercisable Within 60 Days	Stock Units(3)
Entergy Corporation
A. Christopher Bakken, III	5,200	-	-
Maureen S. Bateman	20,924	-	-
Marcus V. Brown	29,528	101,700	-
Patrick J. Condon	2,668	-	-
Leo P. Denault	111,638	470,332	-
Kirkland H. Donald	4,662	-	609
Philip L. Frederickson	1,159	-	609
Alexis M. Herman	11,766	-	-
Donald C. Hintz	13,907	-	3,973
Stuart L. Levenick	16,255	-	-
Blanche L. Lincoln	9,000	-	-
Andrew S. Marsh	54,067	139,100	-
Karen A. Puckett	2,668	-	-
W. J. Tauzin	16,017	-	-
Roderick K. West	36,509	90,999	-
All directors and executive officers as a group (21 persons)	429,753	1,240,862	5,191

(1)

The beneficial ownership of our common stock and stock-based units owned by each individual and by all non-employee directors and executive officers as a group does not exceed one percent of Entergy’s outstanding shares of common stock.

(2)

For the non-employee directors, the balances include phantom units that are issued under the Service Recognition Program. All non-employee directors are credited with phantom units for each year of service on the Board. These phantom units do not have voting rights, accrue dividends and will be settled in shares of Entergy common stock following the non-employee director’s separation from the Board.

(3)

Messrs. Donald, Frederickson and Hintz have deferred receipt of some of their quarterly stock grants. The deferred shares will be settled in cash in an amount equal to the market value of our common stock at the end of the deferral period.

86 •	2017 Proxy Statement

ENTERGY SHARE OWNERSHIP

Beneficial Owners of More Than Five Percent of Entergy Common Stock

Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of March 21, 2017, the only persons known by us to be beneficial owners of more than 5% of Entergy’s common stock were as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	15,694,449	8.8%

State Street Corporation(2) State Street Financial Center One Lincoln Street Boston, MA 02111	9,607,778	5.36%

The Vanguard Group(3) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	19,457,069	10.86%

Institutional Shareholder	Schedule 13G/13GA Filing Date	Sole Voting Power	Shared Voting Power	Sole Power To Dispose or To Direct the Disposition	Shared Power To Dispose or To Direct The Disposition
(1) BlackRock, Inc.	1/24/2017	13,951,317	—	15,694,449	—
(2) State Street Corporation	2/8/2017	—	9,607,778	—	9,607,778
(3) The Vanguard Group	1/10/2017	295,587	36,251	19,139,157	317,912

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons owning more than 10% of Entergy’s common stock, to file with the SEC and NYSE initial reports of beneficial ownership and certain changes in that beneficial ownership, with respect to the equity securities of Entergy. We prepare and file these reports on behalf of our directors and executive officers. Based solely on a review of these forms filed with the SEC and written representations from the reporting persons that no Form 5 was required, the Company believes all reports were timely filed in 2016.

OTHER IMPORTANT INFORMATION

Shareholder Proposals for 2018 Annual Meeting

For a shareholder proposal of business to be considered for inclusion in the proxy statement for our 2018 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by the Company at its principal executive offices no later than November 21, 2017. Shareholders who wish to propose business to be presented at the 2018 Annual Meeting but not include such proposal in our proxy statement must deliver notice to the Company at its principal executive offices not later than February 4, 2018 and not earlier than January 5, 2018 and such notice must otherwise comply with our Bylaws.

2017 Proxy Statement	• 87

OTHER IMPORTANT INFORMATION

Shareholders who intend to submit director nominees for inclusion in our proxy statement for the 2018 Annual Meeting must comply with the requirements of proxy access as set forth in our Bylaws. The shareholder or group of shareholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company not later than November 21, 2017 and not earlier than October 22, 2017. Shareholders who wish to propose director nominees at the 2018 Annual Meeting but not include such nominees in our proxy statement must deliver notice to the Company at its principal executive offices not later than February 4, 2018 and not earlier than January 5, 2018 and such notice must otherwise comply with our Bylaws.

Director Nominee Recommendations

Shareholders wishing to recommend a candidate to the Corporate Governance Committee should do so by submitting the recommendation in writing to our Secretary at 639 Loyola Avenue, P.O. Box 61000, New Orleans, LA 70161, and it will be forwarded to the Corporate Governance Committee members for their consideration. Any recommendation should include:

•	the number of shares of Company stock held by the shareholder;
•	the name and address of the candidate;
•

a brief biographical description of the candidate, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements discussed in “Corporate Governance at Entergy – Our Board Structure – Identifying Director Candidates;” and

•	the candidate’s signed consent to be named in the Proxy Statement and to serve as a director if elected.

Once the Corporate Governance Committee receives the recommendation, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our Proxy Statement, if nominated. The Corporate Governance Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

How To Obtain Our Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC, will be sent to any shareholder without charge upon written request addressed to:

Entergy Corporation

Investor Relations

P. O. Box 61000

New Orleans, Louisiana 70161

You may also obtain our Annual Report on Form 10-K over the Internet at the SEC’s web site, www.sec.gov.

By order of the Board of Directors,

Leo P. Denault

Chairman of the Board and Chief Executive Officer

Dated: March 21, 2017

88 •	2017 Proxy Statement

FREQUENTLY ASKED QUESTIONS REGARDING MEETING ATTENDANCE AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials to you in connection with the solicitation of proxies by Entergy’s Board of Directors for our 2017 Annual Meeting and for any adjournment or postponement of the meeting. This Notice of Annual Meeting and Proxy Statement and a proxy or voting instruction card are being mailed or made available to shareholders starting on or about March 21, 2017. The Annual Meeting will take place on May 5, 2017, beginning at 10:00 a.m., Central Time, at Little Rock Statehouse Convention Center.

Who can vote at the Annual Meeting?

Holders of our common stock at the close of business on March 7, 2017, the record date for the meeting, can vote their shares at the Annual Meeting. On that date, we had 180,155,243 common shares outstanding and entitled to vote. Each common share is entitled to one vote on each matter properly brought before the meeting.

Do I need a ticket to attend the Annual Meeting?

No. If you are a shareholder of record, you need only present a form of personal identification to be admitted to the meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record about how to vote your shares. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote. If your shares are held in an Entergy Savings Plan, you must present your employee identification badge.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Why did the Company mail a Notice of Internet Availability of Proxy Materials instead of printed copies of the materials?

Making the proxy materials available to shareholders via the Internet saves us the cost of printing and mailing documents and will reduce the impact of the Annual Meeting on the environment. If you received only a Notice of Internet Availability, you will not receive a printed copy of the proxy materials unless you request it. The Notice includes instructions on how to:

•	access and review the proxy materials;
•	submit your proxy via the Internet or by telephone; and
•	request a printed copy of proxy materials by mail.

Why did some shareholders receive printed or email copies of the proxy materials?

We are distributing printed copies of the proxy materials to shareholders who have previously requested printed copies and participants in Entergy’s Savings Plans. We are providing shareholders who have previously requested electronic delivery of proxy materials with an email containing a link to the website where the materials are available via the Internet.

How can I vote?

Your vote is important. We encourage you to vote promptly. Internet and telephone voting is available through 11:59 p.m. Eastern Time on Wednesday, May 3, 2017 for shares held in the Entergy Savings Plans and through 11:59 p.m. Eastern Time on Thursday, May 4, 2017 for all other shares. You may vote in one of the following ways:

By Telephone. If you are located in the United States or Canada, you can vote your shares by calling 1-800-690-6903 and following the instructions on the proxy card. You may vote by telephone 24 hours a day. You will be able to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card.

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FREQUENTLY ASKED QUESTIONS REGARDING MEETING ATTENDANCE AND VOTING

By Internet. You can also vote your shares over the Internet at www.proxyvote.com. If you hold your shares in street name, please follow the Internet voting instructions that accompany your proxy materials. You may vote on the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you vote on the Internet, you do not need to return your proxy card or your voting instruction form.

For telephone and Internet voting, you will need the 16-digit control number included on your notice or proxy card or in the voting instruction form that accompanied your proxy materials.

By Mail. If you received your proxy materials by mail, you can vote by marking, dating, and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction form as indicated on such form.

At the Annual Meeting. If you are a shareholder of record and attend the Annual Meeting in person, you may use a ballot provided at the meeting to vote. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.

What if I change my mind after I vote my shares?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Secretary of the Company;
•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
•	voting by ballot at the Annual Meeting.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I vote shares held under Entergy’s Savings Plans?

If you participate in one of the Company’s Savings Plans, your proxy card includes the number of shares credited to your account under that plan as of the record date. To allow sufficient time for the trustee to vote, the trustee must receive your voting instructions by 11:59 p.m. Eastern Time, on Wednesday, May 3, 2017. If the trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from the other participants who did vote, except as may be otherwise required by law.

What is a quorum for the Annual Meeting?

We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the shares entitled to vote are present at the meeting, either in person or by proxy. Abstentions and “broker non-votes” are counted as present for purposes of determining a quorum.

What are the voting requirements to elect directors and to approve each of the proposals discussed in this Proxy Statement?

•

Election of Directors.    In the election of directors, each director will be elected by the vote of the majority of votes cast with respect to that director nominee. A majority of votes cast means that the number of votes cast “For” a nominee’s election must exceed the number of votes cast “Against” such nominee’s election. A director who fails to receive a

90 •	2017 Proxy Statement

FREQUENTLY ASKED QUESTIONS REGARDING MEETING ATTENDANCE AND VOTING

majority “For” vote will be required to tender his or her resignation to the Board of Directors for consideration. For additional information, see “Corporate Governance at Entergy – Other Governance Policies and Practices – Shareholder Rights – Vote Required to Elect Directors Annually.”

•

Approval of the Frequency of Advisory Votes on Executive Officer Compensation.    The option of one year, two years or three years that receives the highest number of votes cast will be deemed to be the frequency for the advisory vote on executive compensation approved by our shareholders (the “Frequency to Vote Proposal”).

•

All other proposals.    To approve each of the other proposals, we must receive the affirmative vote of a majority of the shares entitled to vote on the matter and present in person at the Annual Meeting or represented by proxy.

A vote to “Abstain” will, pursuant to the Company’s Bylaws, not have any effect with respect to the election of directors or on the Frequency to Vote Proposal. It will, however, have the effect of a vote “Against” the other proposals.

Can I access the proxy materials and the 2016 Annual Report on the Internet?

This Notice of Annual Meeting and Proxy Statement and the 2016 Annual Report are available on our website at http://www.entergy.com/investor_relations/2016publications.aspx. Instead of receiving future proxy statements and accompanying materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will conserve natural resources and will save us the cost of producing documents and mailing them to you, and will also give you an electronic link to the proxy voting site.

Shareholders of Record: If you vote on the Internet at www.proxyvote.com, simply follow the prompts to enroll in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.investordelivery.com and following the enrollment instructions.

Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service.

What is the difference between owning shares as a shareholder of record and as a beneficial owner?

You may own common shares in one or more of the following ways:

•	directly in your name as the shareholder of record;
•	indirectly through a broker, bank or other holder of record in “street name;” or
•	indirectly in one of the Company’s Savings Plans.

If your shares are registered directly in your name, you are the holder of record of these shares and you have the right to give your proxy directly to us, to give your voting instructions by telephone or by the Internet, or to vote in person at the Annual Meeting. If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you and will also provide instructions on how to vote. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. If your shares are held in one of the Savings Plans, see “How do I vote shares held under Entergy’s Savings Plans?”

Is my vote confidential?

We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management,

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FREQUENTLY ASKED QUESTIONS REGARDING MEETING ATTENDANCE AND VOTING

unless we must disclose them for legal reasons. However, if a shareholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspector of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

Is there a list of shareholders entitled to vote at the Annual Meeting?

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 639 Loyola Avenue, New Orleans, Louisiana, by contacting the Corporate Secretary of the Company.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the NYSE.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of the appointment of Deloitte & Touche as our independent registered public accountants, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on any of the other proposals to be presented at the Annual Meeting without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Who counts the votes?

We have engaged Broadridge Financial Solutions, Inc., as our independent agent, to receive and tabulate votes at the Annual Meeting. Broadridge will separately tabulate “For” and “Against” votes, abstentions and broker non-votes and the tabulation required for the Frequency to Vote Proposal. Broadridge has also been retained to be our election inspector to certify the results, determine the existence of a quorum and the validity of proxies and ballots, and perform any other acts required under the Delaware General Corporation Law.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the Proxy Committee appointed by the Board of Directors (the persons named in your proxy card) will have the discretion to vote on those matters for you.

Who will pay for the cost of the proxy solicitation?

We will pay the expenses of soliciting proxies. We have hired Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902 to help us distribute and solicit proxies. We will pay Morrow $16,000, plus expenses, for these services. Our directors, officers or employees may solicit proxies for us in person, or by telephone, facsimile or electronic transmission, but will not receive any additional compensation in connection with any such solicitation.

92 •	2017 Proxy Statement

APPENDIX A

Reconciliation of GAAP and Non-GAAP Financial Measures

Entergy reports its financial results in accordance with generally accepted accounting principles (GAAP). However, we believe that certain non-GAAP financial measures calculated on an operational basis, which exclude the effect of special items, provide useful information to investors in evaluating the ongoing results of Entergy’s business and assist investors in comparing Entergy’s operating performance to the operating performance of other companies in the Utility sector. Non-GAAP financial measures should be reviewed in addition to, and not as an alternative for, our Company’s reported results prepared in accordance with GAAP.

Below is a reconciliation of GAAP and non-GAAP financial measures used in this Proxy Statement.

Entergy Consolidated Earnings per Share and Operating Cash Flow

Reconciliation of GAAP to Non-GAAP Measures

For the year-ended Dec. 31, 2016

		Earnings Per Share	Operating Cash Flow
		(Per share in U.S. $)	(U.S. $ in millions)
As-reported	(a)	(3.26)	2,999
Less Exclusions
EWC Nuclear plant impairments and costs associated with decision to close or sell plants		(10.49)	(6)
Department of Energy awards for Vermont Yankee and FitzPatrick nuclear power plants		0.12	—

Total Exclusions	(b)	(10.37)	(6)

Adjusted	(a) – (b)	7.11	3,004 [1]

1	Totals may not foot due to rounding

Entergy Consolidated Earnings per Share

Reconciliation of GAAP to Non-GAAP Measures

For the year-ended Dec. 31, 2015

		Earnings Per Share
		(Per share in U.S. $)
As-reported	(a)	(0.99)
Less Exclusions
Decision to close Vermont Yankee FitzPatrick, and Pilgrim		(5.99)
Palisades asset impairment and related write-offs		(1.43)
Top Deer wind investment impairment		(0.13)
Gain on the sale of Rhode Island Energy Center		.56

Total Exclusions	(b)	(6.99)

Adjusted	(a) – (b)	6.00

2017 Proxy Statement	• A-1

ENTERGY CORPORATION 639 LOYOLA AVENUE NEW ORLEANS, LA 70113

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E19357-P85924-Z69295 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENTERGY CORPORATION
The Board of Directors recommends you vote FOR all of the nominees:

1.	Election of Directors	For	Against	Abstain
Nominees:
	1a. M. S. Bateman 1b. P. J. Condon 1c. L. P. Denault	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	The Board recommends you vote FOR the following proposal: 2. Advisory Vote to Approve Named Executive Officer Compensation.			For ☐	Against ☐	Abstain ☐
	1d. K. H. Donald	☐	☐	☐	The Board recommends you vote for 1 Year:		1 Year	2 Years	3 Years	Abstain
	1e. P. L. Frederickson 1f. A. M. Herman 1g. D. C. Hintz 1h. S. L. Levenick	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐

3.  Recommend The Frequency of Advisory Votes  on Executive Officer Compensation.

The Board recommends you vote FOR the following proposal:

4.  Ratification of Appointment of Deloitte &  Touche LLP as Independent Registered Public  Accountants for 2017.

							☐	☐ For ☐	☐ Against ☐	☐ Abstain ☐
	1i. B. L. Lincoln 1j. K. A. Puckett	☐ ☐	☐ ☐	☐ ☐	The Board recommends you vote AGAINST the following proposal: 5. Shareholder Proposal Regarding Report on Distributed Renewable Generation Resources.			For ☐	Against ☐	Abstain ☐
	1k. W. J. Tauzin	☐	☐	☐	NOTE: To act upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

To Be Held on May 5, 2017:

Our 2016 Annual Report to Shareholders and Notice and Proxy Statement are available at www.proxyvote.com.

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E19358-P85924-Z69295

ENTERGY CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS FOR THE 2017 ANNUAL MEETING OF

SHAREHOLDERS, MAY 5, 2017

The undersigned hereby appoints Leo P. Denault, Alexis M. Herman and Stuart L. Levenick, jointly and severally, as attorneys and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote on behalf of the undersigned all of the shares of Common Stock of Entergy Corporation that the undersigned is entitled in any capacity to vote if personally present at the 2017 Annual Meeting of Shareholders to be held on May 5, 2017, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse side and with the same effect as though the undersigned were present in person and voting their shares. The proxies are authorized in their discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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